UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Marriott International, Inc.

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Marriott INTERNATIONAL

2023 Proxy Statement

Notice of Annual Meeting of Stockholders

Friday, May 12, 2023

Letter from Our Chairman and Independent Lead Director

Dear Stockholder:

It is our pleasure to invite you to join our 2023 Annual Meeting of Stockholders on May 12, 2023, beginning at 8:30 a.m. Eastern Time. The meeting will be a virtual meeting conducted via audio webcast. Information on how to attend, submit questions, and vote during the meeting can be found within these proxy materials.

2022 Highlights

Last year marked Marriott International’s 95th anniversary and the company had a terrific year. Two years after the sharpest downturn in Marriott’s history, the company reported record financial results. Full year reported diluted EPS totaled $7.24 and full year adjusted diluted EPS totaled $6.69.(1) The company grew its worldwide portfolio to nearly 8,300 properties and its Marriott Bonvoy loyalty program to more than 177 million members, and returned $2.9 billion to stockholders. None of these accomplishments would have been possible without the dedication and commitment of Marriott’s associates around the world. The passion with which they serve guests and each other continues to fuel the company’s business.

The board is focused on nurturing the culture and core values that are the foundation of the company. In the past year, the board has overseen the company’s work in critical areas, such as reshaping the organization to reflect the company’s global business; investing in associates; transforming the company’s technology to enhance business opportunities and meet the evolving expectations of customers, owners, and franchisees; and driving progress towards the company’s sustainability and social goals, including advancing the company’s plans to set science-based emissions reduction targets and furthering the company’s diversity, equity, and inclusion (DEI) objectives. We are proud of all that the company has accomplished and look forward to working with Tony and his senior leadership team to continue to propel the company forward.

We also continue to evolve as a board, maintaining strong corporate governance while refreshing our membership so that we have the right balance of skills, experience and perspectives to help guide the company. George Muñoz, who has served on our board since 2002, has reached our mandatory retirement age and is not standing for reelection this year. Among many contributions over his tenure, George was instrumental in the creation of our Committee for Excellence (now our Inclusion and Social Impact Committee), a champion of the company’s DEI efforts, and a leader on the board’s audit committee. While we will miss George’s valuable perspective and expertise, we were excited to welcome two new independent directors to the board earlier this month: Lauren Hobart, the President and CEO of DICK’S Sporting Goods, and Grant Reid, who recently retired as the CEO of Mars, Incorporated. Both are well-respected executive leaders, value Marriott’s culture and core values, and add to the board’s skills in areas critical to the company’s strategic priorities, with outstanding track records leading consumer-focused companies, driving digital and technology transformations, and promoting inclusive workforces and sustainability.

A Note from David Marriott

It is an honor to follow in the footsteps of my grandparents, J. Willard and Alice Marriott, and my father, J.W. Marriott, Jr. In my first year as Chairman, I visited over 200 hotels worldwide, met with associates, owners and franchisees, and customers across the globe, and represented the company at numerous internal and external conferences and events. Everywhere I go, I am humbled by the resilience and creativity of the company’s associates. It has been especially rewarding to have members of the board join me for hotel tours, gatherings with local company leaders, and on-property activities like morning housekeeping meetings. These experiences have enriched the board’s understanding of Marriott’s unique culture and the competitive advantage it provides the company.

*        *        *

We are incredibly optimistic about Marriott’s future and believe Marriott is well-positioned for strong growth over the coming years. Thank you for your continued support.

David S. Marriott	Frederick A. “Fritz” Henderson
Chairman of the Board	Lead Director

(1)	Adjusted diluted earnings per share (EPS) is a non-GAAP financial measure. The reason Marriott International uses this non-GAAP financial measure and a reconciliation to the most directly comparable measure under U.S. generally accepted accounting principles (GAAP) is provided in Exhibit A.

Notice of 2023 Annual Meeting of Stockholders

Date and Time:	Friday, May 12, 2023 8:30 a.m. Eastern Time
Virtual Meeting Access:	www.virtualshareholdermeeting.com/MAR2023
How to Vote Your Shares in Advance of the Annual Meeting (see pages 82–85 for details)

BY TELEPHONE	VIA THE INTERNET	BY MAIL
Using the toll-free phone number listed on the proxy card or voting instruction form	Using the Internet and voting at the website listed on the proxy card or voting instruction form	Signing, dating and mailing the enclosed proxy card or voting instruction form in the enclosed postage-paid envelope

To Our Stockholders:

The 2023 annual meeting of stockholders (“Annual Meeting” or “2023 Annual Meeting”) of Marriott International, Inc. (“we,” “us,” “our,” “Marriott,” or the “Company”) will be a virtual meeting held on May 12, 2023, beginning at 8:30 a.m. Eastern Time. Stockholders of record as of the record date may join a live audio webcast at www.virtualshareholdermeeting.com/MAR2023. At the Annual Meeting, stockholders will act on the following items:

1.	Election of each of the 13 director nominees named in the proxy statement;
2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2023;
3.	An advisory vote to approve executive compensation;
4.	An advisory vote on the frequency of future advisory votes to approve executive compensation;
5.	Approval of the 2023 Marriott International, Inc. Stock and Cash Incentive Plan;
6.	A stockholder resolution requesting that the Company publish a congruency report of partnerships with globalist organizations;
7.	A stockholder resolution requesting that the Company annually prepare a pay equity disclosure; and
8.	Any other matters that may properly be presented at the Annual Meeting.

Record Date: Stockholders of record at the close of business on March 15, 2023 are entitled to notice of, to attend, and vote at the Annual Meeting.

How to Attend: Stockholders of record as of the record date may join the Annual Meeting at www.virtualshareholdermeeting.com/MAR2023 by entering the 16-digit control number that appears on your proxy card. If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may join the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to join the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy in advance by one of the methods described above. You may also vote online during the Annual Meeting by following the instructions provided on the Annual Meeting website. Brokers are not permitted to vote on certain proposals and may not vote on any of the proposals unless you provide voting instructions. Voting your shares will help ensure that your interests are represented at the meeting.

Distribution Date: This proxy statement is first being made available to our stockholders on March 28, 2023.

Stockholder List: A list of stockholders of record entitled to vote at the Annual Meeting will be available electronically at www.virtualshareholdermeeting.com/MAR2023 during the Annual Meeting.

For the convenience of our stockholders, proxies may be submitted by telephone, electronically through the Internet, or by completing, signing, and returning the enclosed proxy card. In addition, stockholders may elect to receive future stockholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Andrew P.C. Wright
Secretary
March 28, 2023

2022 Company Highlights

Our core values make us who we are. As we change and grow, the beliefs that are most important to us stay the same—putting people first, pursuing excellence, embracing change, acting with integrity and serving our world. Being part of Marriott International means being part of a proud history and a thriving culture.	Marriott International Headquarters September 2022

CONNECTING PEOPLE THROUGH THE POWER OF TRAVEL

INDUSTRY LEADING BRANDS

AWARD-WINNING LOYALTY PROGRAM(1)	LARGEST GLOBAL ROOMS DISTRIBUTION(1)	WORLDWIDE PORTFOLIO(1)
177M MEMBERS	1.5M ROOMS	NEARLY 8,300 PROPERTIES

(1) As of year-end 2022.

Marriott International, Inc.	2023 Proxy Statement 1

2022 Company Highlights

Marriott's long history of service, innovation, and growth is built on a culture of putting people first. We are committed to investing in our associates, with a focus on leadership development, recognition, compensation, career opportunity, and skills training.

INVESTING IN ASSOCIATES
• Enhanced the Company’s Retirement Savings Plan, with 85% of eligible associates participating • Expanded bonus eligibility to front-line managers

GROWING GREAT LEADERS
• Achieved company-wide associate leadership index score of 87%, four points above “Best Employer” benchmark • Refreshed leadership competencies to focus on creating strong leaders at all levels

ACCESS TO OPPORTUNITY
• Achieved female leadership representation (VP+) of 47% • Formalized Associate Resource Groups sponsored by senior executives

Our sustainability and social impact platform, Serve 360: Doing Good in Every Direction, guides the Company's efforts to make a positive, sustainable impact wherever we do business.
Sustain Responsible Operations
SBT/Climate Committed to set a near-term science-based emissions reduction target (SBT) and set a long-term science-based target to reach net-zero value chain GHG emissions by no later than 2050.

Welcome All & Advance Human Rights
Human Trafficking Awareness Training Trained more than 1 million associates to spot the signs of and respond to human trafficking since 2016.

Empower Through Opportunity

Marriott’s Bridging the Gap

Launched “Marriott’s Bridging the Gap” program, a multi-year, $50 million development program that aims to address the barriers to entry that historically underrepresented groups face in owning and developing hotels in the United States and Canada.

Nurture Our World

Ukraine Support

Provided support and contributed funds to support relief efforts for the war in Ukraine, including providing donations and accommodations for associates, their families, and humanitarian organizations (support provided through the Marriott Disaster Relief Fund, cash and in-kind donations from hotels and Marriott Bonvoy).

Marriott International, Inc.	2023 Proxy Statement 2

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information you should consider. Please read the entire proxy statement carefully before voting.

Voting Matters and the Recommendations of the Board of Directors (the “Board”)

Item		Board recommends	Reasons for recommendation	See page
1.	Election of Directors	✓ FOR	The Board and its Nominating and Corporate Governance Committee believe the 13 director nominees each possess the skills, experience, and background to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.	9
2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2023	✓ FOR	Based on the Audit Committee’s assessment of Ernst & Young LLP’s qualifications and performance, the Board believes retaining Ernst & Young LLP for fiscal year 2023 is in the best interests of the Company and its stockholders.	9
3.	Advisory vote to approve executive compensation	✓ FOR	The Board believes that the Company’s current executive compensation program achieves an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our Named Executive Officers (“NEOs”) with those of our stockholders.	10
4.	Advisory vote on the frequency of future advisory votes to approve executive compensation	1 Year	The Board believes that holding an advisory vote to approve executive compensation every year is most appropriate for the Company at this time and recommends that stockholders vote to hold such future advisory votes every one year.	10
5.	Approval of the 2023 Marriott International, Inc. Stock and Cash Incentive Plan	✓ FOR	The Board believes that a comprehensive equity compensation program is necessary to attract, retain, and motivate individuals who are essential to the success of the Company and allows such individuals to participate in the growth and financial performance of the Company.	11
6.	Stockholder resolution requesting that the Company publish a congruency report of partnerships with globalist organizations	X AGAINST	The Board believes preparing the requested report is not in the best interests of stockholders or an appropriate use of corporate resources because it would not enhance stockholder value, would not provide meaningful additional information for stockholders, and would be impracticable to prepare.	16
7.	Stockholder resolution requesting the Company annually prepare a pay equity disclosure	X AGAINST	The Company plans to include adjusted pay equity ratios for U.S. employees by gender and race in its next Serve 360 Report. Given this information, as well as the design of our compensation policies, the global nature of our workforce, and the dramatic differences in market-based pay by geography, the Board does not believe that reporting unadjusted median pay gaps across race and gender globally or in each of the 138 countries and territories where we operate is a practical or useful supplement to our existing efforts or the information available to investors.	17

Marriott International, Inc.	2023 Proxy Statement 3

Our Director Nominees

See “Corporate Governance – Nominees to our Board of Directors” for more information.

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name Occupation	Age*	Director since	Independent	Committee memberships
				AC	HRCC	NCGC	ISIC	TISOC	EC
David S. Marriott Chairman of the Board, Marriott International, Inc.	49	2021	No
Anthony G. Capuano President and Chief Executive Officer, Marriott International, Inc.	57	2021	No
Isabella D. Goren Former Chief Financial Officer, American Airlines, Inc. and AMR Corporation	63	2022	Yes
Deborah Marriott Harrison Global Cultural Ambassador Emeritus, Marriott International, Inc.	66	2014	No
Frederick A. Henderson (Lead Director) Former Chairman and Chief Executive Officer, SunCoke Energy, Inc.	64	2013	Yes
Eric Hippeau Managing Partner, Lerer Hippeau	71	2016	Yes
Lauren R. Hobart** President and Chief Executive Officer, DICK’S Sporting Goods, Inc.	54	2023	Yes
Debra L. Lee Former Chairman and Chief Executive Officer, BET Networks	68	2004	Yes
Aylwin B. Lewis Former Chairman, Chief Executive Officer and President, Potbelly Corporation	68	2016	Yes
Margaret M. McCarthy Former Executive Vice President, CVS Health Corporation	69	2019	Yes
Grant F. Reid** Former President and Chief Executive Officer, Mars, Incorporated	64	2023	Yes
Horacio D. Rozanski President and Chief Executive Officer, Booz Allen Hamilton, Inc.	55	2021	Yes
Susan C. Schwab Professor Emerita, University of Maryland School of Public Policy	68	2015	Yes

AC:	Audit Committee	Chair	Member	Financial Expert and Member
HRCC:	Human Resources and Compensation Committee
NCGC:	Nominating and Corporate Governance Committee
ISIC:	Inclusion and Social Impact Committee
TISOC:	Technology and Information Security Oversight Committee
EC:	Executive Committee

*	Ages as of May 12, 2023.
**	Ms. Hobart and Mr. Reid were elected to the Board in March 2023. The Board has not assigned either director to a committee as of the date of this proxy statement.

Marriott International, Inc.	2023 Proxy Statement 4

Corporate Governance Highlights

See “Corporate Governance” for more information.

Independent Board and Board committees

- Chairman and Chief Executive Officer ("CEO") positions separate since 2012; independent Lead Director position established in 2013
- Ten of 13 director nominees are independent
- All Audit, Human Resources and Compensation, Nominating and Corporate Governance, and Technology and Information Security Oversight committee members are independent
- Annual Board and committee evaluations
- Mandatory retirement age of 72 for directors
- Robust director orientation and availability of continuing education programs for directors
- All Audit Committee members are financially literate, and three out of four members are audit committee financial experts
- Our Human Resources and Compensation Committee uses an independent compensation consultant

Active stockholder engagement

During 2022, we met with investors from more than 225 institutions in individual and group investor meetings and at investor conferences. These investors represent a majority of our institutional investor base.

Progressive stockholder rights

- Majority vote in uncontested director elections
- Annual director elections
- Market standard proxy access right for stockholders
- Confidential voting policy

Commitment to Board refreshment

The Board has established a comprehensive Board refreshment process to ensure that the skills, qualifications, and diversity of perspectives on our Board are consistent with the needs of the business and that our Board reflects a balance of new and long-term perspectives. Seven of our 13 nominees joined the Board within the last five years, including four independent members who have joined the Board since the beginning of 2021.

Strong stockholder support on say-on-pay

At the Company's 2022 annual meeting, stockholders again expressed substantial support for the compensation of our NEOs, with nearly 96 percent of the votes cast for approval of the "say-on-pay" advisory proposal relating to our 2021 NEO compensation.

Marriott International, Inc.	2023 Proxy Statement 5

Executive Compensation Matters

For 2022, we focused on maximizing performance and saw continued business recovery across our global footprint, leading to terrific financial and operating performance. All of our regions, with the exception of Greater China, experienced significant RevPAR improvement during the year, Net Income increased by 115% over 2021, and Adjusted EBITDA increased by nearly 70% over 2021.(1) We reinstated our dividend and resumed share buybacks, returning $2.9 billion to stockholders during the year. Development activity was also strong as we added over 65,000 rooms and signed deals for nearly 108,000 additional rooms. By year-end, our worldwide system consisted of nearly 8,300 properties and roughly 1.5 million rooms in 138 countries and territories. From a customer standpoint, we exceeded our goals for loyalty member enrollments and improved customer satisfaction scores. Our associate engagement scores exceeded the “Best Employer” external benchmark, and we were recognized as one of the Fortune Best Companies to Work For in 2022 for the 25th consecutive year. Throughout this significant business recovery, we maintained our strong commitment to aligning pay and performance: we did not adjust any of our previously granted and outstanding annual or long-term compensation performance goals to reflect the impact of the COVID-19 pandemic on our business.

How We Tie Pay to Performance

There is a strong correlation between our executive pay and Company performance. Our executive compensation program is designed to maintain this alignment, while also protecting the Company against inappropriate risk-taking and conflicts among the interests of the Company, its stockholders, and its executives. With these goals in mind, the Human Resources and Compensation Committee has implemented an executive compensation program that consists of the following key components:

(1)	Adjusted EBITDA is a non-GAAP financial measure. The reason Marriott International uses this non-GAAP financial measure and a reconciliation to the most directly comparable measure under U.S. generally accepted accounting principles (GAAP) is provided in Exhibit A.

Marriott International, Inc.	2023 Proxy Statement 6

Majority of Compensation is Equity and At-Risk

The following charts show the percentage breakdown of our NEOs’ target total direct compensation among base salary, at-risk target annual incentive, and target annual equity compensation for 2022.

Alignment Between Company Performance and Annual Realizable Pay

The following graph shows the historical alignment between Company performance (measured as total stockholder return (“TSR”)) and the CEO’s average annual Realizable Pay (as defined below) over 3-year rolling periods.

CEO Realizable Pay and Company TSR Performance

*	Realizable Pay is the sum of salary and bonuses paid, annual incentives earned, and balances of stock awards granted over each 3-year period (including supplemental stock awards). Stock award balances are valued at the end of the 3-year period and include the “in-the-money” value of SARs, and the value of PSUs (valued assuming target performance) and RSUs granted during the 3-year period. Realizable Pay is for Mr. Capuano for 2021-2022 and for Arne M. Sorenson, our former President and CEO, for 2015-2020. TSR reflects both stock price appreciation and reinvested dividends. The 3-year TSR rolling percentage is determined using 60-day average opening and closing prices.

Marriott International, Inc.	2023 Proxy Statement 7

Executive Compensation Best Practices

Consistent with our commitment to executive compensation best practices, the Company maintained the following NEO compensation practices for 2022:

What We Do

•   Executive compensation is strongly linked to the Company’s operating and financial performance and strategic business priorities

•   The Human Resources and Compensation Committee reinforces its commitment to long-term performance through robust stock ownership requirements that discourage excessive risk-taking to achieve short-term returns. NEOs must retain 50% of the net after-tax shares received under any equity awards until they satisfy their applicable ownership requirement

•   NEOs are subject to compensation clawback requirements that can be triggered by either an accounting restatement or by improper conduct

•   The Human Resources and Compensation Committee follows a rigorous process in determining NEO pay, including detailed review of multiple short- and long-term performance factors and market compensation information

•   The Company emphasizes long-term pay and performance alignment by having long-term equity represent the largest component of annual target total direct compensation (approximately 65%-75% of total) and by having half of annual equity awards granted to the CEO be three-year PSUs

•   The Human Resources and Compensation Committee considers progress against diversity and inclusion metrics as part of its determination of executive compensation

•   The Human Resources and Compensation Committee oversees and reviews an annual compensation risk assessment

•   The Human Resources and Compensation Committee is composed solely of independent members of the Board and retains an independent compensation consultant

•   We provide stockholders with an annual vote to approve, on a non-binding, advisory basis, the compensation of the NEOs and are available for engagement with stockholders on the Company’s compensation process and policies

What We Do Not Do

•   We do not have employment contracts with NEOs

•   We do not offer defined benefit pension plans or supplemental executive retirement plans for our NEOs

•   We do not provide tax gross-ups

•   We do not have executive severance plans for our NEOs

•   We do not provide “single trigger” change in control benefits

•   We do not reprice options or SARs without stockholder approval, nor do we buy out underwater options or SARs

•   We do not allow associates, including NEOs, or directors to engage in hedging or derivative transactions related to Marriott securities

•   We do not allow directors or executive officers to hold Company stock in margin accounts or pledge such stock as collateral for loans without the prior approval of the Lead Director

•   We do not pay or accrue dividends or dividend equivalents on unvested or unexercised equity awards

Marriott International, Inc.	2023 Proxy Statement 8

ITEMS TO BE VOTED ON

Item 1 – Election of Directors

The 13 current directors listed below are standing for election at the 2023 Annual Meeting. If elected, each director will hold office for a one-year term expiring at the 2024 annual meeting of stockholders and until his or her successor is elected or appointed and qualified.

David S. Marriott	Eric Hippeau	Margaret M. McCarthy
Anthony G. Capuano	Lauren R. Hobart	Grant F. Reid
Isabella D. Goren	Debra L. Lee	Horacio D. Rozanski
Deborah M. Harrison	Aylwin B. Lewis	Susan C. Schwab
Frederick A. Henderson

You can find information on the director nominees in the “Nominees to our Board of Directors” section of this proxy statement.

Each of the director nominees is currently a director of the Company and has been elected to hold office until the 2023 Annual Meeting or until his or her successor is elected or appointed and qualified. Lauren R. Hobart and Grant F. Reid were elected as directors by the Board effective March 15, 2023, and the other director nominees were most recently elected at the 2022 annual meeting. Ms. Hobart was recommended to the Nominating and Corporate Governance Committee by the Company’s President and CEO and Mr. Reid was recommended to the Nominating and Corporate Governance Committee by a third-party search firm that conducted a search on behalf of the Company. Each of the director nominees has consented to being named in this proxy statement and to serve if elected. However, if before proxies are voted at the Annual Meeting any of the nominees should become unable to serve or will not serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

George Muñoz, who has served on the Board since 2002, has attained the age of 72 and therefore was not nominated for re-election as a director, consistent with the retirement policy in the Company’s Governance Principles. As a result, his term on the Board will end at the Annual Meeting. Mr. Muñoz was instrumental in the creation of our Committee for Excellence (now our Inclusion and Social Impact Committee) and has been a champion of the Company’s DEI efforts and progress, among many other accomplishments over his tenure. The Board thanks him for his significant contributions and distinguished service.

With Mr. Muñoz’s impending departure, the Board has reduced its size from 14 to 13, effective as of the Annual Meeting.

The Company’s Bylaws prescribe the voting standard for election of directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director.

In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the Annual Meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Company’s Governance Principles, if a nominee who already serves as a director is not elected, that nominee shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will determine whether to accept or reject the resignation and will publicly disclose its decision promptly thereafter.

The Board recommends that stockholders vote FOR each of the 13 director nominees.

Item 2 – Ratification of Appointment of Ernst & Young LLP as the Company’s
Independent Registered Public Accounting Firm for Fiscal Year 2023

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2023. Ernst & Young LLP, a registered public accounting firm, has served as the Company’s independent registered public accounting firm since May 3, 2002. Ernst & Young LLP will examine and report to stockholders on the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries.

We expect that representatives of Ernst & Young LLP will join the Annual Meeting, have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions. You can find information on pre-approval of independent auditor fees and Ernst & Young LLP’s fiscal year 2022 and 2021 fees in the “Audit Committee Report and Independent Auditor Fees” section of this

Marriott International, Inc.	2023 Proxy Statement 9

proxy statement. Although the Audit Committee has discretionary authority to appoint the independent auditor, the Board is seeking stockholder ratification of the appointment of the independent auditor as a matter of good corporate governance. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will take that into consideration when determining whether to continue the firm’s engagement. Even if stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may select another auditor if it determines doing so to be in the best interests of the Company and its stockholders.

The Board recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2023.

Item 3 – Advisory Vote to Approve Executive Compensation

We are asking stockholders to approve a non-binding advisory resolution on the compensation of our NEOs, as disclosed in this proxy statement.

Although the resolution, commonly referred to as a “say-on-pay” resolution, is non-binding, the Board and Human Resources and Compensation Committee value your opinions and will consider the outcome of the vote when making future compensation decisions. After consideration of the vote of stockholders at the 2017 annual meeting of stockholders and consistent with the Board’s recommendation, the Board’s current policy is to hold an advisory vote on executive compensation on an annual basis, and accordingly, after the Annual Meeting, the next advisory vote on the compensation of our NEOs is expected to occur at our 2024 annual meeting of stockholders, unless the Board changes its policy after consideration of the voting results of Item 4 in this proxy statement.

We urge you to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs.

The Board believes that our current executive compensation program achieves an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our NEOs with those of our stockholders.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Marriott International, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders.

The Board recommends that stockholders vote FOR approval of the advisory resolution to approve executive compensation.

Item 4 – Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on how frequently the Company should hold future advisory votes to approve the executive compensation of our NEOs. Stockholders may indicate whether they would prefer to have future advisory votes to approve executive compensation every one year, every two years, or every three years. This vote is not binding on the Board.

Our stockholders voted on a similar proposal in 2017 with the majority voting to hold advisory votes to approve executive compensation every year. After careful consideration, the Board continues to believe that holding an advisory vote to approve executive compensation every year is most appropriate for the Company at this time and recommends that stockholders vote to hold such future advisory votes every year. Compensation decisions and disclosures are made on an annual basis. The Board values the feedback of the Company’s stockholders and recognizes that holding an annual advisory vote provides the Company with direct and current feedback on our compensation policies and practices. An annual advisory vote also is consistent with our practice of annual elections for all directors and annual ratification of our independent registered public accounting firm.

Although this advisory vote on the frequency of such future votes is not binding on the Board, the Board and the Human Resources and Compensation Committee value your opinion and will consider the outcome of the vote in establishing the frequency with which advisory votes to approve executive compensation will be held in the future. Notwithstanding the Board’s recommendation and the

Marriott International, Inc.	2023 Proxy Statement 10

outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes to approve our executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

You may specify one of four choices for this proposal on the proxy card: 1 Year, 2 Years, 3 Years, or abstain. You are not voting to approve or disapprove the Board’s recommendation.

The Board recommends that you vote to conduct future advisory votes to approve executive compensation every 1 YEAR.

Item 5 – Approval of the 2023 Marriott International, Inc. Stock and Cash
Incentive Plan

The Board has unanimously approved the adoption of the 2023 Marriott International, Inc. Stock and Cash Incentive Plan (referred to below as the “2023 Plan”) for the benefit of eligible employees, non-employee directors and consultants of the Company and its subsidiaries. The Board believes that a comprehensive equity compensation program is necessary to ensure we attract, retain, and motivate individuals that are essential to the success of the Company, allow such individuals to participate in the growth, development, and financial performance of the Company, and ensure continued alignment between our service providers and our stockholders. The adoption of the 2023 Plan by the Board is subject to the approval of our stockholders. In this Item 5, we are asking our stockholders to approve the 2023 Plan at the Annual Meeting.

If the 2023 Plan is approved by our stockholders, it will become effective on May 12, 2023 (the “Effective Date”), and no further awards will be granted under the Starwood Hotels & Resorts Worldwide, Inc. 2013 Long-Term Incentive Compensation Plan (the “2013 LTIP”), which was assumed in connection with the acquisition of Starwood, or the Marriott International, Inc. Stock and Cash Incentive Plan (the “2008 Plan”) after the Effective Date.

Share Reserve Under the 2023 Plan

The maximum number of shares of Class A common stock authorized for issuance under the 2023 Plan is (i) 11,750,000 shares plus (ii) the number of shares subject to any award outstanding under the 2008 Plan, the 2013 LTIP or any of the Company’s other prior equity plans (collectively, the “Predecessor Plans”) as of the Effective Date that, after the Effective Date, are not issued because such award is settled in cash or is forfeited, canceled, terminates, expires or otherwise lapses without being exercised.

As part of the Human Resources and Compensation Committee’s recommendation to the Board to approve the 2023 Plan, including the total number of shares available for issuance under the 2023 Plan, the Human Resources and Compensation Committee considered the May 30, 2023 expiration date of the 2013 LTIP, the anticipated depletion of the shares previously approved by stockholders for issuance under the 2008 Plan, and advice from its independent compensation consultant. The Human Resources and Compensation Committee also analyzed our historical burn rate, anticipated future equity award needs, and the dilutive impact of the 2023 Plan’s share reserve.

Shares Outstanding. On December 31, 2022, a total of 313,466,387 shares of Class A common stock were outstanding and the fair market value of our common stock was $148.89 per share, based on the closing sale price of our common stock on the Nasdaq Global Select Market on December 30, 2022.

Historical Burn Rate. Our equity plan share usage over 2020, 2021 and 2022 represented a three-year average adjusted burn rate of 0.61%, as described in the table below.

Fiscal Year	Weighted Average Common Stock Outstanding	SARs Granted	PSUs Earned	Other Full-Value Awards Granted	Annualized Adjusted Burn Rate
2020	325,788,229	363,463	153,423	3,428,670	1.21%
2021	329,311,199	218,532	192,720	328,639	0.23%
2022	325,801,587	180,273	20,267	1,047,226	0.38%
				Three-Year Average	0.61%

Marriott International, Inc.	2023 Proxy Statement 11

Dilution. Dilution is commonly measured by “overhang,” which generally refers to the amount of potential dilution to current stockholders that could result from the future issuance of the shares reserved under an equity compensation plan. Overhang is typically expressed as a percentage (equal to a fraction where the numerator is the sum of the number of shares reserved but not issued under equity compensation plans plus the number of shares subject to outstanding awards and the denominator is the sum of the numerator plus the total number of shares outstanding). If the 2023 Plan is approved, our overhang will be approximately 3.66% based on shares outstanding as of March 15, 2023.

Key Features and Governance Best Practices

The 2023 Plan includes a number of key features that reflect corporate governance best practices, including the following:

• No Repricing – The 2023 Plan prohibits the repricing of stock options and SARs without stockholder approval.

• No Dividends on Unvested Awards – The 2023 Plan provides that dividends and dividend equivalent rights are subject to the same vesting conditions as the underlying awards to which they relate.

• No Automatic Single Trigger Acceleration – In the event of a change in control, the 2023 Plan does not provide for automatic single trigger acceleration and instead provides for double trigger acceleration, where acceleration only occurs in the event of a covered termination of employment within three months preceding or 24 months following such change in control.

• Limit on Awards to Non-Employee Directors – The maximum grant date fair value of equity awards made to non-employee directors under the 2023 Plan in any one fiscal year is limited to $750,000.

• Clawback Provision – Awards under the 2023 Plan are subject to recoupment under the Company’s clawback policy(ies) as in effect from time to time, and in the event of a participant’s serious misconduct, awards under the 2023 Plan may be forfeited or cancelled by the Company.

• Term and Exercise Price Limits on Stock Options and SARs – Stock options and SARs granted under the 2023 Plan are subject to a maximum term of 10 years and may not be granted with an exercise price that is less than the fair market value of our common stock on the grant date.

Description of the 2023 Plan

The following description of the 2023 Plan is a summary of its principal provisions and is qualified in its entirety by reference to the plan document, a copy of which is appended to this proxy statement as Exhibit B. References to “common stock” and “shares” below refer to the Class A common stock of the Company. Capitalized terms not otherwise defined in this section have the meanings set forth in the 2023 Plan.

Purpose. The purpose of the 2023 Plan is to promote and enhance the long-term growth of the Company by aligning the personal interests of its employees, non-employee directors and consultants to those of Company stockholders and allowing such individuals to participate in the growth, development, and financial performance of the Company. The 2023 Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key individuals.

Eligibility. Employees, non-employee directors and individual consultants of the Company and its subsidiaries are eligible to receive awards under the 2023 Plan. Subject to the provisions of the 2023 Plan, the Committee may, from time to time, select from all eligible employees, non-employee directors and consultants those to whom awards shall be granted and shall determine the nature and amount of each award. As of March 1, 2023, we managed the employment of approximately 382,000 associates. This number includes approximately 142,000 associates employed by Marriott at properties, customer care centers, and above-property operations, as well as approximately 241,000 associates who are employed by our property owners but whose employment is managed by Marriott (which is common outside the U.S.). As of March 15, 2023, we had thirteen non-employee directors.

Administration. The 2023 Plan is administered by the Human Resources and Compensation Committee of the Board (the “Committee”). All members of the Committee are non-employee directors of the Company. The Committee has broad discretion to determine the employees, non-employee directors and consultants eligible for awards and the size, type and terms and conditions of awards to be granted and to interpret the provisions of the 2023 Plan. As permitted by law, the Committee may delegate its authority under the 2023 Plan to any director or employee. All decisions and determinations made by the Committee or its designee will be final, conclusive and binding upon all parties.

Shares Available Under the 2023 Plan. The 2023 Plan reserves 11,750,000 shares of common stock for issuance under the 2023 Plan, plus the number of shares subject to any award outstanding under the Predecessor Plans as of the Effective Date that, after the Effective Date, are not issued because such award is settled in cash or is forfeited, canceled, terminates, expires or otherwise lapses without being exercised.

Marriott International, Inc.	2023 Proxy Statement 12

Shares of common stock subject to awards granted under the 2023 Plan that are forfeited, canceled, terminate, expire, lapse for any reason, are settled in cash, or are retained by the Company to satisfy any tax withholding, exercise price or purchase price obligation, will again be made available for issuance under the 2023 Plan.

The 2023 Plan provides that if certain events occur, the Company will make appropriate adjustments to the number of shares available for issuance and subject to outstanding awards. These events include a change in the Company’s capitalization, such as a stock split, reverse stock split, stock dividend, extraordinary dividend, share combination or recapitalization, or a corporate transaction, such as a merger, consolidation, separation, acquisition of property or shares, stock rights offering, spinoff or other distribution of our stock or property, any reorganization (whether or not taxable) or any partial or complete liquidation of the Company or any similar event that affects us (each, an “Adjustment Event”). The 2023 Plan permits these adjustments to prevent the dilution or enlargement of participant rights upon such an Adjustment Event.

Awards. The 2023 Plan provides for the following types of awards: SARs, stock options, restricted stock, RSUs, other share-based awards, other cash awards, non-employee director deferred share awards, and stock units. Each of the award types are summarized below:

•	SARs – SARs provide the participant with the right to receive a number of shares based on the appreciation in our share price above the exercise price of the SAR when vested. The vesting schedule, exercise price and other terms and conditions of SARs are determined by the Committee; however, the exercise price cannot be less than the fair market value of our common stock on the date of grant and the maximum term is 10 years. Other than in connection with an Adjustment Event, at any time when the exercise price of a SAR is above the then-current fair market value of our common stock, the Committee may not, without stockholder approval, (i) reduce the exercise price of such SAR, (ii) exchange the SAR for a new award (including another SAR or stock option) with a lower (or no) exercise price, (iii) purchase or otherwise exchange the SAR for cash or other value, or (iv) otherwise take any other action that is treated as a “repricing” with respect to such SAR under generally accepted accounting principles.
•	Stock Options – Stock options may be intended to qualify as “incentive stock options” under Section 422 of the U.S. Internal Revenue Code (the “Code”) or not intended to so qualify (referred to a nonqualified stock options). Stock options entitle the participant to purchase shares upon the payment of an exercise price when vested. Similar to SARs, the vesting schedule, exercise price and other terms and conditions of stock options are determined by the Committee; however, the exercise price cannot be less than the fair market value of our common stock on the date of grant and the maximum term is 10 years. Incentive stock options granted to 10% stockholders have a maximum term of five years and a minimum exercise price of 110% of the fair market value of our common stock on the date of grant. Other than in connection with an Adjustment Event, at any time when the exercise price of a stock option is above the then-current fair market value of our common stock, the Committee may not, without stockholder approval, (i) reduce the exercise price of such stock option, (ii) exchange the stock option for a new award (including another stock option or SAR) with a lower (or no) exercise price, (iii) purchase or otherwise exchange the stock option for cash or other value, or (iv) otherwise take any other action that is treated as a “repricing” with respect to such stock option under generally accepted accounting principles.
•	Restricted Stock – The Committee may award unvested shares of our common stock as restricted stock awards. The vesting schedule of the restricted shares, including any performance-vesting requirements, the amount of consideration to be paid, if any, for the restricted stock, the form in which such consideration may be paid and other terms and conditions of the award are determined by the Committee.
•	RSUs – An RSU represents the right to receive one share of our common stock, or cash in lieu thereof, following vesting of such award. The shares of common stock underlying RSUs may be issued immediately upon vesting or may be deferred to a later date. The vesting schedule of the RSUs, including any performance-vesting requirements, and the other terms and conditions of the RSUs are determined by the Committee.
•	Other Share-Based Awards and Other Cash Awards – The Committee may grant other share-based awards and other cash awards under the 2023 Plan, which may be subject to such vesting schedule, including performance-vesting requirements, and other terms and conditions as determined by the Committee. Other share-based awards may be denominated in cash, shares, share-equivalent units, share appreciation units, securities or other debentures convertible into shares or in a combination of the foregoing. Other cash awards may relate to annual bonus or long-term performance awards.
•	Non-Employee Director Deferred Share Awards – Under the 2023 Plan, non-employee directors receive a non-employee director deferred share award on an annual basis, generally on the first trading day following each annual meeting of stockholders that is in an open trading window. These deferred share awards vest on a daily pro-rata basis over the term of office, which expires at the next annual meeting of stockholders following the grant date. Deferred share awards are settled in shares of common stock within 30 days following the non-employee director’s termination of service or as otherwise elected pursuant to such director’s deferral election.

Marriott International, Inc.	2023 Proxy Statement 13

•	Stock Units – Non-employee directors may elect to defer receipt of all or any part of the fees payable for their service on the Board. Amounts deferred will be credited as fully vested stock units in such director’s stock unit account based on the fair market value of our common stock on the credit date. Following a non-employee director’s termination of service, all stock units will be settled in common stock in a single lump sum or in equal annual installments over a period not to exceed 10 years, as elected by the director.
•	Dividend Equivalents – The Committee may provide that any awards other than SARs or stock options earn dividends or dividend equivalent rights. The 2023 Plan provides that dividends and dividend equivalent rights are subject to the same vesting conditions as the underlying awards to which they relate.

Limit on Non-Employee Director Awards. The maximum aggregate number of shares of common stock that may be subject to any awards under the 2023 Plan granted in any one fiscal year to a non-employee director is $750,000, divided by the grant date fair value of such awards (rounded down to the nearest whole share).

Transferability. No incentive stock options or, except as otherwise permitted by the Committee, other awards under the 2023 Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Change in Control. Unless otherwise provided in an award agreement, if a change in control of the Company occurs and a participant incurs a covered termination (including an involuntary termination not for misconduct or a voluntary termination as a result of certain material adverse changes in employment) within 3 months preceding or 24 months following the change in control, then: (i) SARs and stock options will vest and remain exercisable until the earlier of their scheduled expiration or 12 months (or 5 years for an approved retiree) following such termination; (ii) restricted stock, RSUs and other share-based awards will be deemed fully vested (with any performance criteria deemed satisfied at the “target” level) and the subject shares or cash will be distributed to the participant; and (iii) all other cash awards will be paid out as to a pro-rated amount based on the days in the applicable performance period through the date of such termination. However, each of these benefits are subject to a cut-back, so that no such benefits will be provided to the extent they would result in the loss of a deduction or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Code.

Clawback or Recoupment. Awards under the 2023 Plan are subject to recoupment under the Company’s clawback policy(ies) in effect from time to time. In the event of a participant’s serious misconduct, which includes violation of applicable covenants or similar forfeiture conditions and other acts that are injurious to the Company, awards under the 2023 Plan may be forfeited or cancelled by the Company.

Amendment and Termination. Unless sooner terminated by the Board, the Committee or its delegate, the 2023 Plan will remain in effect until all shares subject to it have been purchased or acquired according to the plan’s provisions; provided, that no incentive stock option will be granted under the 2023 Plan after February 10, 2033. The Board or its delegate may at any time alter, amend, suspend or terminate the 2023 Plan or any award thereunder in whole or in part, subject to approval by the Company’s stockholders if determined by the Board. The Company’s most senior human resources officer also has authority to alter, amend, suspend or terminate the 2023 Plan or any award thereunder, so long as such amendment does not materially increase the cost of the 2023 Plan to the Company or require approval of the Board or the Company’s stockholders under applicable law or the rules of any applicable securities exchange.

New Plan Benefits

As described above, the selection of participants who will receive awards under the 2023 Plan and the size and types of awards will be determined by the Committee in its discretion. Therefore, the amount of any future awards under the 2023 Plan is not yet determinable and it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of employees. For information regarding the awards granted to our NEOs during 2022 see the “Grants of Plan-Based Awards for Fiscal Year 2022” section of this proxy statement and for information on awards granted to our non-employee directors in 2022 under the 2008 Plan, see the “Director Compensation” section.

Certain U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences associated with the grant, vesting, exercise and settlement of awards under the 2023 Plan. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on their specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Section 409A of the Code), or tax laws other than U.S. federal income tax law. Because individual circumstances may vary, we recommend that all participants consult their own tax advisor concerning the tax implications of awards granted under the 2023 Plan.

Marriott International, Inc.	2023 Proxy Statement 14

SARs. No taxable income is recognized upon receipt of SARs. The participant will recognize ordinary income in the year in which the SAR is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price of the SAR, and the participant will be required to satisfy the tax withholding requirements applicable to such income. We generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the SAR.

Incentive Stock Options. No taxable income is recognized by a participant at the time of the grant of incentive stock options, and no taxable income is recognized for ordinary income tax purposes at the time the incentive stock option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. Unless there is a disqualifying disposition, as described below, the participant will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. A disqualifying disposition occurs if the disposition is less than two years after the date of grant or less than one year after the exercise date. If there is a disqualifying disposition of the shares, then the excess of (a) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (b) the exercise price paid for the shares will be taxable as ordinary income to the participant. Any additional gain or loss recognized upon the disposition will be a capital gain or loss.

If the participant makes a disqualifying disposition of the purchased shares, then we generally will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the participant makes a qualifying disposition of the shares.

Nonqualified Stock Options. No taxable income is recognized by the participant upon the grant of a nonqualified stock option. The participant will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the participant will be required to satisfy the tax withholding requirements applicable to such income. We generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option.

Restricted Stock. A participant who receives a restricted stock award will not recognize any taxable income at the time those shares are issued but will recognize ordinary income as and when those shares subsequently vest, in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (a) the fair market value of those shares on the issue date over (b) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the shares subsequently vest. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant with respect to the restricted stock award at the time such ordinary income is recognized by the recipient.

RSUs, Other Share-Based Awards, Other Cash Awards, Non-Employee Director Deferred Share Awards and Stock Units. No taxable income is recognized upon receipt of RSUs, other share-based awards, other cash awards, non-employee director deferred share awards or stock units. The participant will recognize ordinary income in the year in which the shares subject to the award are actually issued or in the year in which the award is settled in cash. The amount of that income will be equal to the fair market value of the shares on the date of issuance or the amount of the cash paid in settlement of the award, and the participant will be required to satisfy the tax withholding requirements applicable to the income. We generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued or the cash amount is paid.

Deferred Compensation. Section 409A of the Code provides additional tax rules governing non-qualified deferred compensation. Generally, Section 409A will not apply to SARs, stock options or restricted stock, but may apply in some cases to RSUs or other stock awards subject to performance conditions or certain retirement vesting provisions, as well as to the non-employee director deferred share awards and stock units. For certain officers of the Company, settlement of such deferred awards may be subject to a delay of up to six months.

Deductibility of Executive Compensation. Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1 million. For purposes of Section 162(m), the term “covered employee” includes any individual who serves as chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year. It is expected that compensation deductions for any covered employee with respect to awards under the 2023 Plan will be subject to the $1 million annual deduction limitation. The Committee may grant awards under the 2023 Plan or otherwise that are or may become non-deductible when it believes doing so is in the best interests of the Company and our stockholders.

The Board recommends that stockholders vote FOR this proposal to approve the 2023 Marriott International, Inc. Stock and Cash Incentive Plan.

Marriott International, Inc.	2023 Proxy Statement 15

Item 6 – Stockholder Resolution Requesting that the Company Publish a
Congruency Report of Partnerships with Globalist Organizations

The National Center for Public Policy Research (NCPPR), whose address and stockholdings will be provided by us upon written or oral request, has advised the Company that it plans to present the following proposal at the Annual Meeting. If the proposal is properly presented at the Annual Meeting by or on behalf of the NCPPR, the Board unanimously recommends a vote “AGAINST” the following stockholder resolution. We have included the proposal in this proxy statement pursuant to SEC rules, and the Board’s response to it follows. The proposal contains assertions about the Company or other statements that we believe are incorrect. We have not attempted to refute all inaccuracies.

The Proponent’s Proposal

Congruency Report of Partnerships with Globalist Organizations

Resolved: We request that Marriott International, Inc. (the “Company”) publish a report, at reasonable expense, analyzing the congruency of voluntary partnerships with organizations that facilitate collaboration between businesses, governments and NGOs for social and political ends against the Company’s fiduciary duty to shareholders.

Supporting Statement:

Marriott does not list the World Economic Forum (WEF), Business Roundtable (BR), Council on Foreign Relations (CFR), Rockefeller Foundation or Bilderberg Group among its partners or as recipients of contributions;1 however, WEF does list Marriott as a partner,2 BR lists CEO Anthony G. Capuano among its members,3 Rockefeller Foundation lists VP of Sustainability Denise Naguib as a member,4 former Marriott president Fred Malek was a CFR member,5 and past Bilderberg meetings have been held inside Marriott hotels.6

Why the inconsistency? Why is the Board concealing these partnerships, amongst others, from shareholders?

Marriott’s legal duty as a Delaware business corporation requires it to first serve the interests of its shareholders.7 Because Marriott is not a public benefit corporation,8 all additional Company actions and expenditures with third parties must be shown by the Board to be congruent with the interests of shareholders and the Company’s fundamental purpose, which since 1957 – according to Marriott’s own materials – is a hotel business.9

However, the agendas of WEF, BR and other such globalist organizations are antithetical with the Company’s fiduciary duty. This obliges the Board to explain how these partnerships serve the interests of shareholders (rather than Directors).

WEF, for example, describes itself as an “international organization for public-private cooperation,” and that it was “founded on the stakeholder theory, which asserts that an organization is accountable to all parts of society.”10

Similarly, BR pretended to redefine “the purpose of a corporation” such that a corporation ought to cater to the special interests of “stakeholders” rather than the fundamental interests of its owners, the shareholders.11

Those agendas are incongruent with the interests of Marriott shareholders and the traditional – and legally binding – definition of a corporation. The more the Board pays favor to hand-picked “stakeholders,” the less it’s accountable to capital-providing shareholders. In partnering and conspiring with WEF and others, then, Marriott’s shareholders are funding the efforts designed to debase their own influence as shareholders within the Company.

But most importantly, it’s the radical agendas of these organizations that makes our partnerships with them so troubling, not to mention inconsistent with the values of most shareholders.

1	https://www.marriott.com/diversity/partners-in-diversity.mi; https://www.marriottfoundation.org/what-wesupport; https://giving.marriott.com/; http://serve360.marriottcom/wp-content/uploads/2022/l0/Marriott-2022-Serve-3 60-ESG-Report-accessible_F.pdf
2	https://www.weforum.org/partners/
3	https://www.businessroundtable.org/about-us/members
4	https://www.rockefellerfoundation.org/profile/ denise-naguib/
5	https://web.archive.org/web/20190212172555/https://www.cfr.org/membership/roster#
6	https://bilderbergmeetings.co.uk/2017 /2017-bilderberg-conference-chantilly-june-1-4/
7	https://law.justia.com/cases/delaware/court-of-chancery/2012/ca-7164-vcn-0.html, et al.
8	https://delcode.delaware.gov/title8/c001/sc15/index.html
9	https://www.marriott.com/about/culture-and-values/history.mi
10	https://www.weforum.org/about/world-economic-forum/
11	https://www.businessroundtable.org/purposeanniversary

Marriott International, Inc.	2023 Proxy Statement 16

For example, WEF openly advocates for transhumanism,12 abolishing private property,13 eating bugs,14 social credit systems,15 “The Great Reset,”16 and host of other blatantly Orwellian objectives.

Most Marriott shareholders are unaware (since the Board hides it from them) that their capital is in part being used to pursue this anti-human, anti-freedom agenda. Moreover, none of this is congruent with the Company’s basic purpose of providing value to shareholders by serving customers with a stay at a Marriott hotel.17

Board Response

The Board recommends a vote AGAINST this proposal for the following reasons:

The National Center for Public Policy Research has proposed that we produce a report explaining the congruency between the interests of our stockholders and the social and political policy positions developed by various trade associations, industry groups and business organizations of which we or our current (or, in some cases, former) leaders are members. The Board has considered the proposal and concluded that the requested report would not enhance stockholder value, would not provide meaningful additional information for stockholders, and would be impracticable to prepare. Thus, preparing the report would not be in the best interests of stockholders or an appropriate use of corporate resources.

The Company and its leaders are members of various organizations that represent industry and business interests globally and in the United States. Reasons for membership vary, but generally these organizations provide engagement opportunities with customers, thought leadership forums for executives, and multi-company or multi-industry platforms to engage and exercise leadership on common issues that impact our business and our interests. In addition, these organizations develop positions on public policy issues relevant to their members, which are also of concern to our employees and customers and the communities in which we operate. We believe that involvement with such organizations is consistent with our longstanding involvement in the political process and efforts to address public policy issues that are relevant to the business and our stockholders.

The Company has a process in place to evaluate and approve corporate membership and executive leadership activity in these groups and assess the business value from participation, including as part of our annual budget review and allocation process, during which membership payments, potential leadership roles, objectives of corporate engagement and related matters are discussed and evaluated by our Global Affairs and Public Policy team, the President and CEO, and the members of the senior executive leadership team. This process provides an opportunity to assess these relationships annually. We are also transparent about our participation in such groups: we highlight key corporate industry and business association memberships in the public policy section of our annual Serve 360 Report, and our political activities, including our governance and Board oversight practices, are described in detail on the Political Activity — Policies, Oversight, and Disclosure page of our investor relations website. We believe these disclosures are consistent with, or exceed, similar disclosures by our peers. In addition, with respect to membership in groups involved in federal lobbying activity in the United States, we voluntarily disclose on our investor relations website the portion of our dues allocated by the organization to federal lobbying activity in the U.S.

In light of these disclosures, the requested report would not provide meaningful additional information to stockholders and would serve little purpose. We do not endorse or agree with every policy position, initiative, decision around political spending, or workstream undertaken by the various groups with which we interact, and we believe that preparing a report on each social and political policy position developed by those groups would be so expensive and time-consuming as to be impracticable.

For these reasons, the Board recommends a vote AGAINST the proposal.

Item 7 – Stockholder Resolution Requesting the Company Annually Prepare a Pay Equity Disclosure

Myra K. Young (the “proponent”), whose address and stockholdings will be provided by us upon written or oral request, has advised the Company that she plans to present the following proposal at the Annual Meeting. If the proposal is properly presented at the Annual Meeting by or on behalf of the proponent, the Board unanimously recommends a vote “AGAINST” the following stockholder resolution. We have included the proponent’s proposal in this proxy statement pursuant to SEC rules, and the Board’s response to it follows. The proposal contains assertions about the Company or other statements that we believe are incorrect. We have not attempted to refute all inaccuracies.

12	https://www.weforum.org/about/the-fourth-industrial-revolution-by-klaus-schwab
13	https://web.archive.org/web/20200919112906/https://twitter.com/wef/status/799632174043561984
14	https://www.weforum.org/agenda/2021/07/why-we-need-to-give-insects-the-role-they-deserve-in-our-foodsystems/
15	https://www.weforum.org/reports/identity-in-a-digital-world-a-new-cbapter-in-the-social-contract
16	https://www.weforum.org/focus/the-great-reset
17	https://www.marriott.com/culture-and-values/core-values.mi

Marriott International, Inc.	2023 Proxy Statement 17

 The Proponent’s Proposal

Proposal 7 – Pay Equity Disclosure

Resolved: Myra K. Young of CorpGov.net and other shareholders, request Marriott International, Inc. (“Company” or “Marriott”) report annually on unadjusted median and adjusted pay gaps across race and gender globally and/or by country, where appropriate, including associated policy, reputational, competitive, and operational risks, and risks related to recruiting and retaining diverse talent. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy, and legal compliance information.

Racial/gender pay gaps are the difference between non-minority and minority/male and female median earnings expressed as a percentage of non-minority/male earnings.

Supporting Statement: Pay inequities persist across race and gender. They pose substantial risks to companies and society. Black workers’ hourly median earnings represent 64% of white wages. Median income for women working full time is 83% of that of men.1 Intersecting race, Black women earn 63%, Native women 60%, and Latina women 55%.2 At the current rate, women will not reach pay equity until 2059, Black women 2130, and Latina women 2224.3

Citigroup estimated closing minority and gender wage gaps 20 years ago could have generated 12 trillion dollars in additional national income.4 PwC estimates closing the gender pay gap could boost OECD economies by $2 trillion annually.5 Actively managing pay equity is linked to superior stock performance and return on equity.6

Best practice includes:

1. unadjusted median pay gaps, assessing equal opportunity to high-paying roles,

2. statistically adjusted gaps, assessing whether minorities and non-minorities, men and women, are paid the same for similar roles.

Over 20 percent of the 100 largest U.S. employers currently report adjusted gaps, and an increasing number of companies disclose unadjusted gaps to address the structural bias women and minorities face regarding job opportunity and pay.7 Marriott reports neither.

Racial and gender unadjusted median pay gaps are accepted as the valid way of measuring pay inequity by the United States Census Bureau, Department of Labor, OECD, and International Labor Organization.8 The United Kingdom and Ireland mandate disclosure of median pay gaps, and the United Kingdom is considering racial pay reporting.

An annual report adequate for investors to assess performance could integrate base, bonus and equity compensation to calculate:

• percentage median and adjusted gender pay gap, globally and/or by country

• percentage median and adjusted racial/minority/ethnicity pay gap, U.S. and/or by country

It is also worth considering that Marriot reported a CEO pay ratio of 506 to 1.

To Enhance Shareholder Value, Vote FOR
Pay Equity Disclosure – Proposal 7

1	https://www.nationalpartnership.org/our-work/resources/economic-justice/fair-pay/americas-women-and-the-wagegap.pdf
2	https://www.aauw.org/app/uploads/2021/09/AAUW_SimpleTruth_2021_-fall_update.pdf
3	https://iwpr.org/iwpr-publications/quick-figure/the-gender-pay-gap-1985-to-2020-with-forecast-for-achieving-payequity-by-race-and-ethnicity/
4	https://ir.citi.com/NvIUklHPilz14Hwd3oxqZBLMn1_XPqo5FrxsZD0x6hhil84ZxaxEuJUWmak51UHvYk75VKeHCMI%3D
5	https://www.pwc.com/hu/en/kiadvanyok/assets/pdf/women-in-work-2021-executive-summary.pdf
6	https://www.mckinsey.com/capabilities/people-and-organizational-performance/our-insights/promoting-gender-parityin-the-global-workplace; https://www.issgovernance.com/file/publications/ISS-ESG-Gender-Diversity-Linked-to-Success.pdf
7	https://diversiq.com/which-sp-500-companies-disclose-gender-pay-equity-data/
8	https://static1.squarespace.com/static/5bc65db67d0c9102cca54b74/t/622f4567fae4ea772ae60492/1647265128087/Racial+Gender+Pay+Scorecard+2022+-+ Arjuna+Capital.pdf

Marriott International, Inc.	2023 Proxy Statement 18

Board Response

The Board recommends a vote AGAINST this proposal for the following reasons:

The Board has considered the proposal and recommends that stockholders vote against it. Our compensation policies are grounded in equity and designed to reflect competitive pay for performance, and we have robust and proactive policies and procedures in place to identify, minimize and rectify unintended pay gaps. The results are self-evident: we are routinely recognized as a top employer and best company to work for, earn associate engagement scores that exceed the “Best Employer” external benchmark, and have a longstanding record of hiring and retaining a diverse workforce. We are proud of our record in these areas and transparent about our holistic human capital strategies and results—including pay equity efforts and progress—in a variety of forums, including our Annual Report on Form 10-K and annual Serve 360 Report. To further enhance these robust disclosures, as described below, we plan to include adjusted pay equity ratios for U.S. employees by gender and race in our next Serve 360 Report. According to the proposal and sources cited in it, this disclosure will exceed pay equity gap information provided by the vast majority of other S&P 500 companies. Given the global nature of our workforce and the dramatic differences in market-based pay by geography, the Board does not believe that the proposal’s request that we also report unadjusted median pay gaps across race and gender globally or in each of the 138 countries and territories where we operate is a practical or useful supplement to our existing efforts or the information available to investors.

Our compensation policies and practices are grounded in equity and reflect competitive pay for performance.

Pay equity is foundational to our pay practices and policies. In the U.S., the vast majority of our jobs are hourly paid positions, which are generally compensated based on fixed or defined pay rates, with increases based on tenure. This highly structured compensation framework prevents exercise of managerial discretion in setting pay rates and means that our U.S. hourly paid employees generally are paid the same rate as others with the same job and tenure in their geographic location. Similarly, for our non-hourly management employees, there are well-established pay bands for all roles, and pay equity is evaluated at the time of an initial job offer and throughout the employment life cycle. Globally, during the application process, we ban inquiries into salary history and only request the applicant’s desired rate of pay. Moreover, we prohibit inquiries into salary history and ban the use of compensation history when establishing starting pay for new hires.

We conduct a detailed statistical analysis with third parties at least annually to review gender and racial pay equity in the U.S. Additional reviews of pay and processes throughout the year are designed to support us in making adjustments due to market conditions and providing consistency to associates. Through such pay and policy adjustments, we correct for unintended pay differences, and where appropriate, adjust for market competitiveness as part of our annual and ongoing reviews. In 2022, pay adjustments for unintended pay differences were de minimis. We also continue to review our processes and analyses beyond the U.S. to review and analyze our equitable pay and practices more broadly.

We are committed to transparency and meaningful disclosure.

We are proud of our compensation policies and practices and our proven ability to attract, retain and develop a diverse and engaged workforce. Our Annual Report on Form 10-K and annual Serve 360 Report provide detailed information about our workforce, commitment to investing in associates, and human capital strategy—including pay equity practices and policies. As indicated above, to further enhance these robust disclosures, in our next Serve 360 Report, which we expect to publish later this year, we plan to include pay equity ratios by gender and race for U.S. employees, adjusted for factors such as experience, tenure, job function, level and scope of responsibilities, and geography. Based on the sources cited in the proposal, this disclosure will exceed pay equity gap information provided by most other S&P 500 companies.

The Board does not believe, however, that the proposal’s additional requested reporting of unadjusted median pay gaps across race and gender globally is a practical or useful supplement to our existing efforts or the information available to investors. Given the global nature of our workforce and the dramatic differences in market-based pay by geography, the administrative burden of collecting and comparing pay data in over 138 countries and territories and corresponding currencies would not add meaningful information or corresponding value to investors.

We embrace a holistic strategy to invest in our associates.

Pay equity is just one part of our larger set of practices designed to support, develop and retain a diverse and engaged workforce. Our long history of service, innovation, and growth is built on a commitment to put people first. We invest in our associates, with a focus on leadership development, recognition, compensation, career opportunity, and skills training. We are focused on providing our associates with the tools, resources, and support they need to thrive—both personally and professionally. We have comprehensive compensation and benefits offerings, and we regularly evaluate these programs for competitiveness against the external talent market.

Marriott International, Inc.	2023 Proxy Statement 19

Our TakeCare program provides associates with tools and resources to support their physical, mental, and financial wellbeing. We are equally proud of our efforts to promote a diverse and inclusive workforce, and we value the differences of our associates as a strategic business priority. As part of our efforts to advance women and people of color, we have established meaningful objectives to diversify our leadership. In 2021, we announced the acceleration of our efforts to achieve global gender parity at the vice president level and above by the end of 2023 — two years earlier than the original goal. We are also continuing our efforts toward our objective to increase the representation of people of color at the vice president level and above in the U.S. to 25 percent by year-end 2023.

*    *    *

For decades we have been recognized for our outstanding workplace programs, leadership excellence, commitment to diversity, equity and inclusion, and industry-leading initiatives. We are committed to maintaining this record of achievement, investing in our associates, and sharing information about our efforts and our progress.

For these reasons, the Board recommends a vote AGAINST the proposal.

Marriott International, Inc.	2023 Proxy Statement 20

Corporate Governance

Board Leadership Structure

The Board separated the roles of Chairman and CEO in 2012 and has maintained an independent Lead Director since 2013. The Board reviews its leadership structure as part of its succession planning process. It believes that separate Chairman and CEO roles, together with an experienced and engaged independent Lead Director and independent committee oversight of key functions, provides robust oversight and independent leadership on the Board while maximizing the Company’s unique advantages.

Separate Board Chairman and CEO. The Board has chosen to separate the roles of Chairman of the Board and CEO for more than ten years. This structure allows the Chairman to focus on leading the Board in its oversight and governance responsibilities and the CEO to focus on setting and executing our strategic plans and initiatives and leading the operations of the Company.

David S. Marriott has served as the Chairman of the Board since May 2022. The Board believes that Mr. Marriott’s significant experience as a senior operations and sales executive of the Company, and his deep understanding of Marriott’s history and culture, bring an important perspective to Board-level conversations and decision-making and make him well qualified to lead the Board in its oversight responsibilities. Mr. Marriott stepped down as an employee of the Company in April 2021 in connection with joining the Board to focus on leading the Board in fulfilling its oversight and governance responsibilities. As Chairman, he provides leadership to the Board by, among other things, working with the President and CEO, the Lead Director, and the Secretary to set Board calendars, develop agendas for Board meetings, facilitate the appropriate flow of information to Board members and the effective functioning of the Board and its committees, promote Board succession planning and the orientation of new directors, and support senior management succession planning. Mr. Marriott also serves as a key conduit between management, the Board, and the Marriott family, who have a significant ownership stake in the Company and a demonstrated commitment to its long-term success.

The Board believes that the continued involvement of Marriott family members in responsible positions of the Company makes a significant contribution to the long-term value of our corporate name and identity, reinforces the culture and core values that are the bedrock of our success, and promotes associate engagement and retention. Thus, in addition to his role as Chairman, the Board has assigned Mr. Marriott additional responsibilities, which include promoting the Company’s business, brands, culture, values and goodwill. He serves as an ambassador to the Company’s associates, owners and franchisees, and the communities in which we operate, participates in internal Company events and represents the Company at external events, as requested by the President and CEO, senior executive leadership team or the Board. In doing so, Mr. Marriott continues the Marriott family’s stewardship of the culture and core values that have empowered associates, taken care of guests, created opportunities for hotel owners and franchisees, and fueled the Company for more than 95 years. In 2022, Mr. Marriott visited over 200 hotels worldwide; met with associates, owners and franchisees and customers across the globe; and represented the Company at numerous internal and external conferences and events. Given the Marriott family’s iconic status in the hospitality industry and deep historical perspective on the Company and its mission, combined with Mr. Marriott’s extensive prior experience in a variety of senior roles at the Company, the Board believes Mr. Marriott is uniquely qualified to serve in this role and that his service provides a competitive advantage to the Company. The Board considered that these additional responsibilities, combined with Mr. Marriott’s responsibilities as Chairman, require significant time commitments and has established a chairman retainer fee reflective of those commitments.

Tony Capuano has served as Chief Executive Officer and a director of the Company since February 2021 and was additionally appointed President of the Company in February 2023. As President and CEO, Mr. Capuano leads the operations of the Company and is responsible for the Company’s short- and long-term performance. He is responsible for setting and overseeing the execution of the Company’s business strategies, developing and implementing the Company’s vision and mission, and cultivating and advancing the Company’s culture and values. Mr. Capuano oversees the senior executive leadership team and is also responsible for executive development and succession planning. Mr. Capuano reports to the Board, and the Board reviews his performance annually.

Strong Independent Lead Director. Since 2013, the Board has maintained the position of Lead Director. The Lead Director’s responsibilities include presiding at regular executive sessions of the independent directors as well as meetings of the Board at which the Chairman is not present, coordinating the activities of the independent directors, having the authority to convene meetings of the independent directors, and serving as a liaison between the Chairman, the President and CEO and the independent directors. The Lead Director also reviews and approves, in consultation with both the Chairman and the President and CEO, Board meeting agendas and schedules, coordinates the evaluation of Board and committee performance, coordinates the assessment and evaluation of Board candidates, organizes and leads the Board’s annual evaluation of the President and CEO, makes recommendations for changes to the Company’s governance practices, and is available for direct engagement with major stockholders. The Lead Director is a standing

Marriott International, Inc.	2023 Proxy Statement 21

member of the Board’s Executive Committee. The Board believes that the role of the Lead Director provides strong Board leadership and appropriate independent oversight. The independent directors of the Board appoint the Lead Director annually. In 2022 and 2023, the independent directors selected Mr. Frederick A. “Fritz” Henderson to serve as the Lead Director. Mr. Henderson has served on the Board since 2013 and served as our Audit Committee chair from May 2014 to May 2022, and he has extensive experience serving in a variety of other public company board leadership roles.

David Marriott	Fritz Henderson	Tony Capuano
Chairman of the Board	Independent Lead Director	President and CEO

Primary Responsibilities

•   Focuses on Board oversight, functioning and governance matters

•   Presides at meetings of the Board and of the stockholders

•   Reviews and approves Board agendas and materials

•   Advises the Lead Director on Board composition, recruitment and succession planning

•   Represents the Company at internal and external events to help further the Company’s strategic goals and to promote the Company’s business, brands, culture, values and goodwill

•   Provides advice and counsel to the President and CEO

Primary Responsibilities

•   Coordinates the activities of the independent directors and presides at executive sessions of independent directors

•   Reviews and approves Board agendas and materials

•   Advises on director recruitment and recommends Board committee chairs

•   Oversees the Board and committee evaluation process

•   Organizes and leads the Board’s annual evaluation of the President and CEO

•   Works with the Chairman and the President and CEO to ensure management adequately addresses matters identified by the Board and the independent directors

Primary Responsibilities

•   Leads the Company’s global business and is responsible for the Company’s short- and long-term performance

•   Leads the development and implementation of the Company’s vision and mission

•   Sets and manages the execution of the Company’s business strategies

•   Cultivates and advances the Company’s culture and values

•   Evaluates and develops the Company’s executive leaders and succession plans and sets the Company’s organizational structure

Independent Committee Oversight. Our Audit, Human Resources and Compensation, Nominating and Corporate Governance, and Technology and Information Security Oversight committees are composed solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors, the development and implementation of our corporate governance programs, and technology, information security and privacy.

Emeritus Designations

Chairman Emeritus. J.W. Marriott, Jr., our former Executive Chairman and Chairman of the Board, holds the title of Chairman Emeritus. As Chairman Emeritus, Mr. Marriott may attend certain Board meetings or functions, but he is not a nominee for election and is not considered a member of the Board or a “director” as that term is used in our Amended and Restated Bylaws. He may not vote on any business coming before the Board, and he is not counted as a member of the Board for the purpose of determining a quorum or for any other purpose. He does not receive a salary in his capacity as Chairman Emeritus or compensation for attendance at Board meetings, although he may be reimbursed for reasonable expenses incurred to attend such meetings or functions or other business expenses incurred in connection with his role as Chairman Emeritus.

Director Emeritus. William J. Shaw, a former director and Vice Chairman of the Company, holds the title of Director Emeritus, but does not vote at or attend Board meetings and is not a nominee for election.

Marriott International, Inc.	2023 Proxy Statement 22

Board Composition and Diversity

The Company does not maintain a formal diversity policy for Board membership, however, the Board believes that the directors, considered as a group, should provide a mix of backgrounds, experience, knowledge, and abilities, and should reflect the diversity of the Company’s stockholders, associates, customers, and guests, and the communities in which we operate. Thus, as part of its annual review of board composition, the Nominating and Corporate Governance Committee considers and discusses the extent to which the Board as a whole includes a mix of members that represent a diversity of background and experience, which the committee defines broadly to include, among other things, differences in backgrounds, qualifications, experiences, viewpoints, geographic locations, education, skills and expertise, professional and industry experience, and personal characteristics (including age, gender and race/ethnicity). The Board believes the current director nominees embody a diverse range of viewpoints, backgrounds and skills, including with respect to age, tenure, gender, and race/ethnicity.

Board Diversity Matrix (as of May 12, 2023)
Total Number of Directors	13
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	6	7	0	0
Part II: Demographic Background
African American or Black	1	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	5	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+			0
Did Not Disclose Demographic Background			0

Board Diversity

8 of our 13 Director nominees are women and/or people of color
Director Nominees
Age	Tenure

Likewise, the Board believes that committee leadership and membership should reflect the diversity of the Board. When considering and reviewing committee assignments the Nominating and Corporate Governance Committee discusses the extent to which the regularly-meeting committees include a mix of members that represent a diversity of backgrounds and experience. Currently, four of our five regularly-meeting standing committees are chaired by women and/or people of color.

Marriott International, Inc.	2023 Proxy Statement 23

Board Skills and Experience

The Board believes that having a mix of directors with complementary qualifications, expertise, and experience is essential to meeting its oversight responsibility. The skills matrix below summarizes some of the skills and expertise of the nominees that we believe benefit our current business and strategy. We continue to evaluate the matrix against our needs and strategy so that it can serve as an effective tool for identifying director nominees who collectively have the complementary experience, knowledge, and abilities relevant to service on the Board.

Director Nominee Skills and Qualifications

Senior Executive Leadership Experience

Significant experience leading large organizations or enterprises, resulting in a practical understanding of organizational structure, business planning and strategy, talent development, financial oversight, risk management, and how to drive growth.

	■	■	■	■	■	■	■	■	■	■	■	■	■

Hospitality / Travel and Consumer Focus Experience

Experience in the travel and hospitality industry or other industries focused on attracting and serving consumers, including experience developing strategies to grow sales and market share, build brand awareness, and enhance enterprise reputation.

	■	■	■		■	■	■	■	■		■

Financial Expertise

Proficiency in finance, capital allocation, and financial reporting processes gained from experience acting as, or actively supervising, a principal financial officer, principal accounting officer, controller, public accountant or auditor, or one or more positions that involve the performance of similar functions.

	■	■		■		■		■				■
Global/International An understanding of, and experience working in, diverse business environments, economic conditions, cultures, and regulatory frameworks around the world.	■	■		■	■			■	■		■	■	■

Culture and Human Capital Management

Experience in a human resources or personnel role managing and developing talent, values, and culture or in one or more positions that contribute to an understanding of how the Company manages and develops its culture and workforce.

	■	■	■						■			■
Government, Legal and Regulatory Affairs Experience working in law, government regulations, and public policy.			■				■						■
Technology and Information Security Knowledge of technological trends, innovation, and using technology to manage customer data and deliver products and services to the market.					■	■				■	■	■

Public Company Board Service

An understanding of board dynamics and processes, relations between the board and management, corporate governance, oversight, and stockholder relations arising from prior or current service on other public company boards.

	■	■		■	■	■	■	■		■		■	■
Demographics and Background
Tenure/Age/Gender/Independence
Years on the Board*	2	1	9	10	7	0	19	7	2	4	0	2	8
Age*	57	63	66	64	71	54	68	68	49	69	64	55	68
Gender	M	F	F	M	M	F	F	M	M	F	M	M	F
Independent		■		■	■	■	■	■		■	■	■	■
Race/Ethnicity/Nationality
African American/Black							■	■
Asian/South Asian
White/Caucasian	■	■	■	■	■	■			■	■	■		■
Hispanic/Latino												■
*	As of the 2023 Annual Meeting.
Marriott International, Inc.	2023 Proxy Statement 24

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, management, and stockholders. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Department 52/862, 7750 Wisconsin Avenue, Bethesda, Maryland 20814. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Class A common stock, biographical information about the individual recommended, and any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

The Board does not have specific requirements for eligibility to serve as a director. However, in evaluating candidates, regardless of how recommended, the Nominating and Corporate Governance Committee considers the qualifications set out in the Company’s Governance Principles, including:
CHARACTER character, judgment, personal and professional ethics, integrity, values, and familiarity with national and international issues affecting business;

EXPERIENCE

depth of experience, skills, and
knowledge relevant to the Board
and the Company’s business,
including the ability to provide
effective oversight of long-term
strategy and enterprise risk; and

WILLINGNESS willingness to devote sufficient time to carry out the duties and responsibilities effectively.

In addition, as described above, when evaluating director candidates, the Nominating and Corporate Governance Committee considers and discusses the extent to which a prospective nominee helps the Board achieve a mix of members that represent a diversity of background and experience. The Nominating and Corporate Governance Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. The procedures for considering candidates recommended by a stockholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board, or management. When seeking new Director candidates, the Nominating and Corporate Governance Committee endeavors to include diverse candidates, including women and racial or ethnic minorities, in any search process and directs any search firm that it engages to include women and minority candidates in any pool of candidates that the firm compiles. During 2022, the Nominating and Corporate Governance Committee used the services of Russell Reynolds Associates, a third-party executive search firm, for this purpose.

Marriott International, Inc.	2023 Proxy Statement 25

Nominees to our Board of Directors

Each of the following director nominees presently serves on our Board and their term of office will expire at the Annual Meeting. The age shown below for each director nominee is as of May 12, 2023, the date of the Annual Meeting. Each director nominee has been nominated to serve until the 2024 annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. Set forth below is each director nominee’s biography as well as the qualifications and experiences each director nominee brings to our Board, in addition to the general qualifications discussed above.

Chairman of the Board

Joined the Board: 2021

Age: 49

Marriott Board Committees

■   Executive (Chair)

■   Inclusion and Social Impact

Other Public Company Boards (Current)

■   None

Other Public Company Boards (Past Five Years)

■   None

David S. Marriott
Chairman of the Board, Marriott International Former President, U.S. Full Service Managed by Marriott

Skills and Qualifications

David is only the third Chairman of the Board in the Company’s more than 95-year history. As the son of our Chairman Emeritus and the grandson of Marriott International’s founders, he embodies the culture of the Company and provides the Board a deep understanding of the Company’s history, core values and mission. Prior to joining the Board, he served in a variety of operational, sales and leadership roles with the Company since 1999. Most recently, as President, U.S. Full Service Managed by Marriott, he oversaw hotel operations, human resources, sales & marketing, finance, market strategy, information resources and development and feasibility for more than 330 hotels operating under 14 brands in 34 states and French Polynesia. David leverages this experience—and his lifetime around the Company—to provide the Board valuable insight about the Company’s operations and the hospitality industry.

Career Highlights

■  Chairman of the Board (2022 – Present)

■  President, U.S. Full Service Managed by Marriott (2018 – 2021)

■  Chief Operations Officer, The Americas, Eastern Region (2010 – 2018)

■  Various operations and sales roles within Marriott with increasing responsibility, including Market Vice President; Senior Vice President, Global Sales; Sales, Boston, MA and Arlington, VA; and Assistant Sous Chef, Salt Lake City Marriott Downtown

Other Activities and Memberships

■  JWM Family Enterprises, Inc., Board of Directors

■  University of Utah, National Advisory Council

■  Howard University School of Business, Marriott-Sorenson Center for Hospitality Leadership, Executive Board

■  The J. Willard & Alice S. Marriott Foundation, Board of Trustees

Marriott International, Inc.	2023 Proxy Statement 26

Director

Joined the Board: 2021

Age: 57

Marriott Board Committees

■   Executive

■   Inclusion and Social Impact

Other Public Company Boards (Current)

■   McDonald’s Corporation

Other Public Company Boards (Past Five Years)

■   None

Anthony G. (Tony) Capuano
President and CEO, Marriott International

Skills and Qualifications

Tony has served in a variety of senior leadership roles at the Company since 1995 and has been instrumental in the Company’s growth. Before his appointment as CEO in February 2021, Tony was Group President, Global Development, Design and Operations Services, where he led the strategic unit growth of all of Marriott’s brands while overseeing the global design team as well as Marriott’s global operating standards and protocols for thousands of properties around the world. His vast knowledge of the Company and its culture, and his deep experience and relationships in the hospitality industry, provide the Board valuable insights and perspective. Tony’s service on the boards of directors and board committees of McDonald’s Corporation and various not-for-profit entities provides additional industry and governance perspectives.

Career Highlights

■  Marriott International

■  President and CEO (2023 – present)

■  CEO (2021 – 2023)

■  Group President, Global Development, Design and Operations Services
(2020 – 2021)

■  Executive Vice President and Global Chief Development Officer
(2009 – 2020)

■  Senior Vice President of Full-Service Development for North America
(2005 – 2008)

■  Kenneth Leventhal and Company’s Hospitality Consulting Group, Los Angeles, CA

■  Laventhol and Horwath’s Leisure Time Advisory Group, Boston, MA

Other Activities and Memberships

■  Cornell Hotel Society

■  The Cornell School of Hotel Administration, Dean’s Advisory Board

■  Business Roundtable

■  American Hotel and Lodging Association, Industry Real Estate Financial Advisory Council

■  Save Venice, Inc., Trustee

Marriott International, Inc.	2023 Proxy Statement 27

Independent Director

Joined the Board: 2022

Age: 63

Marriott International Board Committee Memberships

■   Audit (Chair)

Other Current Public Company Boards

■   General Electric

Other Public Company Boards (Past Five Years)

■   Gap, Inc.

■   LyondellBasell Industries

Isabella D. (Bella) Goren
Former Chief Financial Officer, American Airlines, Inc. and AMR Corporation

Skills and Qualifications

Bella brings to the Board and to our Audit Committee, which she chairs, deep financial expertise and wide-ranging global travel business experience. Her multifaceted career in the travel business spans almost thirty years and includes extensive experience in implementing complex global strategies and leading financial functions, customer technology and data analytics, loyalty programs, customer service organizations and large-scale international operations. Her responsibilities at American also included human resources, revenue management, investor relations and marketing. In addition, her service on the boards of directors of various other public, private and not-for-profit organizations adds strategic and governance expertise to the Board.

Career Highlights

■  Chief Financial Officer, American Airlines, Inc. (American) and AMR Corporation (AMR) (2010 – 2013)

■  Senior Vice President, Customer Relationship Marketing, American
(2006 – 2010)

■  Various roles of increasing responsibility with American, including finance, revenue management, human resources and global operational roles:

■  Vice President, Interactive Marketing

■  Vice President, Asia Pacific Operations

■  Vice President, Customer Services Planning

■  President, AMR Services

■  Various Management Positions

Other Activities and Memberships

■  MassMutual Financial Group, Board Member

■  National Association of Corporate Directors of North Texas, Board Member

■  Southern Methodist University, Lyle School of Engineering, Executive Board Member

■  The University of Texas at Austin, Cockrell School of Engineering, Advisory Board Member

Marriott International, Inc.	2023 Proxy Statement 28

Director

Joined the Board: 2014

Age: 66

Marriott International Board Committee Memberships

■   Inclusion and Social Impact

Other Current Public Company Boards

■   None

Other Public Company Boards (Past Five Years)

■   None

Deborah Marriott Harrison
Global Cultural Ambassador Emeritus, Marriott International

Skills and Qualifications

As the daughter of our Chairman Emeritus and the granddaughter of our founders, Debbie has extensive knowledge of the Company’s culture, business and history. Her prior service as our Global Officer, Marriott Culture and Business Councils and continuing service as our Global Cultural Ambassador Emeritus provides the Board valuable insights into our culture and workforce. Debbie also provides the board important judgment and perspectives on government relations and public policy from her experience leading our government affairs function, and she leverages her current and prior service on the boards of numerous not-for-profit entities to assist the Board with fulfilling its corporate governance responsibilities.

Career Highlights

■  Global Officer, Marriott Culture and Business Councils (2013 – 2019)

■  Senior Vice President, Government Affairs
(2007 – 2013)

■  Vice President, Government Affairs
(2006 – 2007)

■  Various prior operations and accounting roles at Marriott International and Marriott hotels, including positions at the Key Bridge and Dallas Marriott hotels

Other Activities and Memberships

■  JWM Family Enterprises, Inc., Board of Directors

■  The J. Willard & Alice S. Marriott Foundation, Board of Trustees

■  Bill and Donna Marriott Foundation, Trustee

■  Bridges from School to Work, Board of Trustees

■  The Women’s Board of the American Heart Association, Greater Washington Region

Marriott International, Inc.	2023 Proxy Statement 29

Independent Lead Director

Lead Director since: 2022

Joined the Board: 2013

Age: 64

Marriott International Board Committee Memberships

■   Audit

■   Executive

■   Nominating and Corporate Governance (Chair)

Other Current Public Company Boards

■   Adient plc

■   Arconic Corp.

Other Public Company Boards (Past Five Years)

■   Horizon Global

Frederick A. (Fritz) Henderson
Former Chairman and CEO, SunCoke Energy, Inc.

Skills and Qualifications

Having served in numerous executive and board leadership roles at other public companies throughout his career, Fritz brings significant leadership and governance experience to our Board and deep expertise in management and strategic planning. He also brings extensive international business experience having lived and worked in numerous countries over his career and he has deep expertise in the fields of finance and accounting gained from his background as a chief financial officer.

Career Highlights

■  Principal, Hawksbill Group (2018 – present), a diversified business and communications consulting firm

■  Chairman and CEO, SunCoke Energy, Inc. (2011 – 2017) and SunCoke Energy Partners GP LLC
(2013 – 2017)

■  Senior Vice President, Sunoco
(2010 – 2011)

■  Various roles of increasing responsibility with General Motors (GM) for more than
25 years, including:

■  President and CEO (2009)

■  President and Chief Operating Officer
(2008 – 2009)

■  Vice Chairman and Chief Financial Officer (2006 – 2008)

■  Chairman, GM Europe (2004 – 2006)

■  Group Vice President and Regional President, GM Asia Pacific (2002 – 2004)

■  Group Vice President and Regional President, GM Latin America, Africa and Middle East (2000 – 2002)

■  Various other finance and operational roles starting in 1984

Other Activities and Memberships ■ Alfred P. Sloan Foundation, Board of Trustees, Chair
Marriott International, Inc.	2023 Proxy Statement 30

Independent Director

Joined the Board: 2016

Age: 71

Marriott International Board Committee Memberships

■   Human Resources and Compensation

■   Technology and Information Security Oversight

Other Current Public Company Boards

■   None

Other Public Company Boards (Past Five Years)

■   Lerer Hippeau Acquisition Corp.

Eric Hippeau
Managing Partner, Lerer Hippeau

Skills and Qualifications

As the Managing Partner of Lerer Hippeau, a venture capital fund, Eric brings to the Board extensive investment and venture capital expertise and a strong background in technology, innovation and modern media. Having lived and worked throughout the world, Eric also has extensive global business and investment experience. In addition, Eric has significant governance experience as a director of numerous public and private companies, including start-up companies, and a deep understanding of the hospitality industry as the result of his prior tenure on the board of directors of Starwood Hotels & Resorts.

Career Highlights

■  Managing Partner, Lerer Hippeau
(2011 – present)

■  CEO, Lerer Hippeau Acquisition Corp. (2021 – 2022)

■  CEO, The Huffington Post (2009 – 2011)

■  Managing Partner, Softbank Capital
(2000 – 2009)

■  Chairman and CEO,
Ziff-Davis, Inc. (1991 – 2000)

Other Activities and Memberships ■ Rebelmouse, Board Member ■ Opentrons, Board Member
Marriott International, Inc.	2023 Proxy Statement 31

Independent Director

Joined the Board: 2023

Age: 54

Marriott International Board Committee Memberships

■   None*

Other Current Public Company Boards

■   DICK’S Sporting Goods

Other Public Company Boards (Past Five Years)

■   YUM! Brands

■   Sonic Corporation

Lauren R. Hobart
President and CEO, DICK’S Sporting Goods, Inc.

Skills and Qualifications

Lauren brings to the Board executive leadership, strategic vision, marketing and digital acumen, and operational expertise gained from her senior executive roles at DICK’S Sporting Goods, an omnichannel retailer serving athletes and outdoor enthusiasts, and PepsiCo. She provides the Board expertise in branding and marketing, e-commerce, digital operations, and consumer and employee engagement. In addition, she brings extensive public company boardroom experience, and her status as the first non-family member CEO of DICK’S positions her to assist with governance matters unique to our Company.

Career Highlights

■  DICK’S Sporting Goods, Inc.

■  President and CEO (2021 – present)

■  President (2017 – 2021)

■  Executive Vice President, Chief Customer & Digital Officer (2017)

■  Executive Vice President, Chief Marketing Officer (2015 – 2017)

■  Senior Vice President, Chief Marketing Officer (2011 – 2015)

■  PepsiCo, Inc.

■  Chief Marketing Officer, Carbonated Soft Drinks, (2009 – 2011)

■  Senior marketing and strategic planning roles (1997 – 2009)

■  Associate Vice President,
Wells Fargo & Co. (1993 – 1995)

■  Account Officer, JPMorgan Chase & Co.
(1990 – 1993)

Other Activities and Membership ■ DICK’S Sporting Goods Foundation, President
*	Ms. Hobart joined the Board in March 2023 and the Board has not yet assigned her to any Board committees. She was recommended to the Nominating and Corporate Governance Committee as a director candidate by Tony Capuano, the Company’s President and CEO.
Marriott International, Inc.	2023 Proxy Statement 32

Independent Director

Joined the Board: 2004

Age: 68

Marriott International Board Committee Memberships

■   Executive

■   Inclusion and Social Impact
(Chair)

■   Nominating and Corporate Governance

Other Current Public Company Boards

■   Burberry Group plc

■   The Procter & Gamble
Company

■   Warner Bros. Discovery

Other Public Company Boards (Past Five Years)

■   AT&T

■   Twitter, Inc.

■   WGL Holdings, Inc. (Washington Gas)

Debra L. (Debi) Lee
Former Chairman and CEO, BET Networks

Skills and Qualifications

Debi provides our Board with proven leadership and business experience as the former CEO of BET Networks, a media and entertainment company. She also has extensive corporate governance experience from her membership on the boards of other public companies, her legal experience, and her significant involvement in civic, community and charitable activities. In addition, Debi’s more than 30 years of experience as an executive in the media industry, along with her broad board experience, provide her with extensive marketing and consumer industry skills.

Career Highlights

■  Chairman and CEO, BET Networks
(2006 – 2018)

■  Prior to being named chairman and CEO of BET Networks, Ms. Lee served in several leadership roles at BET beginning in 1986, including President and CEO, President and Chief Operating Officer, and Executive Vice President and General Counsel

■  Attorney, Steptoe & Johnson, LLP

Other Activities and Memberships

■  Leading Women Defined Foundation, Founder and Chair

■  The Monarchs Collective, Co-founder and partner

■  Alvin Ailey Dance Theater, President Emeriti

■  The American Film Institute, Board of Trustees

■  The Paley Center for Media, Board of Trustees

■  Brown University, Trustee Emeritus

■  My Brother’s Keeper Alliance, Trustee Emeritus

Marriott International, Inc.	2023 Proxy Statement 33

Independent Director

Joined the Board: 2004

Age: 68

Marriott International Board Committee Memberships

■   Audit

■   Human Resources and Compensation (Chair)

■   Nominating and Corporate Governance

Other Current Public Company Boards

■   The Chefs’ Warehouse, Inc.

■   Voya Financial, Inc.

Other Public Company Boards (Past Five Years)

■   Red Robin Gourmet Burgers, Inc.

■   The Walt Disney Company

Aylwin B. Lewis
Former Chairman, CEO and President, Potbelly Corporation

Skills and Qualifications

As a result of his numerous senior management positions at Yum! Brands, Kmart, Sears and Potbelly Corporation, Aylwin brings to the Board significant leadership experience; expertise in corporate branding, marketing, franchising and management of complex global businesses; and insights on meeting consumer needs while driving growth. His service on the boards of directors and board committees of various other public companies provides additional strategic and governance perspectives, and he has extensive knowledge of the hospitality industry from his prior service on the board of directors of Starwood Hotels & Resorts.

Career Highlights

■  Chairman, CEO and President, Potbelly Corporation (2008 – 2017)

■  President and CEO, Sears Holdings Corporation (2005 – 2008); prior to being named CEO of Sears, Mr. Lewis was the President of Sears Holdings and CEO of Kmart and Sears Retail following Sears’ acquisition of Kmart in 2005

■  President and CEO, Kmart Holding Corporation (2004 – 2005)

■  Various roles of increasing responsibility and leadership with YUM! Brands, Inc., including Chief Multi-Branding and Operating Officer (2003 – 2004), Chief Operating Officer (2000 – 2003), and Chief Operating Officer, Pizza Hut
(1996 – 1997)

Other Activities and Memberships ■ Caliber Collison, Board Member
Marriott International, Inc.	2023 Proxy Statement 34

Independent Director

Joined the Board: 2019

Age: 69

Marriott International Board Committee Memberships

■   Audit

■   Technology and Information Security Oversight (Chair)

Other Current Public Company Boards

■   Alignment Healthcare

■   American Electric Power Company, Inc.

■   First American Financial Corp.

Other Public Company Boards (Past Five Years)

■   Brighthouse Financial, Inc.

Margaret M. (Meg) McCarthy
Former Executive Vice President, CVS Health Corporation

Skills and Qualifications

As a former IT executive at multiple major companies, Meg brings significant information and technology expertise to the Board, including experience helping consumer-facing organizations manage transformational technology change as well as privacy and cybersecurity risks. From her senior leadership experience managing large groups of employees, complex processes and enterprise-critical technology, she is well-positioned to the provide the Board and our Technology and Information Security Oversight Committee, which she chairs, valuable insights into areas of critical importance to the operations of the Company, including information security, data privacy, and technology and innovation. She also brings extensive governance expertise gained from having served on various advisory boards, councils, and public and private company boards.

Career Highlights

■  Executive Vice President, CVS Health Corporation (2018 – 2019), a pharmacy healthcare provider

■  Executive Vice President, Operations and Technology, Aetna Inc. (Aetna)
(2010 – 2018), a healthcare benefits company

■  Chief Information Officer and Vice President and Head of Business Solutions Delivery, Aetna (2003 – 2008)

■  Senior Vice President, Information Technology, Cigna Corporation

■  Chief Information Officer, Catholic Health Initiatives

■  Chief Information Officer, Franciscan Health System

■  Consultant, Andersen Consulting
(now Accenture)

■  Consulting Partner, Ernst & Young

Other Activities and Memberships ■ Providence College, Board of Trustees ■ MIT Center for Information Systems Research, Board Member
Marriott International, Inc.	2023 Proxy Statement 35

Independent Director

Joined the Board: 2023

Age: 62

Marriott International Board Committee Memberships

■  None*

Other Current Public Company Boards

■  None

Other Public Company Boards (Past Five Years)

■  None

Grant F. Reid
Former President and CEO, Mars, Incorporated

Skills and Qualifications

Grant brings extensive senior leadership, business strategy, and consumer sales experience gained through his experience as President and CEO of Mars, Incorporated, a position he held for over eight years until retiring in 2022. Through his 34-year tenure with Mars, a family-owned multinational manufacturer of confectionary, pet food and other food products and a provider of animal care services, he has a deep understanding of the financial, operational and strategic domestic and international issues that face global companies, and he has a deep understanding of consumer and retail trends. Grant also contributes significant sustainability and climate expertise, gained from his past and current roles with various business organizations, including the Sustainable Markets Initiative’s Agribusiness Task Force, Business for Inclusive Growth, One Planet for Bio Diversity, and the Consumer Goods Forum, where he served on the board of directors, co-chaired the governance committee, and co-led the Forest Positive Coalition.

Career Highlights

■  Mars, Incorporated

■  President and CEO (2014 - 2022), and member of the Board of Directors (2015 – 2022)

■  Global President, Mars Chocolate
(2009 – 2014)

■  Global President, Mars Drinks
(2007 – 2009)

■  Executive Vice President, Sales and Customer Care (2001 – 2007)

■  Various roles of increasing responsibility with Mars between 1988 - 2001

Other Activities ■ Agribusiness Task Force, Sustainable Markets Initiative, Chair
*	Mr. Reid joined the Board in March 2023 and the Board has not yet assigned him to any Board committees. He was recommended to the Nominating and Corporate Governance Committee as a director candidate by a third-party search firm that conducted a search on behalf of the Company.
Marriott International, Inc.	2023 Proxy Statement 36

Independent Director

Joined the Board: 2021

Age: 55

Marriott International Board Committee Memberships

■   Human Resources and Compensation

■   Technology and Information Security Oversight

Other Current Public Company Boards

■   Booz Allen Hamilton, Inc.

Other Public Company Boards (Past Five Years)

■   None

Horacio D. Rozanski
President and CEO, Booz Allen Hamilton, Inc.

Skills and Qualifications

Horacio brings to the Board extensive senior leadership and global business experience and organizational management expertise gained from his role as President and CEO of Booz Allen Hamilton, a global technology and consulting company. He has a strong background in technology, innovation, and strategic transformation and business strategy. In addition, having served as Booz Allen’s chief personnel officer and chief strategy and talent officer, he has deep understanding of managing and developing talent and a diverse workforce.

Career Highlights

■  President and CEO, Booz Allen Hamilton, Inc. (Booz Allen) (2015 – present)

■  Various roles of increasing responsibility with Booz Allen since 1992, including:

■  President and Chief Operating Officer
(2014)

■  Chief Operating Officer (2011 – 2014)

■  Chief Strategy and Talent Officer (2010)

■  Chief Personnel Officer (2003 – 2010)

■  Vice President and various consulting roles (1992 – 2003)

Other Activities and Memberships

■  CARE USA, Board of Directors

■  Children’s National Medical Center, Board of Directors, Chair

■  The Economic Club of Washington, D.C., Board of Directors

■  U.S. Holocaust Museum’s Committee on Conscience

■  Kennedy Center Corporate Fund, Board of Directors

Marriott International, Inc.	2023 Proxy Statement 37

Independent Director

Joined the Board: 2015

Age: 68

Marriott International Board Committee Memberships

■   Human Resources and Compensation

■   Technology and Information Security Oversight

Other Current Public Company Boards

■   Caterpillar, Inc.

■   FedEx Corporation

Other Public Company Boards (Past Five Years)

■   The Boeing Company

Susan C. Schwab
Professor Emerita, University of Maryland School of Public Policy and Strategic Advisor, Mayer Brown LLP

Skills and Qualifications

Ambassador Schwab brings unique senior leadership and global and governmental perspectives to the Board’s deliberations. Her experience leading large international trade negotiations and ongoing engagement in international geopolitical and economic and commercial matters positions her well to advise her fellow directors and our senior management on a wide range of key global issues facing the Company. Susan’s government experience also allows her to advise the Company on the many challenges and opportunities that relate to government relations at home and abroad. As a result of Susan’s prior business experience and current service on other Fortune 100 corporate boards, she brings expertise on a wide range of strategic, operational, corporate governance and compensation matters to the Board and the committees on which she sits.

Career Highlights

■  Professor Emerita (2020 – present) and Professor (2009 – 2020), University of Maryland School of Public Policy

■  Strategic Advisor, Mayer Brown LLP, a global law firm (2010 – present)

■  U.S. Trade Representative (2006 – 2009) and Deputy, U.S. Trade Representative (2005 – 2006)

■  Vice Chancellor, University System of Maryland, and President and CEO, University System of Maryland Foundation (2004 – 2005)

■  Dean, University of Maryland School of Public Policy (1995 – 2003)

■  Director Corporate Business Development, Motorola, Inc.
(1993 – 1995)

■  Director-General, U.S. and Foreign Commercial Service (Assistant Secretary of Commerce) (1989 – 1993)

Other Activities

■  National Foreign Trade Council, Chair, Board of Directors

■  Business Council for International Understanding, Board Member

■  Lee Kuan Yew School of Public Policy, Board Member

■  The Conference Board, NYC, Vice Chair and Trustee

Marriott International, Inc.	2023 Proxy Statement 38

Director Attendance

The Board met five times in fiscal year 2022. The Company encourages all directors to attend the annual meeting of stockholders. All 14 directors then serving attended the Company’s 2022 annual meeting. During fiscal year 2022, no incumbent director attended fewer than 75 percent of the total number of meetings of the Board and committees on which such director served.

Governance Principles

The Board has adopted Governance Principles that provide a framework for our governance processes. The portion of our Governance Principles addressing director independence appears below, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (Marriott.com/Investor) by clicking on “Governance” and then “Documents & Charters.” You also may request a copy from the Company’s Secretary. Our Governance Principles establish the limit on the number of public company board memberships for the Company’s directors at two, including the Company’s Board, for directors who are chief executive officers of public companies, and four for other directors. Additionally, our Governance Principles provide that members of our Audit Committee should not serve on more than three audit committees of public companies, including the Company’s Audit Committee.

Anti-Hedging and Anti-Pledging Policies

Our Securities Trading Policy prohibits Marriott associates, officers and directors from engaging in hedging or derivative transactions with respect to our equity securities and has historically prohibited our NEOs from holding our equity securities in a margin account or pledging securities as collateral for a loan. In 2022, the policy was extended so that all directors and executive officers (as designated in accordance with Rule 16a-1(f) under the Securities Exchange Act of 1934) are prohibited from holding our equity securities in a margin account or pledging securities as collateral for a loan, except that our Lead Director may permit the pledge of equity securities as collateral for a loan (not including margin debt) in limited circumstances if a person requests approval to do so. The Lead Director may approve or deny the request in his or her sole discretion, and may consider a variety of factors in evaluating a request, including, without limitation, the size of the pledge relative to the individual’s other holdings, both direct and indirect, and Marriott’s shares outstanding; the nature and size of the associated transaction and the risk of foreclosure, including the financial capacity to repay the loan; protections against the appearance of insider trading, including prohibitions on sales during trading black-outs; and the ability to timely report sales on Form 4. No such requests were made by our executive officers or members of our Board since the extension of the policy.

Director Independence

Our Governance Principles include the following standards for director independence:

5. Independence of Directors. At least two-thirds of the directors shall be independent, provided that having fewer independent directors due to the departure, addition or change in independent status of one or more directors is permissible temporarily, so long as the two-thirds requirement is again satisfied by the later of the next annual meeting of stockholders or nine months. To be considered “independent” under the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), the board must determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott. The board has established the guidelines set forth below to assist it in determining director independence. For the purpose of this section 5, references to “Marriott” include any of Marriott’s consolidated subsidiaries.

a. A director is not independent if: (i) the director is, or has been within the preceding three years, employed by Marriott; (ii) the director or a family member is a current partner of Marriott’s independent auditor, or was a partner or employee of Marriott’s independent auditor and worked on the audit of Marriott at any time during the preceding three years; (iii) a family member of the director is, or has been within the preceding three years, employed by Marriott as an executive officer; (iv) the director or a family member is part of an interlocking directorate in which the director or family member is employed as an executive officer of another company where at any time during the preceding three years a present executive officer of Marriott at the same time serves or served on the compensation committee of that other company; (v) the director has accepted, or a family member has accepted, during any 12-month period within the preceding three years, more than $120,000 in compensation from Marriott, other than compensation for board or board committee service, compensation paid to a family member who is an employee (other than an executive officer) of Marriott, benefits under a tax-qualified retirement plan, or non-discretionary compensation; (vi) the director or a family member is an executive officer of a charitable organization to which Marriott made discretionary charitable contributions in the current or any of the last three fiscal years that exceed five percent of that organization’s consolidated gross revenues for that year, or $200,000, whichever is more; or (vii) the director or a family member is a partner in, or a controlling stockholder or executive officer of, any organization to which Marriott made, or from which Marriott received, payments for property or services in the current or any of the last three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in Marriott securities or payments under non-discretionary charitable contribution matching programs.

Marriott International, Inc.	2023 Proxy Statement 39

b. The following commercial or charitable relationships are not relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (ii) service by a Marriott director or a family member solely as a non-employee director or trustee of another entity or charitable organization that does business with, or receives charitable contributions from, Marriott. The board annually reviews each director’s independence and makes an affirmative determination regarding the independence of each director.

c. For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott, and therefore whether the director would be independent, shall be made by the directors who satisfy the independence guidelines set forth in this section 5.

The Board undertook its annual review of director independence in February 2023, with respect to incumbent directors, and in March 2023 with respect to Ms. Hobart and Mr. Reid. As provided in the Governance Principles, the purpose of these reviews is to determine whether any relationships or transactions are inconsistent with a determination that the director or nominee is independent. During the February 2023 review, the Board recognized the former employment of Mr. J.W. Marriott, Jr. and Mr. David Marriott, Mrs. Deborah Harrison’s role as Global Cultural Ambassador Emeritus, and the family relationships of Mr. J.W. Marriott, Jr., Mr. David Marriott, and Mrs. Harrison discussed elsewhere in this proxy statement.

Based on the standards set forth in the Governance Principles, the Board affirmatively determined that Ms. Goren, Mr. Henderson, Mr. Hippeau, Ms. Hobart, Ms. Lee, Mr. Lewis, Ms. McCarthy, Mr. Muñoz, Mr. Reid, Mr. Rozanski and Ambassador Schwab are each independent of the Company and its management. In making this determination, the Board found that none of these directors had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott. In addition, the Board had previously determined that Lawrence W. Kellner, who served on the Board in 2022, was independent.

Mr. Anthony Capuano, Mrs. Deborah Harrison, and Mr. David Marriott are considered not independent as a result of their current or former employment with the Company and/or family relationships. In addition, the Board had previously determined that Mr. J.W. Marriott, Jr., who served on the Board in 2022, was not considered independent.

Committees of the Board

The Board has six standing committees: Audit, Human Resources and Compensation, Nominating and Corporate Governance, Inclusion and Social Impact, Technology and Information Security Oversight, and Executive. The Board has adopted a written charter for each committee, and those charters are available on the Investor Relations section of our website (Marriott.com/Investor) by clicking on “Governance” and then “Documents & Charters.” You also may request copies of the committee charters from the Company’s Secretary.

Audit Committee

Current Members:	Isabella D. Goren (Chair), Frederick A. Henderson, Aylwin B. Lewis, and Margaret M. McCarthy.
•	The members of the Audit Committee are not employees of the Company. The Board has determined that the members of the Audit Committee are independent as defined under our Governance Principles, the Nasdaq Listing Standards and applicable SEC rules.
•	The Audit Committee met seven times in fiscal year 2022.
•	There is unrestricted access between the Audit Committee and the independent auditor and internal auditors.
•	The Board has determined that all members of the Audit Committee are financially literate, and that Ms. Goren, Mr. Henderson, and Mr. Lewis are audit committee financial experts as defined in SEC rules.

Responsibilities include:

•	Overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the audits of the Company’s financial statements and the integrity of the Company’s financial statements.
•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.
•	Appointing, retaining, overseeing, and determining the compensation and services of the Company’s independent auditor.
•	Pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent auditor.
•	Overseeing the independent auditor’s qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent registered public accounting firm.
Marriott International, Inc.	2023 Proxy Statement 40

•	Overseeing the performance of the Company’s internal audit function and internal auditor.
•	Reviewing the Company’s conflict of interest and related party transactions policies and procedures and reviewing and considering for approval proposed related party transactions as provided for in those policies.
•	Overseeing the Company’s efforts to promote the safety and security of guests and associates.
•	Reviewing the Company’s policies governing the use of swaps and other derivative instruments, and reviewing and approving matters related to financial derivatives, as necessary.

Human Resources and Compensation Committee

Current Members:	Aylwin B. Lewis (Chair), Eric Hippeau, Horacio D. Rozanski, and Susan C. Schwab.
•	The members of the Human Resources and Compensation Committee are not employees of the Company. The Board has determined that the members of the Human Resources and Compensation Committee are independent as defined under our Governance Principles and satisfy the standards of independence under the Nasdaq Listing Standards for directors and compensation committee members.
•	The Human Resources and Compensation Committee met four times in fiscal year 2022.

Responsibilities include:

•	Overseeing the evaluation of the Company’s senior executives and reviewing and approving, subject to Board approval in some cases, development and compensation programs for the Company’s senior executives.
•	Reviewing on a periodic basis the Company’s philosophy for senior executive compensation and assessing the continued appropriateness of the short- and long-term objectives for all components of the Company’s senior executive compensation program, including the plans designed to accomplish these objectives.
•	Approving and recommending to the Board:
•	Compensation actions for the President and CEO;
•	Incentive compensation plans and equity-based plans; and
•	Corporate officer elections.
•	Annually reviewing the compensation and benefits for non-employee directors and, as appropriate, recommending changes to the Board.
•	Overseeing the assessment of the risks relating to the Company’s compensation policies and programs and reviewing the results of the assessment.
•	Overseeing other aspects of the Company’s human resources strategies and policies, including with respect to matters such as culture and associate engagement, talent development and retention, organizational effectiveness and efforts to promote the personal health and well-being of associates.
•	Reviewing the talent assessments of the Company’s executives.
•	Maintaining stock ownership requirements for executives and non-employee directors and reviewing compliance with those requirements.
•	Reviewing the Company’s plans for executive succession and making recommendations to the Board regarding succession planning. Based on attributes identified by the Board, establishing the process for development of internal candidates for the CEO and other senior management positions and assessing internal candidates for the position of CEO.
•	Overseeing the Company’s engagement efforts with stockholders on the subject of executive compensation.
•	Overseeing administration of the Company’s clawback policy.

Nominating and Corporate Governance Committee

Current Members:	Frederick A. Henderson (Chair), Debra L. Lee, and Aylwin B. Lewis.
•	The members of the Nominating and Corporate Governance Committee are not employees of the Company. The Board has determined that the members of the Nominating and Corporate Governance Committee are independent as defined under our Governance Principles and the Nasdaq Listing Standards.
•	The Nominating and Corporate Governance Committee met four times in fiscal year 2022.
Marriott International, Inc.	2023 Proxy Statement 41

Responsibilities include:

•	Making recommendations to the Board regarding corporate governance matters, including developing and recommending to the Board for its approval the Governance Principles.
•	Reviewing, and recommending to the Board, the skills, experience, characteristics and other criteria for identifying and evaluating directors.
•	Annually evaluating Board composition to assess whether the skills, experience, characteristics and other criteria established by the Board are currently represented on the Board as a whole, and by individual directors, and to assess the criteria that may be needed in the future in light of the Company’s anticipated needs.
•	Identifying and recruiting director candidates and reviewing the qualifications of candidates for Board membership.
•	Evaluating candidates and making recommendations to the Board regarding CEO succession planning.
•	Assessing the qualifications, contributions and independence of incumbent directors and making recommendations to the Board with respect to such assessments.
•	Overseeing the Board orientation and evaluation processes.
•	Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to committee structure, selection of committee chairs, committee assignments, and related matters affecting the functioning of the Board.
•	Reviewing the Company’s policies governing political contributions, lobbying, and personal political activities.

Inclusion and Social Impact Committee

Current Members:	Debra L. Lee (Chair), Anthony G. Capuano, Deborah M. Harrison, David S. Marriott, and George Muñoz. Various Company officers and associates also served on the committee until July 2022.
•	The Inclusion and Social Impact Committee consists of two or more members of the Board, at least one of whom must be independent as defined under our Governance Principles and the Nasdaq listing standards.
•	In August 2022, the Committee recommended, and the Board approved, amendments to the Committee charter to better reflect its responsibilities in overseeing the Company’s strategy, efforts and commitments related to environmental, social and governance matters, in addition to the Committee’s responsibilities related to the Company’s people-first culture, associate well-being and inclusion. In connection with those amendments, the Committee also determined that it should be composed solely of members of the Board.
•	The Committee is currently composed of independent and non-independent Board members. The Board believes that non-independent Board members are uniquely qualified to serve on this Committee and provide important perspectives and contributions in helping the Committee fulfill its responsibilities, including responsibilities related to the Company’s culture and operations.
•	The Inclusion and Social Impact Committee met three times in fiscal year 2022.

Responsibilities include overseeing, reviewing, and providing guidance to the Board and management regarding the Company’s strategies and policies related to the following:

•	Associate well-being and inclusion, including the advancement of women and people from historically underrepresented groups throughout the world;
•	The diversity of the Company’s ownership, customer, and supplier base;
•	Corporate social responsibility, including human rights, community support and engagement, inclusive operations, and responsible sourcing; and
•	Environmental matters, including sustainability and climate-related issues, impacts, and risks.

Technology and Information Security Oversight Committee

Current Members:	Margaret M. McCarthy (Chair), Eric Hippeau, Horacio D. Rozanski, and Susan C. Schwab.
•	The Technology and Information Security Oversight Committee consists of two or more members of the Board, at least one of whom must be independent as defined under our Governance Principles and the Nasdaq listing standards.
Marriott International, Inc.	2023 Proxy Statement 42

•	The members of the Technology and Information Security Oversight Committee are not employees of the Company. The Board has determined that the members of the Technology and Information Security Oversight Committee are independent as defined under our Governance Principles and the Nasdaq Listing Standards.

Responsibilities include:

•	The Technology and Information Security Oversight Committee met four times in 2022.
•	Assisting the Board to provide oversight of, and counsel on, matters of technology and information security (cybersecurity) and privacy, including reviewing major technology-related projects and technology architecture decisions; assessing whether the Company’s technology programs effectively support the Company’s business objectives and strategies; assisting the Board with oversight of information security, privacy and technology-related risks, and management efforts to monitor and mitigate those risks; and conferring with the Board and the Company’s leaders and senior technology, information security, and privacy teams on such matters.

Executive Committee

Current Members:	David S. Marriott (Chair), Anthony G. Capuano, Frederick A. “Fritz” Henderson, and Debra L. Lee.
•	The Executive Committee did not meet in fiscal year 2022.

Responsibilities include:

•	Exercising the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the Certificate and Bylaws, mergers, consolidations, sales, or exchanges involving substantially all of the Company’s assets, dissolution and, unless specifically delegated by the Board to the Executive Committee, those powers relating to declarations of dividends and issuances of stock.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2022, the Human Resources and Compensation Committee consisted of its current members, Aylwin B. Lewis (Chair), Eric Hippeau, Horacio D. Rozanski, and Susan C. Schwab. None of the members of the Human Resources and Compensation Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Independent Directors

Company policy requires that the independent directors meet in executive session without management present at least twice a year. In 2022, the independent directors met four times without management present. The independent Lead Director presides at the meetings of the independent directors.

Board Evaluation Process

The Nominating and Corporate Governance Committee oversees the design and implementation of our annual Board and committee evaluation process. As part of this process, the directors are asked to provide their assessments of the effectiveness of the Board and the committees on which they serve. The individual assessments are organized and summarized for discussion with the Board and the respective committees. In addition, the Chairman of the Board, the Lead Director and the President and CEO jointly review the contributions and performance of each director. The evaluation process is an important determinant for Board tenure, and both the Board and the Nominating and Corporate Governance Committee consider the results of the process as part of the nomination and selection process for both the Board and its committees and to assess whether changes to the Board’s practices are appropriate.

The Board also reviews the President and CEO’s performance annually. The Lead Director organizes and leads the evaluation in collaboration with the chair of the Human Resources and Compensation Committee and the Chairman of the Board.

Director Orientation and Continuing Education

All new directors participate in our director orientation program. This orientation program includes a thorough review of background material, meetings with board members and senior management, and Company education sessions. The orientation allows new directors to become familiar with our industry and our business and strategic plans; significant financial matters; core values, including ethics, compliance programs and corporate governance practices; and other key policies and practices. We encourage the participation of all Board members in continuing education programs, at the expense of the Company, that are relevant to the business and affairs of the Company and the fulfillment of the directors’ responsibilities as members of our Board and its committees.

Marriott International, Inc.	2023 Proxy Statement 43

Risk Oversight

The Board is responsible for overseeing the Company’s processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions impacting the Company. Risks are identified and managed in connection with the Company’s robust enterprise risk management process, and in performing its oversight responsibilities the Board reviews with management the most significant enterprise risks that have been identified by both the Board and management, such as strategic, operational, financial, external/regulatory, industry, and reputation risks, as well as management’s process and resources needed for addressing and mitigating the short- and long-term potential effects of such risks. The Board continuously evaluates its approach in addressing top risks as circumstances evolve, and the Company’s risk oversight processes and disclosure controls and procedures are designed to appropriately escalate key risks to the Board as well as to analyze potential risks for disclosure.

Board of Directors

The Board receives regular updates from management with respect to various enterprise risk management issues, including updates on governance processes associated with managing the risks, the status of projects to strengthen the Company’s risk mitigation efforts, and recent incidents impacting the industry and threat landscape. The Board receives updates through presentations, written materials, teleconferences, and other appropriate means of communication, with opportunities for questions, robust discussion and feedback. Throughout the year, a portion of the Board and relevant committee meetings are dedicated to reviewing and discussing specific risk topics in greater detail, which in the past year has included discussions related to information security, geopolitical conditions, industry trends and threats, safety and security, sustainability, and human capital management. In addition, each regular Board meeting includes a report by the President and CEO that includes discussion of the most significant issues affecting the Company, and the Board receives periodic updates from external experts and advisers on certain risks and global trends and conditions that may impact the Company’s strategy and financial performance.

The Board has delegated to its committees responsibility for further oversight of specific risks that fall within the committees’ areas of responsibility, as summarized below. The committees regularly report back to the full Board.

Audit	Technology and Information Security Oversight

•     Periodically reviews and discusses the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Company’s independent auditor, and/or the Chief Audit Executive, including matters related to disaster recovery, business continuity, foreign currency, and risk disclosure.

•     Primarily responsible for hiring and evaluating our independent registered public accounting firm, reviewing our internal controls, and overseeing our internal audit function.

•     Oversees risks related to certain legal and compliance matters, including fraud and ethics, the Company’s compliance systems, and policies and procedures related to related party transactions and conflicts of interest.

•     Oversees the Company’s insurance risks and efforts to promote the safety and security of guests and associates.

•     Oversees the Company’s information security and privacy risks and the steps taken to monitor and mitigate those exposures. Our Chief Information Security Officer and our Privacy Officer regularly report to the committee on topics related to information security and privacy risks and readiness, including with respect to resources deployed to identify, assess and mitigate such risks.

•     Information security and privacy risks are also discussed with the full Board, including in annual education sessions, as part of regular legal updates and management presentations, and as part of the Board’s oversight of enterprise risk management.

•     Reviews the progress of major technology-related projects and technology architecture decisions (including with respect to scope, budgets and timelines), reviews whether the Company’s technology programs effectively support the Company’s business needs and objectives, and monitors and oversees technology trends and threats.

Human Resources and Compensation	Inclusion and Social Impact	Nominating and Corporate Governance

•     Oversees risks related to the Company’s human resources policies and practices, including executive development and succession management, director and executive compensation and benefits, and other matters pertaining to talent management and organizational effectiveness.

•     Oversees the assessment of risks relating to the Company’s compensation policies and programs and reviews and discusses whether the amount and components of compensation for the Company’s associates and the design of compensation programs might create incentives for excessive risk-taking by the Company’s associates.

•     Oversees risks related to the Company’s social and environmental strategies and policies, including strategies and policies related to associate wellbeing and inclusion, the diversity of the Company’s associates and its ownership, customer and supplier base, corporate social responsibility efforts, and sustainability and climate-relates issues, impacts and risks.

•     DEI, talent acquisition and retention, and environmental matters, including sustainability and climate-related issues and other environmental, social and governance (ESG) matters are also discussed with the full Board as part of regular updates and management presentations, and as part of the Board’s oversight of enterprise risk management.

•     Monitors the Company’s processes to maintain proper corporate governance standards and oversees risks related to Board leadership and composition.

•     Reviews the Company’s policies governing political contributions, lobbying, and personal political activities, including efforts to assess and manage risks relating to political activities and expenditures.

Marriott International, Inc.	2023 Proxy Statement 44

Stockholder Engagement

We value the insights and perspectives of our stockholders and have extensive engagement with the investment community throughout the year, including as follows:

•	From time to time, the Lead Director and certain committee chairs may participate in discussions with stockholders to discuss proxy items or other issues where Board-level involvement is appropriate. In 2022, our Lead Director spoke with various stockholders who have long term, significant investments in the Company to discuss proxy matters and key ESG topics. Feedback from these discussions, proxy season developments, and voting results and trends are shared with the Nominating and Corporate Governance Committee and the full Board, as needed.
•	Our relevant subject matter experts engage with stockholders on a variety of ESG issues that impact our Company, including executive compensation, Board governance and composition, risk oversight, climate and sustainability, and a variety of social issues. These discussions help foster a dialogue around governance practices and additional topics of interest to our investors, and we consider potential changes to governance or compensation practices, public disclosures or other practices in light of investor feedback.
•	Our Investor Relations team regularly meets with existing and prospective investors in individual and group investor meetings, as well as at investor conferences. These meetings can include participation by our President and CEO or our Chief Financial Officer. Discussions cover a wide variety of topics that help augment investors’ understanding of the Company, including an overview of business trends; our corporate strategy, priorities and goals; our financial performance; and our outlook. During these meetings, we also seek investors’ input and feedback so we can remain well informed regarding their perspectives. In total, during fiscal year 2022, we met with investors from more than 225 institutions. These investors represent a majority of our institutional investor base.
•	Our quarterly earnings calls are another key aspect of our investor engagement process. During the calls, our President and CEO and our Chief Financial Officer provide prepared remarks and respond to questions regarding historical results, current business trends and outlook for future periods. We post transcripts from our earnings calls and from public presentations at investor conferences on our Investor Relations website, where stockholders can also find earnings press releases, sustainability reports, stock information, and other financial, operational and governance information.

The feedback received from our stockholder engagement is regularly summarized and shared with our Board to help inform our decision-making, enhance our corporate disclosures, and shape our future practices.

Stockholder Communications with the Board

Stockholders and others interested in communicating with the Lead Director, the Chair of the Nominating and Corporate Governance Committee, the Audit Committee, the non-employee directors, or any of the employee directors may do so by email to business.ethics@marriott.com or in writing to the Business Ethics Department, Department 52/924.09, 7750 Wisconsin Avenue, Bethesda, Maryland 20814. Communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of outstanding concerns addressed to the non-employee directors, the Lead Director, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a regular basis. The non-employee directors, the Lead Director, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

Code of Ethics and Business Conduct Guide

The Company has long maintained and enforced a Code of Ethics that applies to all Marriott associates, including our President and CEO, Chief Financial Officer, and Principal Accounting Officer, and to each member of the Board. The Code of Ethics is encompassed in our Business Conduct Guide, which is available in the Investor Relations section of our website (Marriott.com/investor) by clicking on “Governance” and then “Documents & Charters.” We intend to post on that website any future changes or amendments to our Code of Ethics, and any waiver of our Code of Ethics that applies to any of our executive officers or a member of our Board, within four business days following the date of the amendment or waiver.

Marriott International, Inc.	2023 Proxy Statement 45

Audit Committee Report and Independent Auditor Fees

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements, the reporting process, and maintaining an effective system of internal control over financial reporting. The Company’s independent auditor is engaged to audit and express opinions on the conformity of the Company’s financial statements to U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements together with the results of management’s assessment of internal control over financial reporting with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditor those matters required to be discussed by the independent auditor with the Audit Committee under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures along with the annual communication of independence, including direct discussion with the independent auditor, in accordance with the applicable requirements of the PCAOB.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Members of the Audit Committee:

Isabella D. Goren (Chair)

Frederick A. Henderson

Aylwin B. Lewis

Margaret M. McCarthy

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our independent auditor on an annual basis and additional services as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve independent auditor services with estimated fees up to $100,000 (provided that the Audit Committee Chair reports to the full Audit Committee at the next meeting on any pre-approval determinations).

Marriott International, Inc.	2023 Proxy Statement 46

Independent Registered Public Accounting Firm Fee Disclosure

The following table presents fees for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements for 2022 and 2021 and fees billed for audit-related services, tax services and all other services rendered by our independent registered public accounting firm for 2022 and 2021. The Audit Committee approved all of the fees presented in the table below.

	Independent Registered Public Accounting Firm Fees Paid Related to 2022 Ernst & Young LLP	Independent Registered Public Accounting Firm Fees Paid Related to 2021 Ernst & Young LLP
Audit Fees:
Consolidated Audit(1)	$ 7,195,000	$ 7,194,000
International Statutory Audits(2)	2,544,000	2,333,000
	9,739,000	9,527,000
Audit-Related Fees(3)	824,000	824,000
Tax Fees(4)	498,000	632,000
Total Fees	$ 11,061,000	$ 10,983,000
(1)	Principally fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the auditors’ review of the Company’s quarterly financial statements, and services provided in connection with the Company’s regulatory filings.
(2)	Fees for statutory audits of our international subsidiaries.
(3)	Principally audits as required under our agreements with our hotel owners.
(4)	Principally tax compliance services related to our international entities.
Marriott International, Inc.	2023 Proxy Statement 47

Executive and Director Compensation

Report of the Human Resources and Compensation Committee

Marriott is consistently recognized as a global hospitality leader. The Company believes that building a culture of strong and consistent leadership is the key to long-term success in the hospitality industry. Each of the NEOs is a long-standing member of our senior management team, averaging over 25 years of hospitality experience with the Company, and, in 2022, made significant contributions to achieving the Company’s immediate financial and business priorities, while driving strategic Company expansion.

Our Company’s culture is reflected in, and reinforced by, the design and implementation of the Company’s executive compensation program, which emphasizes the following principles:

•	There should be a strong correlation between NEO pay and Company performance. Therefore, a substantial portion of NEO pay should be tied to achieving key performance goals.
•	NEOs should be paid in a manner that contributes to long-term stockholder value. Therefore, equity compensation should be the most significant component of each NEO’s total pay opportunity.
•	Compensation should be designed to motivate the NEOs to perform their duties in ways that will help the Company meet its short-term and long-term objectives. Therefore, compensation should consist of an appropriate mix of the following compensation elements: cash and non-cash, annual and multi-year, and performance-based and service-based.
•	The executive compensation program must be competitive so that the Company can attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice. Therefore, compensation should reflect market data, individual performance, and internal pay equity considerations, including consideration of the ratio of the President and CEO’s compensation to the other NEOs’ compensation.

The Human Resources and Compensation Committee (the “Committee”), which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to the Company’s compensation and human resources policies and practices, including matters related to executive development, director and executive compensation and benefits, management succession planning, and talent development and retention. As part of its responsibilities, the Committee oversees the Company’s executive compensation programs, which are designed to enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the stockholders. The Committee, on behalf of and, in certain instances, subject to the approval of the Board, reviews and approves compensation programs for certain senior officers. In this context, the Committee reviewed and discussed with management the Company’s CD&A required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the Committee recommended to the Board that the CD&A be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this proxy statement.

Members of the Human Resources and Compensation Committee:

Aylwin B. Lewis (Chair)

Eric Hippeau

Horacio D. Rozanski

Susan C. Schwab

Marriott International, Inc.	2023 Proxy Statement 48

Compensation Discussion and Analysis

This section discusses the Company’s executive compensation program for the following NEOs for 2022:

Anthony G. Capuano	President and Chief Executive Officer*
Stephanie C. Linnartz	President until her resignation February 24, 2023
Kathleen K. Oberg	Chief Financial Officer and Executive Vice President, Development*
Craig S. Smith	Group President, International until his retirement February 24, 2023
William P. Brown	Group President, United States and Canada
*	Effective February 24, 2023, Mr. Capuano was elected President of the Company in addition to his role as CEO, and Ms. Oberg, who served as Chief Financial Officer and Executive Vice President, Business Operations in 2022, was appointed Chief Financial Officer and Executive Vice President, Development.

Overview

Compensation for 2022 reflects strong financial and operating performance for the year. Key compensation decisions for 2022 are highlighted below and discussed in more detail in the sections that follow.

•	2022 Base Salary: The Committee did not increase Mr. Capuano’s, Ms. Linnartz’s and Ms. Oberg’s base salaries and increased the base salaries of Mr. Smith and Mr. Brown by 3.3% based on the Committee’s review of external market data, internal equity, tenure and individual performance.
•	2022 Annual Cash Incentive Program: Performance factors included a focus on 2022 Adjusted EBITDA as the most critical financial metric for the Company (weighted 60%) and a unifying component (weighted 40%) aligned with Marriott’s growth priorities across three critical Company stakeholders: Associates, Customers and Owners/Franchisees, to be evaluated on a quantitative and qualitative basis. See “Annual Incentives” for additional details.
•	2022-2024 PSUs: Performance factors focused on 2024 Adjusted EBITDA with a three-year, relative Total Shareholder Return (TSR) modifier of up to +/-20% to further align awards with stockholder value.
•	2022 Target Compensation Opportunity: In keeping with best practice, determinations of 2022 NEO target compensation levels were made at the Committee’s February 2022 meeting based on consideration of external market data, internal equity, tenure and individual performance. Similar to prior years, the external market data analyzed by the Committee for 2022 included several broad, revenue-based surveys as well as a custom survey of comparator group companies specifically selected by the Committee. See “Market Data” for additional details.

2022 Performance Payouts at a Glance

Consistent with historical practice, in early 2023, the Committee determined payouts for incentive programs that ended in 2022. Even though the goals were set in February 2020 prior to an understanding of the impact that the COVID-19 pandemic would have on our business, no adjustments were made to payout calculations for 2020-2022 PSUs.

•	Annual Incentives: The annual cash incentive program resulted in an overall above target but below maximum payout for each NEO for 2022. Specifically, the Committee noted that the Company achieved Adjusted EBITDA (as defined below and described in Exhibit A) of approximately $3.85 billion, which increased nearly 70% over the prior year and was above the maximum achievement level of $3.15 billion for the Company-wide financial metric established under the annual cash incentive program at the beginning of the year. The Committee also approved payouts of the growth priorities component at 180% of target for each participating NEO based on its assessment of the results of Marriott’s growth initiatives across three critical Company stakeholders: Associates, Customers and Owners/Franchisees. Specifically, the Committee noted Company-wide associate leadership index results exceeded the “Best Employer” benchmark, most customer measures exceeded goals and all owner/franchisee metrics exceeded goals set at the beginning of the year.
•	2020-2022 PSUs: PSUs granted in 2020 were earned at an overall payout of 22% of target based on performance against pre-established, equally weighted goals, consisting of Global Gross Room Openings (65% of target achieved), Adjusted Global Operating Income (0% of target achieved), and Loyalty Active Member Growth (0% of target achieved) all measured over the three-year performance period ending in 2022. Despite the 0% payouts for Adjusted Global Operating Income and Loyalty Active Member Growth, which were driven by the impacts of COVID-19 and largely out of the control of management, the Committee did not make any adjustments to the goals or the performance results.
Marriott International, Inc.	2023 Proxy Statement 49

2022 Compensation in Detail

Base Salary

In February 2022, the Committee was presented with market data on base salary levels at the 50th percentile for each position and recommended no changes to base salary for Mr. Capuano, Ms. Linnartz and Ms. Oberg and an approximately 3% increase for Mr. Smith and Mr. Brown. The Company’s independent compensation consultant, Pearl Meyer (the “Compensation Consultant”), reviewed and supported the recommendations. After careful discussion and consideration of the external market data, internal pay equity, tenure and individual performance, the recommended salaries for the NEOs were approved by the Committee and, with respect to Mr. Capuano and Ms. Linnartz, by the independent members of the Board.

	2022 Base Salary ($)	2021 Base Salary ($)	2021 to 2022 Increase (%)
Anthony G. Capuano	1,300,000	1,300,000	0
Stephanie C. Linnartz	1,000,000	1,000,000	0
Kathleen K. Oberg	900,000	900,000	0
Craig S. Smith	775,000	750,000	3.3
William P. Brown	775,000	750,000	3.3

Annual Incentives

To promote growth and profitability, the Company’s annual cash incentive program is based on actual performance measured against pre-established financial and business operational targets. The annual cash incentive design rewards executives for achieving annual Company performance objectives that support long-term financial and operational success.

As reflected in the following table, target awards under the annual cash incentive program were 200% of salary for Mr. Capuano, and 100% for each of Ms. Linnartz, Ms. Oberg, Mr. Smith and Mr. Brown. In setting the target awards, the Committee reviewed market data for each position and determined that the incentive amounts payable upon achievement of target performance levels would result in total cash compensation (base salary plus annual incentive) that would be at or near the 50th percentile of a broad-based and select group of companies described in the discussion of Market Data below.

Name	Target Award as a % of Salary
Anthony G. Capuano	200
Stephanie C. Linnartz	100
Kathleen K. Oberg	100
Craig S. Smith	100
William P. Brown	100

The annual cash incentive program performance factors are intended to establish high standards consistent with the Company’s quality goals, which are designed to be achievable, but not certain to be met. The Company believes that these factors are critical to achieving success within the hospitality and service industry.

Awards under the 2022 Annual Incentive Plan are subject to achieving a threshold Adjusted EBITDA level and no awards are earned unless the Company’s Adjusted EBITDA for the year equals or exceeds $2.3 billion, a threshold that required growth over fiscal year 2021 Adjusted EBITDA levels to earn any payout under the program. Once this threshold is met, each NEO’s award is calculated based on the achievement of Company Adjusted EBITDA (weighted 60%) and both a quantitative and qualitative evaluation of strategic goals aligned with Marriott’s strategic growth priorities across three critical Company stakeholders: Associates, Customers and Owners/Franchisees (weighted 40%). These financial, operational and strategic goals are described more fully below.

Marriott International, Inc.	2023 Proxy Statement 50

Financial Component (60% weighting)
Performance Goal	Performance Target	Payout as a Percent of Target
Company-wide Adjusted EBITDA(1)(2)	Less than $2.5 billion	0%
	At least $2.5 billion	25%
	At least $2.8 billion, but less than $3.05 billion	100%
	$3.15 billion or greater	200%
(1)	If the achievement falls between stated Adjusted EBITDA performance levels either above the upper end of the target range or below the lower end of the target range, the incentive payment is interpolated between the corresponding incentive levels.
(2)	Adjusted EBITDA under the Annual Incentive Plan is calculated as the non-GAAP measure that Marriott reports to investors as Adjusted EBITDA (as described in Exhibit A), subject to certain additional adjustments, if applicable for such year. There were no such adjustments for 2022.

These targets were set at levels that would require year-over-year growth to achieve a target payout for this metric and would require significant effort from each NEO to drive the success of the business.

Marriott’s growth priorities are intended to measure progress against key Company-wide quantitative and qualitative business objectives for all NEOs. All of the goals in this component emphasize near-term and long-term actions critical to our continued success. In aggregate, the Committee determined to weight the growth priorities at 40% of the overall annual incentive plan given that they are critical to the Company’s success.

Growth Priorities Component (40% weighting)
Associate	Customer	Owner/Franchisee
Achieve “Best Employer” leadership index score	Improve guest satisfaction survey results Grow active Marriott Bonvoy members	Achieve room growth targets

In determining the growth priorities component payout level following year-end, the Committee took a holistic view of the Company’s achievement of the business objectives described above, as well as other accomplishments in the key areas as described in the table below, with no specific weightings applied to any objective or accomplishments.

2022 Accomplishments
•	Managed the continuing complexities impacting our hotels, associates and guests due to the return of business demand and the continued evolving and varying impact of the global pandemic
•	Suspended hotel operations in Russia while managing the impact to our associates and customers and provided support to refugees from Ukraine in neighboring countries
•	Company-wide associate leadership index survey results exceeded the “Best Employer” benchmark
•	Made progress toward diversity and inclusion goals
•	Signed approximately 108,000 rooms, almost 50% of which were outside of the U.S. & Canada
•	Announced our planned entry into the affordable midscale segment by signing an agreement to acquire the City Express brand portfolio, comprised of approximately 150 hotels totaling around 17,000 rooms in more than 70 cities in Mexico and three additional countries in Latin America; the transaction is expected to close in the first half of 2023
•	Reduced turnover and hired a record number of associates to address the needs of our business and in response to staffing challenges seen throughout the labor market
•	Exceeded goals for hotel revenue (stayed and paid) and co-branded credit card new accounts and spend
•	Exceeded goals for Marriott Bonvoy loyalty member engagement and enrollments
•	Improved guest satisfaction survey results
•	Achieved certain cyber-security and technology-related goals
Marriott International, Inc.	2023 Proxy Statement 51

2022 Company Rewards and Recognitions

 •  Fortune 100 Best Companies to Work For®, Great Place to Work®, Fortune

 •  Best Workplaces for Parents™, Great Place to Work®, Fortune

 •  Best Workplaces for Women™, Great Place to Work®, Fortune

 •  PEOPLE Companies that Care®, Great Place to Work®, PEOPLE

 •  DiversityInc Hall of Fame Companies, DiversityInc

 •  50 Best Companies for Latinas to Work for in the U.S., LATINA Style

 •  100 Best Companies, Seramount

 •  Best Companies for Dads, Seramount

 •  Top Companies for Executive Women, Seramount

 •  Best Places to Work for LGBTQ Equality, Human Rights Campaign Foundation

•  Leading Disability Employer Seal, National Organization on Disability

•  Best Places to Work for Disability Inclusion, named by Disability:IN

•  America’s Best Employers for Diversity, Forbes

•  America’s Best Employers for New Graduates, Forbes

•  America’s Best Employers for Veterans, Forbes

•  World’s Best Employers, Forbes

•  America’s Best Large Employers, Forbes

•  World’s Top Female-Friendly Companies, Forbes

•  2022 Gender Equality Index, Bloomberg

•  Most Responsible Corporate Citizens of 2022, 3BL Media

•  100 Best ESG Companies For 2022, Investor’s Business Daily Winner for 2022 Leadership Awards, U.S. Green Business Council

The table below outlines the performance achieved and the aggregate actual payout approved by the Committee as a percentage of target under the 2022 Annual Incentive Plan.

Company-wide Financial Component (60% of total bonus)	Growth Priorities Component (40% of total bonus)	Actual Payout as a Percent of Target
120%	72%	192%

Long-Term Incentive Awards

Annual Stock Awards

The Company annually grants equity compensation awards to the NEOs under its stock plan, which for 2022 was the Marriott International, Inc. Stock and Cash Incentive Plan (the “Stock Plan”). Such awards are designed to link NEO pay to long-term Company performance and to align the interests of NEOs with those of our stockholders. In setting target award values, the Committee considered its review of external market data, individual performance, and internal pay equity considerations for each position, and determined that aggregate target award values for the NEOs as a group would result in total direct compensation (base salary plus target annual incentive plus target equity awards) that would be at or near the 50th percentile of a broad-based and select group of companies described in the discussion of “Market Data” below, with variation above or below the 50th percentile by individual to reflect strategic impact, internal pay equity, tenure, and individual performance. The target values of the awards granted to the NEOs listed below are set forth in the following table (amounts shown in the Summary Compensation Table reflect actual grant date fair value as determined in accordance with accounting guidance):

2022 Target Value of Annual Stock Awards ($)
Anthony G. Capuano	12,500,000
Stephanie C. Linnartz	6,750,000
Kathleen K. Oberg	3,500,000
Craig S. Smith	2,500,000
William P. Brown	2,500,000

Marriott International, Inc.	2023 Proxy Statement 52

Consistent with 2021, the NEOs’ annual stock awards for 2022 were granted in a mix (based on the target values) of 50% PSUs, 25% SARs and 25% RSUs for each of our CEO and our then-President and 40% PSUs, 30% SARs and 30% RSUs for the other NEOs. The Committee determined that the 2022-2024 PSUs will be earned after three years contingent on achievement of 2024 Adjusted EBITDA performance targets to drive growth and Company profitability. Zero PSUs will be earned if 2024 Adjusted EBITDA falls below a specified level, with the potential for target or above target payouts if 2024 Adjusted EBITDA equals or exceeds the target performance level. To ensure that any above target payout is also well-aligned with results for stockholders, the 2022-2024 PSUs are subject to a relative TSR modifier. If 2024 Adjusted EBITDA equals or exceeds the target performance level, then the resulting number of shares ultimately earned will be modified up or down by up to 20% depending on the Company’s relative three-year TSR performance, measured against a performance peer group consisting of companies competing in the travel and hospitality industries. See “Market Data” for additional details about the performance peer group. In continuing to use these two PSU performance measures, the Committee considered alignment with the Company’s business strategy, creation of long-term value for stockholders, and ensuring appropriate balance with 2022 Annual Incentive measures. The Committee considers the 2024 Adjusted EBITDA measure for PSUs to be different from the 2022 Adjusted EBITDA measure used for the Annual Incentive Plan. These measures cover different performance time periods, but they also support distinct strategic objectives. The PSU measure aligns with Marriott’s long-term success as a leader in the hospitality industry, while the Annual Incentive measure focuses on Marriott’s near-term profitability.

Supplemental Stock Awards

Supplemental stock awards are infrequent and are only considered in recognition of special performance, promotions, or assumption of additional responsibilities, to retain key talent or as a sign-on employment inducement. The Committee did not make any supplemental stock awards to any NEO in 2022.

Grant Timing and SAR Exercise Price

The Company typically grants annual stock awards each year on the second trading day following the Company’s annual earnings conference call for the prior fiscal year. This timing is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information that may result in an increase or decrease in its stock price, even though the dollar value of the equity awards to executives is established in early February. Similarly, supplemental stock awards may be granted throughout the year, but not during Company-imposed trading black-out periods in Company stock.

Executives derive value from their SARs based on the appreciation in the value of the underlying shares of Company stock. For purposes of measuring this appreciation, the Company sets the exercise or base price as the average of the high and low quoted prices of the Company stock on the date the awards are granted. This average price valuation is common practice and offers no inherent pricing advantage to the executive or the Company.

Other Compensation

Perquisites

The Company offers limited perquisites to its NEOs. Consistent with practices within the hospitality industry, the Company provides complimentary rooms, food and beverages at Company-owned, operated, or franchised hotels and the use of hotel-related services such as Marriott-managed golf and spa facilities while on personal travel. The Company offers these benefits to encourage NEOs to visit and personally evaluate our properties. Additionally, an NEO’s spouse or other guests may accompany the NEO on personal or business travel. In addition, in 2022 the Company began requiring the President and CEO to use the Company’s aircraft for all travel, including personal travel, to promote his personal safety, to enhance his efficiency and to maximize the time he can devote to Company business. This requirement is consistent with the recommendation of an independent security study that Marriott obtained in 2022. Beginning in 2022, the Company also offered each of the NEOs the opportunity to obtain an annual comprehensive physical. The value of these benefits is included in the NEOs’ wages for tax purposes to the extent required by law, and the Company does not provide tax gross-ups to the NEOs with respect to these benefits.

Other Benefits

NEOs may participate in the same Company-wide benefit programs offered to all eligible U.S. associates. Some programs are paid for solely by the enrollees (including executives), such as 401(k) plan elective deferrals, vision coverage, long-term and short-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefit programs are paid for or subsidized by the Company for all enrollees such as the 401(k) plan Company match, group medical and dental coverage, $50,000 Company-paid life insurance, business travel accident insurance and tuition reimbursement.

Marriott International, Inc.	2023 Proxy Statement 53

NEOs are also eligible to participate in the Marriott International, Inc. Employee Stock Purchase Plan, which allows all eligible employees to purchase shares of the Company’s Class A common stock at a discount from the market price.

Nonqualified Deferred Compensation Plan

In addition to a tax-qualified 401(k) plan, the Company offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings under the Marriott International, Inc. Executive Deferred Compensation Plan (“EDC”). The Company believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because the Company does not offer a defined benefit pension plan. The EDC, including each NEO’s benefits under the EDC and the Company’s 2022 contributions to the EDC, is described below in the “Nonqualified Deferred Compensation for Fiscal Year 2022” section.

Change in Control

The Company provides limited, “double trigger” change in control benefits under the Stock Plan and the EDC upon an NEO’s qualifying termination of employment in connection with a change in control of the Company, as described below in the “Potential Payments Upon Termination or Change in Control” section. The Committee believes that, with these carefully structured benefits, the NEOs are better able to perform their duties with respect to any potential proposed corporate transaction without the influence of or distraction by concerns about their employment or financial status. In addition, the Committee believes that stockholder interests are protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.

The Company does not provide tax gross-ups on these benefits and limits the Stock Plan benefits to avoid adverse tax consequences to the Company. Specifically, the Stock Plan benefits are subject to a cut-back, so that the benefit will not be provided to the extent it would result in the loss of a tax deduction by the Company or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code. The discussion of Potential Payments Upon Termination or Change in Control below includes a table that reflects the year-end intrinsic value of unvested stock awards and cash incentive payments that each current NEO employed as of year-end would receive if subject to an involuntary termination of employment in connection with a change in control.

Compensation Process and Policies

2022 “Say-on-Pay” Vote and Stockholder Engagement

At the Company’s 2022 annual meeting, stockholders once again expressed substantial support for the compensation of our NEOs with approximately 96% of the votes cast for approval of the “say-on-pay” advisory vote on our 2021 NEO compensation. The Committee also reviewed with its Compensation Consultant the elements and mix of annual and long-term executive officer compensation, the external compensation market data described below, and the long-term effectiveness of the Company’s compensation programs. Based on the foregoing, the Committee determined that the structure and operation of the executive compensation program have been effective in aligning executive compensation with long-term stockholder value, and therefore determined to maintain the basic structure of the program.

As described elsewhere in this proxy statement, the Company values the perspectives of its stockholders and regularly engages with the investment community on a variety of topics including the Company’s business, strategies, financial results and other topics suggested by stockholders. These meetings, which include individual meetings, group meetings and participation at conferences, provide valuable feedback from stockholders on an ongoing basis.

Marriott International, Inc.	2023 Proxy Statement 54

Stock Ownership Policies

The Company reinforces its performance-based and long-term philosophy through its stock ownership policy which requires that, within five years of becoming subject to the policy, each NEO own Company stock with a total value equal to a multiple of three to six times his or her individual salary grade midpoint. Each currently employed NEO has already met this requirement or is on track to meet it within the five-year timeline.

We have adopted a number of related policies that further reflect alignment with long-term stockholder value.

•	NEOs and directors are required to retain 50% of the net after-tax shares received under any equity awards until they satisfy the required stock ownership levels.
•	The Company prohibits all associates, including the NEOs, and directors from engaging in short sale transactions related to Marriott stock.
•	PSUs and RSUs do not provide for accelerated distribution of shares upon retirement to ensure that executives have a continuing stake in the Company’s performance beyond the end of their employment, thereby strengthening their interest in the Company’s long-term success.

Hedging Prohibited

The Company prohibits all associates, including the NEOs, and directors from buying, selling, writing or otherwise entering into any hedging or derivative transaction related to Marriott stock or securities, including options, warrants, puts, calls, and similar rights that have an exercise or conversion privilege that is related to the price of a Marriott security, or similar instruments with a value derived from the value of a Marriott security, except that they may hold SARs or other derivative securities awarded to them as compensation under the Company’s equity compensation plans.

Clawbacks

In addition to the compensation clawback provisions of the Sarbanes-Oxley Act of 2002 that apply to the President and CEO and Chief Financial Officer, the Company maintains a separate clawback provision that applies to all equity awards issued to the NEOs. Under the Stock Plan and the NEOs’ award agreements, the Company has the authority to limit or eliminate the ability of any executive to exercise options and SARs or to receive a distribution of Company stock under PSUs, RSUs or other stock awards if the executive’s employment is terminated for serious misconduct or the executive engages in criminal or tortious conduct or other behavior that is actually or potentially injurious to the Company or competes with the Company.

Under the company’s current clawback policy, the Committee has discretion to require reimbursement of any annual cash incentive payment awarded to an NEO if the amount of such incentive payment is calculated based upon the achievement of certain financial results that are required to be restated, provided that such discretion may only be exercised if the NEO has engaged in intentional misconduct that caused or partially caused the need for the restatement. The amount of the reimbursement would be the difference in the amount determined before and after the restatement. The Company intends to fully comply with the requirements of Dodd-Frank Section 954 once final Nasdaq listing standards implementing this provision become effective.

Independent Compensation Consultant

The Committee selected and retained the Compensation Consultant to assist the Committee in establishing and implementing the Company’s executive and director compensation strategy. The Compensation Consultant reports to and is instructed in its duties by the Committee and carries out its responsibilities in coordination with the Human Resources Department. Other than having provided the Company with executive compensation data from a survey, which the Committee pre-approved, the Compensation Consultant performs no other services for the Company. Based on materials presented by management and the Compensation Consultant and the factors set forth in the SEC’s Exchange Act Rule 10C-1, the Committee determined that the Compensation Consultant is independent and that the Compensation Consultant’s engagement did not raise any conflicts of interest.

Marriott International, Inc.	2023 Proxy Statement 55

The Compensation Determination Process

In designing and determining 2022 NEO pay, the Committee considered recommendations from the Company’s Executive Vice President and Chief Human Resources Officer; from the Company’s former Executive Chairman and Chairman of the Board, J.W. Marriott, Jr., in February of 2022 when setting annual target compensation opportunities; and from the Company’s current Chairman, David S. Marriott, in February 2023 when determining final annual cash incentive program payouts, as well as the advice and recommendations of the Compensation Consultant throughout the compensation setting process. The Committee also obtained input and approval from the full Board, with the independent directors meeting in executive session, regarding the compensation for Mr. Capuano and Ms. Linnartz.

In its determinations, the Committee does not set rigid, categorical guidelines or formulae to determine the levels of compensation for the NEOs. Rather, it relies upon its collective judgment as applied to the challenges confronting the Company as well as subjective factors such as leadership ability, individual performance, retention needs, and future potential as part of the Company’s management development and succession planning process.

The Committee carefully reviews numerous factors when setting NEO total pay opportunity, allocating total pay opportunity among base salary, annual incentives and annual stock awards, and determining final pay outcomes based on performance. The Committee considers our executives’ job responsibilities, tenure and experience, and Company and individual performance against internal targets as well as performance of competitors, competitive recruiting and retention pressures, internal pay equity and succession and development plans.

The Committee also reviews the total pay opportunity for executives at the 50th percentile of a broad-based and select group of companies described in the discussion of “Market Data” below. This review of total pay opportunity is designed as a market check to align the potential range of total direct compensation outcomes with our long-term performance expectations and actual results. An understanding of external market data helps the Company attract and retain key executive talent without serving as a rigid standard for benchmarking compensation. For example, although performance comparisons are difficult given the differences in size, customer distribution, global geographic exposure and price tier distribution, the Committee considers historical and annual business results relative to other individual lodging companies to provide additional context for evaluating annual compensation actions. The Committee also regularly reviews historical financial, business and total stockholder return results for lodging companies as well as a selected group of comparator companies prior to determining final pay amounts.

Market Data

The external market data utilized by the Company for 2022 includes several broad, revenue-based surveys as well as a custom survey of companies specifically selected by the Committee. The Committee believes, based on the advice of the Compensation Consultant, that the similarly-sized companies participating in the revenue-based surveys and the companies selected for the custom survey represent the broad pool of executive talent both within and outside of the lodging industry for which the Company competes. To avoid over-emphasizing the results of one or more surveys, the Company considers the results of the revenue-based surveys as well as those of the custom survey, in terms of total pay and each component of pay. The Committee also considers compensation practices at select lodging companies. This process for identifying relevant market data is used consistently for all senior executives of the Company, including the NEOs.

Revenue-Based Survey

In general, the revenue-based surveys used as a market reference for NEO pay include companies with annual revenue similar to that of the Company. For 2022, the surveys were the Executive Compensation and Benchmarking Survey (provided by the Compensation Consultant), the Radford Global Database, the WTW CDB Executive Compensation Database, the Equilar Top 25 Survey, and the Fred Cook Survey of Long-Term Incentives. The Committee did not consider the individual companies in the revenue-based surveys when making compensation decisions.

Custom Survey

There are no other U.S. publicly-traded lodging companies similar to our size. Therefore, in consultation with the Compensation Consultant, the Committee selected appropriate comparator group companies from a broad universe of companies that compete with Marriott for executive talent, are of similar size in annual revenue or have a similar focus on marketing, e-commerce, consumers and brand image even if they do not compete directly in the lodging business. The Committee annually reviews the comparator group for potential changes (e.g., due to mergers and acquisition activity or changes in company size and business mix) but does not generally anticipate making significant changes every year, to allow for consistency and comparability of market data from year-to-year. The comparator group companies reviewed for 2022 are shown below along with select financial and non-financial metrics the Committee considered and Marriott’s percentile ranking on each of these metrics. During 2022, the Committee made no changes to the peer group. The financial information reflects fiscal year-end data available as of March 1, 2023.

Marriott International, Inc.	2023 Proxy Statement 56

	2022 Revenues(1)	Market Capitalization(1)	Enterprise Value(1)	Number of Employees
Lodging Companies (stock ticker)
Hilton Worldwide Holdings Inc. (HLT)	$ 8,773	$ 33,847	$ 42,333	159,000
Hyatt Hotels Corporation (H)	5,891	9,624	11,928	50,000
Wyndham Hotels & Resorts, Inc. (WH)	1,498	6,161	8,088	2,500
Other Hotel, Restaurant & Leisure Companies (stock ticker)
Carnival Corporation & plc (CCL)	12,168	12,502	44,354	87,000
Caesars Entertainment Inc. (CZR)	10,821	8,930	20,910	49,000
McDonald’s Corporation (MCD)	23,183	193,016	238,470	200,000
MGM Resorts International (MGM)	13,127	12,711	41,204	45,000
Royal Caribbean Cruises Ltd (RCL)	8,841	12,616	34,675	102,500
Starbucks Corp (SBUX)	32,250	113,931	134,448	402,000
Other Retail & Consumer Branded Companies (stock ticker)
Best Buy Company, Inc. (BBY)	51,761	15,392	18,472	105,000
Nike, Inc. (NKE)	46,710	170,020	171,924	79,100
The TJX Companies, Inc. (TJX)	49,936	94,624	101,891	340,000
The Walt Disney Company (DIS)	82,722	154,733	207,369	220,000
E-Commerce Companies (stock ticker)
eBay Inc. (EBAY)	9,795	22,500	27,300	11,600
Expedia Group, Inc. (EXPE)	11,667	13,427	17,357	16,500
Booking Holdings Inc. (BKNG)	17,090	78,170	78,500	20,700
Marriott International, Inc. (MAR)(2)	20,773	46,245	56,942	377,000
Percentile Rank	64th	61st	62nd	97th

Source: Bloomberg, SEC filings and other public sources.

(1)	Amounts are reported in millions.
(2)	Revenue amount for the Company is shown as reflected in our financial statements. The number of Marriott employees shown includes 140,000 associates employed by Marriott at properties, customer care centers and above-property operations, as well as 237,000 associates who are employed by our property owners but whose employment is managed by Marriott (which is common outside the U.S.); it does not include hotel personnel employed by our franchisees or management companies hired by our franchisees.
Marriott International, Inc.	2023 Proxy Statement 57

Relative TSR Performance Peer Group

As discussed above, the Committee believes that it is appropriate to focus on companies that are generally similar in size to our Company, but including a broader group of industries, when comparing compensation with market data. For total shareholder return performance comparisons, however, the Committee believes that company size is less relevant than business focus within the lodging and hospitality industry. The performance peer group should effectively measure the Company’s performance relative to other companies whose businesses are similar and are subject to similar business cycles. The performance peer group of 19 companies for 2022 PSU grants was selected in February 2022 based on a review of the constituents of established industry indices: S&P 500 Hotels, Resorts, & Cruise Lines Index and the Bloomberg World Lodging Index, and a review of other public companies within the same industry classifications. Although this TSR performance peer group differs from the compensation peer group, there is an overlap of nine companies between the two groups, as indicated in the table below.

	FYE 2020 Revenues ($m)(1)	Market Capitalization ($m) as of 12/31/2021(1)
Hotels, Resorts & Cruise Lines (stock ticker)
Accor SA	1,827(2)	9,663(2)
Carnival Corporation & plc (CCL)*	5,595	21,353
Choice Hotels International, Inc. (CHH)	774	5,886
Hilton Worldwide Holdings Inc. (HLT)*	4,307	30,869
Hyatt Hotels Corporation (H)*	2,066	7,512
InterContinental Hotels Group PLC (IHG)	2,394	12,533
Norwegian Cruise Line Holdings Ltd. (NCLH)	1,280	8,027
Royal Caribbean Cruises Ltd (RCL)*	2,209	17,730
Wyndham Hotels & Resorts, Inc. (WH)*	1,300	5,538
Hotel & Resort REITs (stock ticker)
Apple Hospitality REIT, Inc. (APLE)	602	2,882
Host Hotels & Resorts, Inc. (HST)	1,620	10,319
Park Hotels & Resorts Inc. (PK)	852	4,041
Pebblebrook Hotel Trust (PEB)	443	2,457
RLJ Lodging Trust (RLJ)	473	2,316
Casinos & Gaming (stock ticker)
Caesars Entertainment, Inc. (CZR)*	3,474	17,273
MGM Resorts International (MGM)*	5,162	15,564
Wynn Resorts, Limited (WYNN)	2,096	12,087
Internet & Direct Marketing Retail (OTAs) (stock ticker)
Booking Holdings Inc. (BKNG)*	6,796	91,218
Expedia Group, Inc. (EXPE)*	5,199	18,729
*	Also a compensation peer group company
(1)	Reflects values reviewed by the Committee when approving the peer group in February 2022.
(2)	Amounts shown for Accor SA are converted from Euros using a February 2022 F/X rate of .88747.

Risk Considerations

The Committee considered risk in determining 2022 NEO compensation and believes that the following aspects of NEO pay discourage unreasonable or excessive risk-taking by executives:

•	Base salary levels are commensurate with the executives’ responsibilities (and the external market) so that the executives are not motivated to take excessive risks to achieve an appropriate level of personal financial security.
•	Annual cash incentive program includes a diverse mix of Company performance metrics, including metrics based on diversity, inclusion and other social initiatives.
•	Annual cash incentive opportunities are capped so that no payout exceeds a specified percentage of salary, thereby moderating the impact of short-term incentives.
Marriott International, Inc.	2023 Proxy Statement 58

•	The Committee and the Board have discretion to decrease annual cash incentive payouts, for example, if they believe the operational or financial results giving rise to those payouts are unsustainable or if they believe the payout would unfairly reward the NEOs for events that are unrelated to their performance.
•	The mix of short-term and long-term incentives is balanced so that at least 50% of total pay opportunity is in the form of long-term equity awards.
•	PSUs are subject to performance measures that reflect the strength of our brands and drive long-term financial and stock performance.
•	Annual stock awards are generally granted as a mix of PSUs, RSUs, and SARs that generally vest over or after at least three years, which together encourage the NEOs to focus on sustained stock price performance.
•	The Committee reviews and compares total compensation and each element of compensation to external market data to confirm that compensation is within an acceptable range relative to the external market, while also taking into consideration the Company’s relative performance.
•	The NEOs are subject to compensation clawback provisions.
•	Stock ownership and retention requirements align the long-term interests of NEOs with the interests of stockholders.
•	All associates, including the NEOs, and directors are prohibited from engaging in hedging or derivative transactions related to Marriott stock or securities.
•	The NEOs (and all executive officers) are prohibited from holding Company stock in margin accounts and from pledging such stock as collateral for loans without the prior approval of the Lead Director.
Marriott International, Inc.	2023 Proxy Statement 59

Executive Compensation Tables and Discussion

Summary Compensation Table

The following Summary Compensation Table presents the compensation we paid in fiscal years 2020, 2021 and 2022 to our President and CEO, our Chief Financial Officer, and our other three most highly compensated executive officers in 2022.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	SAR Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Anthony G. Capuano President and Chief Executive Officer	2022	1,300,000	0	9,193,155	3,125,029	4,992,000	4,340	71,747	18,686,271
	2021	1,234,615	0	10,171,778	2,250,072	4,691,538	13,556	30,323	18,391,882
	2020	597,356	0	2,840,318	810,053	0	19,585	9,150	4,276,462
Stephanie C. Linnartz Former President	2022	1,000,000	0	5,099,155	1,687,621	1,920,000	2,206	45,933	9,754,915
	2021	980,768	0	6,883,653	1,514,605	1,863,460	7,043	43,516	11,293,045
	2020	592,308	0	2,127,478	960,007	0	9,505	9,263	3,698,561
Kathleen K. Oberg Chief Financial Officer and Executive Vice President, Development	2022	900,000	0	2,369,733	1,050,135	1,728,000	8,039	33,490	6,089,397
	2021	888,462	0	9,309,699	1,050,068	1,688,077	25,667	17,659	12,979,631
	2020	558,461	0	1,966,863	930,048	0	37,121	24,155	3,516,648
Craig S. Smith Former Group President, International	2022	775,000	0	1,692,541	750,097	1,488,000	9,123	74,358	4,789,119
	2021	747,732	0	3,057,817	675,022	943,544	25,959	9,425	5,459,499
William P. Brown Group President, United States and Canada	2022	775,000	0	1,692,541	750,097	1,488,000	7,859	44,787	4,758,284
	2021	748,826	0	3,057,817	675,022	1,067,078	24,996	9,425	5,583,164
(1)	This column reports all amounts earned as salary during the fiscal year, whether paid or deferred under the Company’s qualified 401(k) plan and the EDC.
(2)	The value reported for Stock Awards and SAR Awards is the aggregate grant date fair value of the awards granted in the fiscal year as determined in accordance with accounting guidance for share-based payments, and therefore differs from the target award values approved by the Committee. The assumptions for making the valuation determinations for SAR Awards are set forth in the footnotes to the Grants of Plan-Based Awards for Fiscal Year 2022 table, below.
(3)	Approximately 70% of the 2022 value reported in this column for Mr. Capuano, 68% for Ms. Linnartz, and 61% for Ms. Oberg, Mr. Smith and Mr. Brown represent the value of PSUs at the grant date based upon target performance which is the most probable outcome as of the grant date with respect to performance. Assuming that the highest level of performance conditions is achieved for all PSUs, the grant date fair values of the PSUs included in the 2022 value for Mr. Capuano, Ms. Linnartz, Ms. Oberg, Mr. Smith and Mr. Brown would be $11,563,096, $6,244,291, $2,590,232, $1,850,308 and $1,850,308, respectively.
(4)	This column reports all amounts earned under the Company’s annual cash incentive program during the fiscal year, which were paid in March of the following fiscal year (except for fiscal year 2020 where there was no annual cash incentive paid) unless deferred under the EDC.
(5)	The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed below under “Nonqualified Deferred Compensation for Fiscal Year 2022.”
(6)	All Other Compensation for fiscal year 2022 consists of Company contributions to the Company’s qualified 401(k) plan of $9,913 for each NEO other than Mr. Capuano and Ms. Oberg, $9,700 for Mr. Capuano and $0 for Ms. Oberg; and perquisites and personal benefits, including complimentary rooms, food and beverages at
Company-owned, operated or franchised hotels and the use of other hotel-related services such as golf and spa facilities while on personal travel, and, for Mr. Capuano, personal use of the Company’s aircraft. In addition, executives are occasionally accompanied by a spouse or invited guest while on travel, which typically results in no incremental cost to the Company. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for any NEO for the fiscal year. All Other Compensation for fiscal year 2021 has been adjusted to reflect an additional $341 and $17,659 in perquisites and personal benefits related to complimentary rooms, food and beverages provided to Ms. Linnartz and Ms. Oberg in late 2021.

Marriott International, Inc.	2023 Proxy Statement 60

Grants of Plan-Based Awards for Fiscal Year 2022

The following table presents the plan-based awards granted to the NEOs in 2022.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards (Number of Shares of Stock or Units) (#)	All Other SAR Awards (Number of Securities Underlying SARs) (#)	Exercise or Base Price of SARs ($/sh)	Grant Date Fair Value of Stock/ SAR Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Capuano
Cash Incentive			390,000	2,600,000	5,200,000	—	—	—	—	—	—	—
PSU	2/17/22	2/11/22	—	—	—	8,693	34,771	62,588	—	—	—	6,423,942
RSU	2/17/22	2/11/22	—	—	—	—	—	—	17,388	—	—	2,769,213
SAR	2/17/22	2/11/22	—	—	—	—	—	—	—	66,867	179.75	3,125,029
Ms. Linnartz
Cash Incentive			150,000	1,000,000	2,000,000	—	—	—	—	—	—	—
PSU	2/17/22	2/9/22	—	—	—	4,694	18,777	33,799	—	—	—	3,469,051
RSU	2/17/22	2/9/22	—	—	—	—	—	—	9.390	—	—	1,630,104
SAR	2/17/22	2/9/22	—	—	—	—	—	—	—	30.945	179.75	1,687,621
Ms. Oberg
Cash Incentive			135,000	900,000	1,800,000	—	—	—	—	—	—	—
PSU	2/17/22	2/9/22	—	—	—	1,947	7,789	14,020	—	—	—	1,439,018
RSU	2/17/22	2/9/22	—	—	—	—	—	—	5,844	—	—	930,715
SAR	2/17/22	2/9/22	—	—	—	—	—	—	—	22,470	179.75	1,050,135
Mr. Smith
Cash Incentive			116,250	775,000	1,550,000	—	—	—	—	—	—	—
PSU	2/17/22	2/9/22	—	—	—	1,391	5,564	10,015	—	—	—	1,027,949
RSU	2/17/22	2/9/22	—	—	—	—	—	—	4,173	—	—	664,592
SAR	2/17/22	2/9/22	—	—	—	—	—	—	—	16,050	179.75	750,097
Mr. Brown
Cash Incentive			116,250	775,000	1,550,000	—	—	—	—	—	—	—
PSU	2/17/22	2/9/22	—	—	—	1,391	5,564	10,015	—	—	—	1,027,949
RSU	2/17/22	2/9/22	—	—	—	—	—	—	4,173	—	—	664,592
SAR	2/17/22	2/9/22	—	—	—	—	—	—	—	16,050	179.75	750,097

(1)	The amounts reported in these columns include potential payouts corresponding to achievement of the threshold, target, and maximum performance objectives under the Company’s annual cash incentive program.
(2)	These columns report the number of shares issuable under PSUs granted to the NEOs for the 2022-2024 performance period. Annual PSUs reported in these columns are conditioned on the achievement of 2024 Adjusted EBITDA, with a potential modification of -20% to +20% based on Relative TSR Performance over a three-year performance period from 2022-2024, with threshold representing 25% of the target number of shares and maximum representing 180% of target.
(3)	The value reported for Stock Awards and SAR Awards is the aggregate grant date fair value of the awards granted in 2022 as determined in accordance with accounting standards for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. We used the following assumptions to determine the fair value of the SAR Awards granted in 2022: expected volatility =26.68%; dividend yield = 1.03%; risk-free rate = 1.90–1.97%; and expected term = 6–10 years. In making these assumptions, we base expected volatility on the historical movement of the Company’s stock price. We base risk-free rates on the corresponding U.S. Treasury spot rates for the expected duration at the date of grant, which we convert to a continuously compounded rate. The dividend yield assumption takes into consideration both historical levels and expectations of future dividend payout. The weighted average expected terms for SAR Awards are an output of our valuation model which utilizes historical data in estimating the time period that the SARs are expected to remain unexercised. We calculate the expected terms for SARs for separate groups of retirement eligible and non-retirement eligible employees. Our valuation model also uses historical data to estimate exercise behaviors, which include determining the likelihood that employees will exercise their SARs before expiration at a certain multiple of stock price to exercise price. For PSUs, the value reported is based on the grant date stock price of the target number of shares subject to the award.

Marriott International, Inc.	2023 Proxy Statement 61

The Grants of Plan-Based Awards table reports the dollar value of cash-based annual incentive program awards (at their threshold, target and maximum achievement levels) and the number and grant date fair value of PSUs, RSUs and SARs granted under the Stock Plan to each NEO during the 2022 fiscal year. With regard to cash incentives, this table reports the range of potential amounts that could have been earned by the executive under the annual cash incentive program for 2022, whereas the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reports the actual value approved by the Human Resources and Compensation Committee for 2022. With regard to equity grants, the value received by executives upon the vesting of PSUs and RSUs and upon the exercise of SARs may differ from the reported grant date values, including the potential for zero value for PSUs and SARs, depending on the degree to which pre-established performance goals are met and on the Company’s future stock performance.

Marriott International, Inc.	2023 Proxy Statement 62

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table shows information about outstanding Company SARs, RSUs and PSUs at December 31, 2022, our fiscal year-end. The Intrinsic Value and Market Value figures for the Company stock awards are based on the closing price as of December 30, 2022 of the Company’s Class A common stock, which was $148.89.

			SAR Awards						Stock Awards
Name	Grant Date	Award Type	Number of Securities Underlying Unexercised SARs: Exercisable/ Unexercisable (#)		SAR Exercise Price (#)	SAR Expiration Date	SAR Intrinsic Value: Exercisable/ Unexercisable ($)		Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Capuano	2/23/2015	SARs	23,115	—	82.67	2/23/2025	1,530,675	—	—	—	—	—
	2/22/2016	SARs	30,513	—	66.86	2/22/2026	2,502,981	—	—	—	—	—
	2/21/2017	SARs	23,370	—	88.31	2/21/2027	1,415,755	—	—	—	—	—
	2/20/2018	SARs	16,428	—	139.54	2/20/2028	153,602	—	—	—	—	—
	3/5/2019	SARs	22,359	9,685(1)	124.79	3/5/2029	538,852	—	—	—	—	—
	3/2/2020	SARs	19,370	44,000(1)	120.16	3/2/2030	556,500	278,250	—	—	—	—
	2/22/2021	SARs	22,000	66,867(1)	142.05	2/22/2031	150,480	300,960	—	—	—	—
	2/17/2022	SARs	—	—	179.75	2/17/2032	—	—	—	—	—	—
		RSUs	—	—	—	—	—	—	40,170(2)	5,980,911	—	—
		PSUs	—	—	—	—	—	—	1,948(3)	290,038	—	—
		PSUs	—	—	—	—	—	—	—	—	93,982(4)	13,993,010
		PSUs	—	—	—	—	—	—	—	—	34,771(5)	5,177,054
Ms. Linnartz	3/5/2019	SARs	17,666	—	124.79	3/5/2029	425,751	—	—	—	—	—
	3/2/2020	SARs	10,760	10,760(1)	120.16	3/2/2030	309,135	309,135	—	—	—	—
	2/22/2021	SARs	14,809	29,618(1)	142.05	2/22/2031	101,294	202,587	—	—	—	—
	2/17/2022	SARs	—	30,945(1)	179.75	2/17/2032	—	—	—	—	—	—
		RSUs	—	—	—	—	—	—	19,682(6)	2,930,453	—	—
		PSUs	—	—	—	—	—	—	2,308(3)	343,638	—	—
		PSUs	—	—	—	—	—	—	—	—	62,304(4)	9,276,443
		PSUs	—	—	—	—	—	—	—	—	18,777(5)	2,795,708
Ms. Oberg	2/20/2018	SARs	18,957	—	139.54	2/20/2028	177,248	—	—	—	—	—
	3/5/2019	SARs	25,671	—	124.79	3/5/2029	618,671	—	—	—	—	—
	3/2/2020	SARs	22,662	11,331(1)	120.16	3/2/2030	651,079	325,540	—	—	—	—
	2/22/2021	SARs	10,267	20,534(1)	142.05	2/22/2031	70,226	140,453	—	—	—	—
	2/17/2022	SARs	—	22,470(1)	179.75	2/17/2032	—	—	—	—	—	—
		RSUs	—	—	—	—	—	—	50,472(7)	7,514,776	—	—
		PSUs	—	—	—	—	—	—	2,236(3)	332,918	—	—
		PSUs	—	—	—	—	—	—	—	—	38,861(4)	5,785,985
		PSUs	—	—	—	—	—	—	—	—	7,789(5)	1,159,704
Mr. Smith	2/22/2016	SARs	16,782	—	66.86	2/22/2026	1,376,627	—	—	—	—	—
	2/21/2017	SARs	15,912	—	88.31	2/21/2027	963,949	—	—	—	—	—
	2/20/2018	SARs	11,691	—	139.54	2/20/2028	109,311	—	—	—	—	—
	3/5/2019	SARs	15,735	—	124.79	3/5/2029	379,214	—	—	—	—	—
	3/2/2020	SARs	13,890	6,945(1)	120.16	3/2/2030	399,060	199,530	—	—	—	—
	2/22/2021	SARs	6,600	13,200(1)	142.05	2/22/2031	45,144	90,288	—	—	—	—

Marriott International, Inc.	2023 Proxy Statement 63

			SAR Awards						Stock Awards
Name	Grant Date	Award Type	Number of Securities Underlying Unexercised SARs: Exercisable/ Unexercisable (#)		SAR Exercise Price (#)	SAR Expiration Date	SAR Intrinsic Value: Exercisable/ Unexercisable ($)		Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
	2/17/2022	SARs	—	16,050(1)	179.75	2/17/2032	—	—	—	—	—	—
		RSUs	—	—	—	—	—	—	8,923(8)	1,328,545	—	—
		PSUs	—	—	—	—	—	—	1,371(3)	204,128	—	—
		PSUs	—	—	—	—	—	—	—	—	27,245(4)	4,056,478
		PSUs	—	—	—	—	—	—	—	—	5,564(5)	828,424
Mr. Brown	3/2/2020	SARs	13,890	6,945(1)	120.16	3/2/2030	—	199,530	—	—	—	—
	2/22/2021	SARs	6,600	13,200(1)	142.05	2/22/2031	—	90,288	—	—	—	—
	2/17/2022	SARs	—	16,050(1)	179.75	2/17/2032	—	—	—	—	—	—
		RSUs	—	—	—	—	—	—	8,923(8)	1,328,545	—	—
		PSUs	—	—	—	—	—	—	1,371(3)	204,128	—	—
		PSUs	—	—	—	—	—	—	—	—	27,245(4)	4,056,478
		PSUs	—	—	—	—	—	—	—	—	5,564(5)	828,424
(1)	SARs are exercisable in 33% increments on each of the first, second, and third anniversary of the grant date.
(2)	These RSUs vested or are scheduled to vest as follows: 23,298 on February 15, 2023; 11,076 on February 15, 2024; 5,796 on February 15, 2025.
(3)	Represents shares earned under PSUs granted in 2020 based on performance through the end of the three-year performance period covering 2020, 2021, and 2022.
(4)	Based on performance as of the end of the first two years of the three-year performance period, these PSUs, granted in 2021, are shown at maximum level and will vest on February 15, 2024, pending performance results and continued service.
(5)	Based on performance as of the end of the first year of the three-year performance period, these PSUs, granted in 2022, are shown at target level and will vest on February 15, 2025, pending performance results and continued service.
(6)	These RSUs vested or are scheduled to vest as follows: 9,608 on February 15, 2023; 6,944 on February 15, 2024; 3,130 on February 15, 2025.
(7)	These RSUs vested or are scheduled to vest as follows: 6,992 on February 15, 2023; 18,560 on August 15, 2023; 4,412 on February 15, 2024; 1,948 on February 15, 2025; 18,560 on August 15, 2025.
(8)	These RSUs vested or are scheduled to vest as follows: 4,557 on February 15, 2023; 2,975 on February 15, 2024; 1,391 on February 15, 2025.

SAR Exercises and Stock Vested During Fiscal Year 2022

The following table shows information about SAR exercises and vesting of RSU and PSU awards during fiscal year 2022.

Name	SAR Awards				Stock Awards
	Award Type	Exercise Date	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Award Type	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Mr. Capuano					RSU/PSU	2/15/22	21,632	3,849,198
Ms. Linnartz					RSU/PSU	2/15/22	11,916	2,120,333
Ms. Oberg	SAR	2/17/22	21,316	1,990,275	RSU/PSU	2/15/22	10,312	1,834,917
Mr. Smith					RSU/PSU	2/15/22	6,395	1,137,926
Mr. Brown	SAR	2/17/22	19,148	985,427	RSU/PSU	2/15/22	5,716	1,017,105
	SAR	3/25/22	4,141	192,805

(1)	For SARs that were exercised, the number of shares in this column reflects the nominal number of shares that were subject to SARs. The number of shares actually delivered under the SARs was lower and represented the value realized on exercise divided by the market price at the time of exercise.
(2)	The value realized upon exercise is based on the spread between the market price of the Company’s Class A common stock at the time of exercise and the exercise price.
(3)	The value realized upon vesting is based on the average of the high and low stock price on the vesting date.

Marriott International, Inc.	2023 Proxy Statement 64

The following tables include additional information regarding the value realized by the NEOs in 2022 on the exercise or vesting of Marriott stock awards reported in the table above.

Name	2022 SAR Exercises
	Grant Date	Grant Term	Exercise Date	Number of Shares Exercised	Exercise Price ($)	Average Market Value at Exercise ($)	Stock Price Increase from Grant to Exercise Date (%)	Value Realized Upon Exercise ($)
Ms. Oberg	2/21/17	10 years	2/17/22	21,316	88.31	181.68	106	1,990,275
Mr. Brown	3/5/19	10 years	2/17/22	4,141	124.79	180.17	44	229,329
	3/2/20	10 years	2/17/22	8,407	120.16	180.17	50	504,505
	2/22/21	10 years	2/17/22	6,600	142.05	180.17	27	251,593
	3/5/19	10 years	3/25/22	4,141	124.79	171.35	37	192,805
Name	2022 Restricted/Performance Stock Unit Award Vesting
	Grant Date	Vesting Date	Number of Shares Vested	Average Market Value at Grant ($)	Average Market Value at Vesting ($)	Stock Price Increase/ Decrease from Grant to Vesting Date (%)	Value Realized Upon Vesting ($)
Mr. Capuano	3/5/19	2/15/22	14,104	124.79	177.94	43	2,509,666
	3/2/20	2/15/22	2,248	120.16	177.94	48	400,009
	2/22/21	2/15/22	5,280	142.05	177.94	25	939,523
Ms. Linnartz	3/5/19	2/15/22	5,438	124.79	177.94	43	967,638
	3/2/20	2/15/22	2,664	120.16	177.94	48	474,032
	2/22/21	2/15/22	3,814	142.05	177.94	25	678,663
Ms. Oberg	3/5/19	2/15/22	5,268	124.79	177.94	43	937,388
	3/2/20	2/15/22	2,580	120.16	177.94	48	459,085
	2/22/21	2/15/22	2,464	142.05	177.94	25	438,444
Mr. Smith	3/5/19	2/15/22	3,229	124.79	177.94	43	574,568
	3/2/20	2/15/22	1,582	120.16	177.94	48	281,501
	2/22/21	2/15/22	1,584	142.05	177.94	25	281,857
Mr. Brown	3/5/19	2/15/22	2,550	124.79	177.94	43	453,747
	3/2/20	2/15/22	1,582	120.16	177.94	48	281,501
	2/22/21	2/15/22	1,584	142.05	177.94	25	281,857

Nonqualified Deferred Compensation for Fiscal Year 2022

The following table presents contributions, earnings, distributions, and balances under the EDC for the 2022 fiscal year.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. Capuano	39,000	29,250	42,467	—	1,311,729
Ms. Linnartz	0	0	21,382	—	650,194
Ms. Oberg	0	0	77,937	—	2,370,121
Mr. Smith	588,022	64,445	95,530	—	3,058,693
Mr. Brown	46,500	34,875	76,656	—	2,355,393
Marriott International, Inc.	2023 Proxy Statement 65

(1)	The amounts in this column consist of elective deferrals by the NEOs of salary for the 2022 fiscal year and non-equity incentive plan compensation for 2021 (otherwise payable in 2022) under the EDC. The following table indicates the portion of each executive’s elective contributions that was attributable to 2022 salary that is reported in the Summary Compensation Table.

Name	Amounts that Relate to the Contribution of Salary ($)
Mr. Capuano	39,000
Ms. Linnartz	0
Ms. Oberg	0
Mr. Smith	116,250
Mr. Brown	46,500
(2)	The amounts in this column reflect aggregate notional earnings during 2022 of each NEO’s account in the EDC. Such earnings are reported in the Summary Compensation Table only to the extent that they were credited at a rate of interest in excess of 120% of the applicable federal long-term rate. The following table indicates the portion of each executive’s aggregate earnings during 2022 that is reported in the Summary Compensation Table.
Name	Amounts Included in the Summary Compensation Table for 2022 ($)
Mr. Capuano	4,340
Ms. Linnartz	2,206
Ms. Oberg	8,039
Mr. Smith	9,123
Mr. Brown	7,859

(3)	This column includes amounts in each NEO’s total EDC account balance as of the last day of the 2022 fiscal year. The following table presents the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in the Company’s prior-year proxy statements.

Name	Amounts that were Reported as Compensation in Prior Year Proxy Statements ($)
Mr. Capuano	381,386
Ms. Linnartz	571,153
Ms. Oberg	1,368,762
Mr. Smith	578,057
Mr. Brown	—

Under the EDC, the NEOs and other participants are eligible to defer the receipt of up to 80% of their salary, bonus, and/or non-equity incentive plan compensation. Such amounts are fully vested. In addition, the Company may make a discretionary matching contribution to participants’ (including the NEOs’) EDC accounts, which is vested when made. The match is intended to provide the NEOs (and other highly-paid associates) with matching contributions that are similar to matching contributions that would have been made under the Company’s tax-qualified 401(k) plan but for the application of certain nondiscrimination testing and annual compensation limitations under the Internal Revenue Code.

The Company also may make an additional discretionary contribution to participants’ (including the NEOs’) EDC accounts based on subjective factors such as individual performance, key contributions and retention needs.

The EDC also provides participants the opportunity for long-term capital appreciation by crediting participant accounts with a rate of return determined by the Company. The rate of return was determined largely by reference to the Company’s estimated long-term cost of borrowing and was set at 3.4% for 2022. To the extent that this rate exceeds 120% of the applicable federal long-term rate, the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Marriott International, Inc.	2023 Proxy Statement 66

Participants may elect to receive a distribution of their EDC accounts upon separation from service or upon a specified future date while still employed (an “in-service distribution”). Each year’s deferrals and Company match may have a separate distribution election. Distributions payable upon separation from service may be elected as (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed 20 years; or (iii) five annual cash payments beginning on the sixth January following termination of employment. In-service distributions may be elected by the participant as a single lump sum cash payment or annual cash payments over a term of two to five years, in either case beginning not earlier than the third calendar year following the calendar year of the deferral. However, in the case of amounts of $10,000 or less, or when no election regarding the form of distribution is made, the distribution will be made in a lump sum. When the participant is a “specified employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of separation from service will not occur until after six months following separation from service. Typically, the NEOs are specified employees.

Potential Payments Upon Termination or Change in Control

This section describes potential payments to each of our NEOs other than Ms. Linnartz and Mr. Smith, whose payments and benefits in connection with their separations are described in the “Resignation of Stephanie Linnartz and Retirement of Craig Smith” section of this proxy statement. References to our NEOs in this section do not include Ms. Linnartz or Mr. Smith.

The Company does not have employment agreements or severance agreements with any of the NEOs.

Under the Stock Plan and the relevant award agreements, upon retirement, an NEO may continue to vest in and receive distributions under most outstanding RSUs and PSUs for the remainder of their vesting period and may exercise SARs for up to five years subject to the awards’ original terms. However, most stock award agreements provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining to the first vesting date. Stock awards will vest in full upon permanent disability (as defined in the Stock Plan), including at target performance level for PSUs.

Any cash incentive payments under the annual cash incentive program will be forfeited if an executive is not employed on the last day of the year, except that the annual cash incentive will be paid based on the target performance level, pro-rated based on the days worked during the year, upon death or disability, in addition to payment upon an NEO’s termination of employment in connection with or following a change in control as discussed below.

For purposes of Stock Plan awards, retirement means a termination of employment by an executive who has attained age 55 with 10 years of service with the Company. However, for Stock Plan awards, retiree status is subject to the Committee’s (or its designee’s) prior approval, and the Committee (or its designee) has the authority to revoke approved retiree status if an executive’s employment is subsequently found to have been terminated because of the executive’s serious misconduct, or if the executive has engaged in competition with the Company or criminal conduct or other behavior that is actually or potentially harmful to the Company. An NEO who dies as an employee or while an approved retiree immediately vests in his or her unvested stock awards. These provisions were developed based on an analysis of external market data. As of December 31, 2022, each of the NEOs met the age and service conditions for retirement eligibility.

Under the Stock Plan, in the event of certain transactions involving a capital restructuring, reorganization or liquidation of the Company or similar event as defined in the Stock Plan, the Company or its successor may in its discretion provide substitute equity awards under the Stock Plan or, if no similar equity awards are available, an equivalent value as determined at that time will be credited to each NEO’s account in the EDC, provided that such action does not enlarge or diminish the value and rights under the awards. If the Company or its successor does not substitute equity awards or credit the EDC accounts, the Company or its successor will provide for the awards to be exercised, distributed, canceled, or exchanged for value. The intrinsic values of the vested and unvested SARs and unvested stock awards as of the last day of the fiscal year are indicated for each NEO in the Outstanding Equity Awards at 2022 Fiscal Year-End table.

In addition, if any NEO’s employment is terminated by the Company other than for the executive’s misconduct or the executive resigns for good reason (as defined under the Stock Plan) beginning three months before and ending 12 months following a change in control (as defined under the Stock Plan) of the Company, the NEO will become fully vested in all unvested equity awards under the Stock Plan (including at the target performance level for PSUs). In those circumstances, all SARs will be exercisable until the earlier of the original expiration date of the awards or 12 months (or five years for an approved retiree) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event, except that certain stock awards subject to the requirements of Section 409A of the Internal Revenue Code may not be distributable for six months following separation from service if the NEO is a “specified employee” under Section 409A, which is typical. In addition, any cash incentive payments under the annual cash incentive program will be made immediately based on the target performance level, pro-rated based on the days worked during the year until the NEO’s termination of employment in connection with or following a change in control.

Marriott International, Inc.	2023 Proxy Statement 67

The table below reflects the intrinsic value of unvested stock awards and cash incentive payments that each NEO would receive upon retirement, disability, death, or involuntary termination of employment in connection with a change in control as of December 31, 2022, the end of our fiscal year (based on the Company’s closing stock price of $148.89 on December 30, 2022).

Name	Plan	Retirement ($)(1)	Disability ($)	Death ($)	Change in Control and Termination ($)
Mr. Capuano	Stock Plan	15,326,091	21,461,181	21,461,181	21,461,181
	Total Cash Incentive	—	2,600,000	2,600,000	2,600,000
Ms. Oberg	Stock Plan	6,361,165	14,240,848	14,240,848	14,240,848
	Total Cash Incentive	—	900,000	900,000	900,000
Mr. Brown	Stock Plan	4,148,972	5,904,460	5,904,460	5,904,460
	Total Cash Incentive	—	775,000	775,000	775,000

(1)	These Stock Plan amounts will become exercisable or be distributed following retirement over the period described in the awards, subject to the conditions not to engage in competition or other conduct injurious to the Company as described in more detail above, provided that, a portion of the stock awards granted on February 17, 2022 will remain outstanding based on the number of days from the grant date through the retirement date.

The benefits presented in the table above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and EDC balances (which were fully vested as of December 31, 2022 for all of the NEOs), and benefits available generally to salaried associates such as benefits under the Company’s 401(k) plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. The actual amounts that would be paid upon an NEO’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be higher or lower than reported above. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described above, as the Committee determines appropriate.

Resignation of Stephanie Linnartz and Retirement of Craig Smith

On December 21, 2022, the Company announced that Ms. Linnartz informed the Company that she would resign from her position as President on February 24, 2023, to become the chief executive officer of another publicly traded company. On February 14, 2023, the Company announced that Mr. Smith informed the Company that he had decided to retire from the Company effective as of the same date, February 24, 2023.

In connection with their respective resignation and retirement, neither Ms. Linnartz nor Mr. Smith retained their status as an associate, nor did they receive any severance or transition compensation. Ms. Linnartz’s and Mr. Smith’s eligibility to participate in other benefits including group health plans, the 401(k) plan, and the EDC were discontinued in connection with their separation from employment in accordance with the standards applied to all associates. Further, neither executive will earn an annual incentive award for fiscal year 2023. All of Ms. Linnartz’s unvested long-term incentive awards were forfeited. Due to his attainment of retirement eligibility, the majority of Mr. Smith’s unvested long-term incentive awards will remain outstanding and will settle pursuant to the terms of the award agreements. Based on the Company’s closing stock price on February 24, 2023 ($170.33), these awards would be valued at an aggregate of $2,957,236 (assuming target performance for PSUs); however, the awards will remain subject to fluctuations in the stock price and actual performance over the remaining period set forth in the applicable award agreement.

CEO Pay Ratio

The 2022 annual total compensation of the median compensated employee was $39,203; Mr. Capuano’s 2022 annual total compensation was $18,686,271 and the ratio of these amounts was 1-to-477.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Marriott International, Inc.	2023 Proxy Statement 68

To identify the median compensated employee’s compensation, we used the following methodology:

•	For our 2020 fiscal year, we identified a median compensated employee pursuant to Item 402(u) of SEC Regulation S-K. Item 402(u) provides that a registrant is only required to identify a median compensated employee every three years unless there has been a change in its employee population or compensation arrangements that it reasonably believes would result in a significant change in its pay ratio disclosure.
•	During the 2022 fiscal year, there were no such changes in employee population or compensation arrangements generally that would significantly change our pay ratio disclosure. However, the median employee from 2020 had a significantly altered work schedule and, accordingly, we determined it was no longer appropriate to use that median employee for calculating the CEO pay ratio. Therefore, as permitted by Item 402(u), we identified another employee as the median employee for 2022 from among the employees who had compensation substantially similar to the original median employee based on the compensation measure used to select the original median employee in 2020, as described below.
•	To identify our 2020 median employee from our employee population on November 1, 2020, our determination date, we used total gross earnings, which we measured over a 10-month period that included the January 1 to October 31, 2020 payroll cycles. We estimated total gross earnings for full- and part-time permanent employees who did not work for the entire 10-month period, including those who were furloughed or on unpaid leaves of absence, based on their earnings for the portion of the period that they worked. At non-U.S. managed hotels, where employment laws and practices may vary, we included only those individuals who are identified as employees on the records of the business units where they work.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance measures of the Company. “Compensation Actually Paid” is calculated in accordance with SEC rules and does not reflect the actual amount of compensation earned or paid during the applicable year. For information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis.”
Year	Summary Compensation Table Total for Anthony G. Capuano ($)(1)	Summary Compensation Table Total for Arne M. Sorenson ($)(1)	Compensation Actually Paid to Anthony G. Capuano ($)(2) (3)	Compensation Actually Paid to Arne M. Sorenson ($)(2) (4)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(5)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2) (5) (6)	Value of Initial Fixed $100 Investment Based On:		Net Income (Millions) ($)	Adjusted EBITDA (Millions) ($)(8)
							Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(7)
2022	18,686,271	N/A	17,995,991	N/A	6,347,929	5,522,019	99.32	67.29	2,358	3,853
2021	18,391,882	12,278,151	24,543,932	12,783,673	8,828,835	12,123,239	109.56	88.83	1,099	2,278
2020	N/A	8,926,356	N/A	5,466,550	4,168,088	3,197,807	87.47	74.12	(267)	1,147

(1)	Mr. Capuano became the Company’s CEO in February 2021 after the passing of Mr. Sorenson.
(2)	Assumptions used in the valuation of equity awards for purposes of calculating Compensation Actually Paid were materially the same as at grant date except for adjusting for expected performance of PSUs at each measurement date.
(3)	In accordance with SEC rules, the following adjustments were made to the Summary Compensation Table Total to determine the Compensation Actually Paid to Mr. Capuano:
	2022 ($)	2021 ($)
Summary Compensation Table Total	18,686,271	18,391,882
Less, value of Stock Awards and SAR Awards reported in Summary Compensation Table	(12,318,184)	(12,421,850)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	10,945,382	16,623,150
Plus, year over year change in fair value of outstanding and unvested equity awards granted in prior years	4,843	1,820,160
Plus, year over year change in fair value of equity awards granted in prior years that vested in the year	677,679	130,590
Compensation Actually Paid to Mr. Capuano	17,995,991	24,543,932

Marriott International, Inc.	2023 Proxy Statement 69

(4)	In accordance with SEC rules, the following adjustments were made to the Summary Compensation Table Total to determine the Compensation Actually Paid to Mr. Sorenson:
	2021 ($)	2020 ($)
Summary Compensation Table Total	12,278,151	8,926,356
Less, value of Stock Awards and SAR Awards reported in Summary Compensation Table	—	(8,351,926)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	—	9,803,831
Plus, year over year change in fair value of outstanding and unvested equity awards granted in prior years	—	(3,945,772)
Plus, year over year change in fair value of equity awards granted in prior years that vested in the year	505,522	(965,939)
Compensation Actually Paid to Mr. Sorenson	12,783,673	5,466,550

(5)	Non-PEO NEOs include the following for 2021 and 2022: Ms. Linnartz, Ms. Oberg, Mr. Smith and Mr. Brown. Non-PEO NEOs for 2020 includes Mr. Capuano, David Grissen, our former Group President, the Americas, Ms. Linnartz and Ms. Oberg.
(6)	In accordance with SEC rules, the following adjustments were made to the Summary Compensation Table Total to determine the average Compensation Actually Paid to the Non-PEO NEOs:
	2022 ($)	2021 ($)	2020 ($)
Average Summary Compensation Table Total	6,347,929	8,828,835	4,168,088
Less, average value of Stock Awards and average value of SAR Awards reported in Summary Compensation Table	(3,772,980)	(6,555,925)	(3,506,783)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	3,357,548	8,698,378	4,263,003
Plus, average year over year change in fair value of outstanding and unvested equity awards granted in prior years	(746,159)	1,048,484	(1,304,606)
Plus, average year over year change in fair value of equity awards granted in prior years that vested in the year	335,681	103,467	(421,895)
Average Compensation Actually Paid to Non-PEO NEOs	5,522,019	12,123,239	3,197,807

(7)	The peer group used for this purpose is Standard & Poor’s Hotels, Resorts & Cruise Lines Index.
(8)	Adjusted EBITDA under the Annual Incentive Plan is calculated in the same manner as the non-GAAP measure that Marriott reports to investors as Adjusted EBITDA (as described in Exhibit A), subject to certain additional adjustments, if applicable for such year as detailed within the “Compensation Discussion and Analysis – Annual Incentives” above.

Relationships Between Compensation Actually Paid and TSR, Net Income and Adjusted EBITDA

In accordance with SEC rules, the Company is providing the following depictions of the relationships between information presented in the Pay Versus Performance table.
Pay Versus Performance

Marriott International, Inc.	2023 Proxy Statement 70

Pay Versus Performance

Pay Versus Performance

The most important financial performance measures used by the Company to link executive Compensation Actually Paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
Adjusted EBITDA	Adjusted EBITDA is the primary metric in our Annual and Long-Term incentive plans
Relative Total Stockholder Return (“TSR”)	Relative TSR is a component of our Long-Term Incentive plan

In addition to these financial performance measures, the Company views stock price as a key driver of value for all of our equity awards and in particular SARs, which have no value unless the stock price appreciates from the date of grant. We also align compensation with achievement of our key growth priorities as described further under “Compensation Discussion and Analysis – Annual Incentives” above.

Director Compensation

Our director compensation program is reviewed annually. The Committee reviews annual director compensation at the 50th percentile of external market data, which includes surveys of similarly sized, cross-industry companies, as well as a custom peer group of companies specifically selected by the Committee. This is the same compensation peer group the Committee reviews when setting NEO compensation. See “Market Data” above. The Committee believes, based on the advice of the Compensation Consultant, that this represents the appropriate reference against which our director compensation program should be assessed. To provide additional context, the Committee considers director compensation practices of select competitors in the lodging industry. The Committee

Marriott International, Inc.	2023 Proxy Statement 71

also reviews and considers historical financial, business and total stockholder return results, as well as the external view of various stakeholders such as stockholders and proxy advisors.

In May 2022, following a review of the Company’s director compensation program under the above framework, as well as consultation with the Compensation Consultant, the Committee recommended, and the Board approved, an increase to the annual retainer fee from $95,000 to $100,000, and an increase to the annual deferred share award value from $175,000 to $185,000, in each case effective May 1, 2022, to better align with market compensation levels. As a result of these changes, we paid non-employee directors (other than Mr. David Marriott) compensation in the form of annual cash retainer fees and a Non-Employee Director Deferred Share Award (“Deferred Share Award”) under the Stock Plan for 2022, as follows:

Type of Fee (all fees below are annual)	Amount of Fee through April 30th ($)	Amount of Fee beginning May 1st ($)
Board Retainer Fee	95,000	100,000
Deferred Share Award	175,000	185,000
Lead Independent Director Fee	50,000	50,000
Audit Committee Chair Fee	30,000	30,000
Other (Non-Audit) Committee Chair Fee	20,000	20,000
Audit Committee Member Retainer Fee	15,000	15,000

We typically pay retainer, chair and lead independent director cash fees on a quarterly basis. In accordance with established Company procedures, a director may make an advance election to defer payment of all or a portion of his or her director cash fees pursuant to the Stock Plan and/or the EDC. Director cash fees that are deferred pursuant to the Stock Plan will be credited as stock units to the director’s stock unit account in the plan. As elected by the director, director cash fees that are credited to the director’s stock unit account as stock units may be distributed as an equal number of shares in a lump sum or in one to 10 annual installments following termination of service as a Board member. Additional stock units are credited to the director’s stock unit account to reflect any dividends paid on our Class A common stock in a number equal to (x) the per-share cash dividend amount multiplied by the number of stock units in the director’s account divided by (y) the average of the high and low prices of a share of our Class A common stock on the dividend payment date.

Alternatively, a director may make an advance election to receive payment of all or any part of his or her director fees in the form of SARs having an equivalent grant date value. We grant director SARs with an exercise price equal to the grant date fair market value (the average of the high and low quoted prices of the Company stock on the grant date) and a 10-year term. The SARs are fully vested and become exercisable after one year or, if earlier, upon the director’s termination of service due to death or permanent disability.

The Company grants Share Awards to directors following the Company’s Annual Meeting. Share Awards granted in 2022 vest, subject to continued service on the Board, and become nonforfeitable on a daily pro-rata basis over the term of office, which expires at the Annual Meeting following the grant date and are distributed in stock in a lump sum following the director’s separation from service, unless the director elects to have the award distributed on the one-year anniversary of the grant date or in one to 10 annual installments following separation from service. Directors make their elections in the year prior to grant of the award. Share Awards neither accrue dividend equivalents nor provide voting rights until the stock is distributed.

In connection with David Marriott’s election as the Chairman of the Board in May 2022, the Committee recommended, and the Board approved, an annual cash fee of $2,000,000 in lieu of the cash and equity fees and awards described above. As described elsewhere in this proxy statement, given the Marriott family’s iconic status in the hospitality industry and deep historical perspective on the Company and its mission, combined with Mr. Marriott’s extensive prior experience in a variety of senior roles at the Company, the Board determined that Mr. Marriott was uniquely qualified to serve as Chairman and that his service would provide a competitive advantage to the Company. In addition, the Board has assigned Mr. Marriott additional responsibilities, including representing the Company at both internal and external events to help further the Company’s strategic goals and to promote the Company’s business, brands, culture, values and goodwill. These responsibilities require significant time commitments, and as a result, the Board determined such responsibilities warrant the approved cash fee. Furthermore, given his significant Company shareholdings, the Board determined that Mr. Marriott’s interests were appropriately aligned with those of the Company’s stockholders, and that 100% cash-based compensation was appropriate.

The Company reimburses directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors

Marriott International, Inc.	2023 Proxy Statement 72

also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel.

The Board believes that stock ownership by non-employee directors is essential for aligning their interests with those of our stockholders. To emphasize this principle, Board stock ownership guidelines require that each non-employee director own Company stock or vested stock units valued at three times the director’s combined annual cash and stock retainers, or roughly nine times the annual cash retainer. All non-employee directors who have served as directors of the Company for five years or more have met this goal.

Director Compensation for Fiscal Year 2022

The following Director Compensation Table presents the compensation we paid in 2022 to our non-employee directors. As officers, J.W. Marriott, Jr. (prior to his retirement from the Company in May 2022) and Anthony Capuano were not paid for their service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Isabella D. Goren	104,677	185,026	—	—	289,703
Deborah M. Harrison	98,253	185,026	—	22,001	305,280
Frederick A. Henderson	164,032	185,026	—	—	349,058
Eric Hippeau	98,253	185,026	—	—	283,279
Lawrence W. Kellner	57,661	—	—	—	57,661
Debra L. Lee	118,253	185,026	566	10,704	314,549
Aylwin B. Lewis	133,253	185,026	640	20,241	339,160
David S. Marriott	1,334,274	—	—	44,485	1,378,759
Margaret M. McCarthy	150,475	185,026	—	17,269	352,770
George Muñoz	100,753	185,026	1,826	18,036	305,641
Horacio D. Rozanski	131,672	185,026	—	—	316,698
Susan C. Schwab	98,253	185,026	140	27,684	311,103

(1)	This column includes any fees that the directors elected to defer as stock units to their stock unit accounts in the Stock Plan, and fees that were deferred pursuant to the EDC, as set forth below. As he had elected, Mr. Rozanski received a grant of SARs on May 9, 2022, in lieu of cash payment of his annual cash retainer.
(2)	Each non-employee director was granted a Deferred Share Award on May 9, 2022, covering 1,111 shares, that vests on a pro-rata basis over the course of the year following the grant date. In accordance with the Company’s equity compensation grant procedures, the awards were determined by dividing the target value of the Deferred Share Award by the average of the high and low prices of a share of the Company’s Class A common stock on the date the awards were granted, which was $166.54 per share. The amounts reported in the “Stock Awards” column reflect the grant date fair value of the award, determined in accordance with accounting guidance for share-based payments.
(3)	The following table indicates the number of outstanding SARs, RSUs, and Deferred Share Awards and other deferred stock units (collectively, “DS”) held by each director at the end of 2022. This table also includes Marriott Vacations Worldwide (“MVW”) DS awards settled in shares of MVW stock, resulting from adjustments to the Company DS awards for the Company’s timeshare business spin-off in 2011. A portion of the DS awards held by Mr. Hippeau reflects Starwood awards, which, in connection with the Starwood combination in 2016, converted into awards settled in Marriott stock. This table does not reflect accrued dividend equivalents that are paid in cash upon settlement of the converted Starwood DS awards.

Marriott International, Inc.	2023 Proxy Statement 73

Name	Award Type	Number of Securities Underlying Unexercised Director Options/ SARs		Number of Shares or Units of Stock That Have Not Vested (#)	Number of Shares or Units of Stock That Have Vested (#)
		Exercisable (#)	Unexercisable (#)
Ms. Goren	DS	—	—	390	721
Mrs. Harrison	DS	—	—	390	2,013
	RSU	—	—	—	104
	SARs	7,588	—	—	—
Mr. Henderson	DS	—	—	390	16,676
Mr. Hippeau	DS	—	—	390	38,834
Mr. Kellner	DS	—	—	—	—
	MVW DS	—	—	—	—
Ms. Lee	DS	—	—	390	33,155
	MVW DS	—	—	—	1,704
Mr. Lewis	DS	—	—	390	9,260
Mr. D. Marriott	DS	—	—	—	1,224
	RSU	—	—	—	12,105
Ms. McCarthy	DS	—	—	390	5,382
Mr. Muñoz	SARs	9,557	—	—	—
	DS	—	—	390	48,342
	MVW DS	—	—	—	3,517
Mr. Rozanski	SARs	—	1,689	—	—
	DS	—	—	390	1,945
Ms. Schwab	DS	—	—	390	7,132

(4)	The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed for the NEOs under “Nonqualified Deferred Compensation for Fiscal Year 2022” above.
(5)	This column includes perquisites and personal benefits, including complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. For Mr. David S. Marriott, the full $44,485 amount reflects the incremental cost of his personal use of the corporate aircraft. The Company determines the incremental cost associated with personal use of its aircraft by multiplying the aircraft’s hourly variable operating costs by the flight time for the personal trip and any related deadhead flights and then adds to such product the cost of fuel and any other flight-specific expenses for the personal trip. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for any director for the fiscal year.

Marriott International, Inc.	2023 Proxy Statement 74

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options/SARs, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options/SARs, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	5,083,874	(1)	$ 41.67	11,862,221	(2)
Equity compensation plans not approved by stockholders(3)	351,528		—	10,654,264
Total	5,435,402			22,516,485

(1)	Includes 4,160,770 shares subject to outstanding PSU, RSU, deferred stock bonus, and Share Awards granted under the Stock Plan, which are not included in the calculation of the Weighted-Average Exercise Price column. Includes 363,748 shares issuable at target under outstanding PSUs.
(2)	Consists of 7,862,221 securities available for issuance under the Stock Plan and 4,000,000 securities available for issuance under the Company’s new Employee Stock Purchase Plan.
(3)	Represents shares subject to outstanding restricted stock, RSU, and deferred stock awards and shares remaining available for future issuance under the Starwood Hotels & Resorts Worldwide 2013 Long-Term Incentive Compensation Plan.

The Company assumed the Starwood Hotels & Resorts Worldwide 2013 Long-Term Incentive Compensation Plan (the “Starwood LTIP”) in connection with the acquisition of Starwood. The Starwood LTIP authorizes the award of stock options, SARs, restricted stock, RSUs, PSUs and other equity-based or equity-related awards to employees and consultants, except that awards cannot be granted to any person who was an employee of the Company or its subsidiaries at the time of the acquisition. The Starwood LTIP is administered by the Human Resources and Compensation Committee of the Company’s Board, which may delegate to one or more executive officers or directors the authority to grant awards under the plan.

Marriott International, Inc.	2023 Proxy Statement 75

Stock Ownership

Stock Ownership of our Directors, Executive Officers
and Certain Beneficial Owners

The table below sets forth the beneficial ownership of Class A common stock by our current directors, our named executive officers, and our current directors and executive officers as a group, as of March 1, 2023 (unless otherwise noted), as well as additional information about beneficial owners of more than five percent of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. Unless otherwise noted, the current address for all greater than five percent beneficial owners is Marriott International, Inc., 7750 Wisconsin Avenue, Bethesda, Maryland 20814.

Note on Various Marriott Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in double counting of some shares. After eliminating the double-counting of shares beneficially owned, J.W. Marriott, Jr., Deborah M. Harrison, and David S. Marriott together have an aggregate beneficial ownership of 12.14 percent of Marriott’s outstanding shares.

The aggregate total beneficial ownership of J.W. Marriott, Jr., Deborah M. Harrison, David S. Marriott and each of the “Other 5% Beneficial Owners” shown below, except for The Vanguard Group and BlackRock, Inc., is 16.25 percent of outstanding shares after removing the double-counted shares. These individuals each disclaim beneficial ownership in excess of his or her pecuniary interest over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.

Name	Shares Beneficially Owned	Percent of Class(1)
Directors and Director Nominees:
Anthony G. Capuano	188,030(8)	*
Isabella D. Goren	1,111(7)	*
Deborah M. Harrison	26,747,587(3)(4)(6)	8.65%
Frederick A. Henderson	17,066(7)	*
Eric Hippeau	46,484(7)	*
Lauren R. Hobart	0(7)	*
Debra L. Lee	34,769(7)	*
Aylwin B. Lewis	18,717(7)	*
David S. Marriott	27,684,013(3)(4)(14)	8.98%
Margaret M. McCarthy	7,772(7)	*
George Muñoz	54,495(7)(8)	*
Grant F. Reid	0(7)
Horacio D. Rozanski	2,335(7)	*
Susan C. Schwab	13,118(7)	*
Other Named Executive Officers:
Stephanie C. Linnartz	53,558(8)	*
Kathleen K. Oberg	47,435(8)	*
William P. Brown	20,823	*
Craig S. Smith	55,097(8)	*
All Current Directors and Executive Officers as a Group:
(24 persons)	38,071,665(9)	12.32%
Other 5% Beneficial Owners:
J.W. Marriott, Jr.	34,640,286(2)(3)(4)(5)	11.20%
Richard E. Marriott	19,748,298(2)(11)	6.39%
John W. Marriott III	23,201,194(4)(10)	7.51%
Juliana B. Marriott	22,482,173(4)(12)	7.27%
Jennifer R. Jackson	22,036,784(4)(13)	7.13%
Michelle E. Marriott	22,047,929(4)(15)	7.13%
Juliana B. Marriott Marital Trust	22,464,046(4)(16)	7.27%
Marriott International, Inc.	2023 Proxy Statement 76

JWM Family Enterprises, Inc.	22,027,118(4)	7.13%
JWM Family Enterprises, L.P.	22,027,118(4)	7.13%
The Vanguard Group	22,852,929(17)	7.39%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	16,159,972(18)	5.22%
55 East 52nd Street
New York, NY 10055
*	Less than 1 percent.
(1)	Based on the number of shares outstanding, 308,883,574 on March 1, 2023, plus the number of shares acquirable by the specified person(s) within 60 days of March 1, 2023, as described below. The underlying share amounts for SARs are all based on the $169.44 closing price of Marriott’s Class A Common Stock on March 1, 2023.
(2)	Includes the following 7,557,847 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned: (a) 1,263,230 shares held by trusts for the benefit of their children, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (b) 3,318,952 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, David S. Marriott, and Deborah M. Harrison serve as co-trustees; and (c) 2,975,665 shares held by a limited liability company for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-managers.
(3)	Includes (a) 240,000 shares owned by six trusts for the benefit of the grandchildren and more remote descendants of J.W. Marriott, Jr., for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees and that J.W. Marriott, Jr., his daughter Deborah M. Harrison, and his sons David S. Marriott and John W. Marriott III each report as beneficially owned; and (b) 67,125 shares owned by Bill and Donna Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., his spouse, Deborah M. Harrison, and David S. Marriott serve as co-trustees and each report as beneficially owned.
(4)	Includes the following 22,027,118 shares that J.W. Marriott, Jr., his children John W. Marriott III, Deborah M. Harrison, and David S. Marriott, his daughter-in-law Juliana B. Marriott, his granddaughters Michelle E. Marriott and Jennifer R. Jackson, the Juliana B. Marriott Marital Trust, JWM Family Enterprises, Inc., and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 8,319,999 shares owned by Thomas Point Ventures, L.P.; (b) 1,640,000 shares owned by Anchorage Partners, L.P.; (c) 360,000 shares owned by Bay Harbor Limited Holdings, LLC; (d) 360,000 shares owned by Terrapin Limited Holdings, LLC; (e) 250,000 shares owned by Short North Limited Holdings LLC; (f) 3,000,000 shares owned by Penny Lane Limited Holdings, LLC, all of which are pledged as security; (g) 880,000 shares owned by 43 Degrees North Holdings, LLC, all of which are pledged as security; and (h) 7,217,119 shares owned by JWM Family Enterprises, L.P., 146,500 shares of which are pledged as security. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr., Deborah M. Harrison, David S. Marriott, and two of his granddaughters, Michelle E. Marriott and Jennifer R. Jackson, are directors, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is (i) the sole general partner of Thomas Point Ventures, L.P. and Anchorage Partners, L.P., which also are limited partnerships, and (ii) the sole member of Terrapin Limited Holdings, LLC, Short North Limited Holdings LLC, and Penny Lane Limited Holdings, LLC. Anchorage Partners, L.P., is the sole member of Bay Harbor Limited Holdings, LLC, and Thomas Point Ventures, L.P. is the sole member of 43 Degrees North Holdings, LLC. The address for the corporation, the three limited partnerships and the five limited liability companies is 540 Gaither Road, Suite 100, Rockville, Maryland 20850. In total, affiliates of JWM Family Enterprises, Inc. have pledged 4,026,500 shares as security (or 1.30 percent of our Class A common stock outstanding as of March 1, 2023 (including shares acquirable within 60 days)).
(5)	Includes the following 4,748,196 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (2), (3) and (4): (a) 182,851 shares held in a 401(k) account for the benefit of J.W. Marriott, Jr.; (b) 2,570,845 shares held in a revocable trust for the benefit of J.W. Marriott, Jr., for which he is the sole trustee; (c) 285,758 shares held in a revocable trust for the benefit of J.W. Marriott, Jr.’s spouse, for which his spouse is the sole trustee (Mr. Marriott disclaims beneficial ownership of such shares); and (d) 1,708,742 shares owned by separate trusts for the benefit of J.W. Marriott, Jr.’s children and grandchildren, for which his spouse serves as a co-trustee.
(6)	Includes the following 4,413,344 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnotes (3) and (4): (a) 63,659 shares directly held and 55,250 shares held in grantor trusts of which Deborah M. Harrison is the sole trustee; (b) 17,259 shares owned by Deborah M. Harrison’s spouse (Mrs. Harrison disclaims beneficial ownership of such shares); (c) 9,350 shares held in thirteen trusts for the benefit of Deborah M. Harrison’s grandchildren, for which Deborah M. Harrison’s spouse serves as trustee; (d) 141,729 shares held in three trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison serves as trustee; (e) 245,210 shares held in a trust for the benefit of Deborah M. Harrison’s descendants, for which Deborah M. Harrison serves as trustee; (f) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as co-trustees; (g) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as trustees; (h) 34,920 shares held in a limited liability company of which Deborah M. Harrison is a manager; (i) 90,561 shares held in a limited liability company of which Deborah M. Harrison’s spouse is a manager; (j) 3,885 shares subject to PSUs, SARs and RSUs held by Deborah M. Harrison currently exercisable or exercisable within 60 days after March 1, 2023; (k) 2,403 shares subject to non-employee director Deferred Share Awards, that were beneficially owned as of March 1, 2023; and (l) 3,318,952 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, David S. Marriott, and Deborah M. Harrison serve as co-trustees (referred to in footnote (2)(b)).
(7)	Includes the combined numbers of shares (a) subject to non-employee director Deferred Share Awards, and (b) in stock unit accounts of non-employee directors, and that were beneficially owned as of March 1, 2023, as follows: Ms. Goren: 1,111; Mr. Henderson: 17,066 shares; Mr. Hippeau: 39,223 shares; Ms. Lee: 33,545 shares; Mr. Lewis: 9,649 shares; Ms. McCarthy: 5,772 shares; Mr. Muñoz: 48,732 shares; Mr. Rozanski: 2,335 shares; and Ms. Schwab: 7,522 shares. Beneficial ownership for Ms. Hobart and Mr. Reid is set forth as of March 15, 2023.
(8)	Beneficial ownership for Ms. Linnartz and Mr. Smith is set forth as of February 24, 2023. Totals include shares subject to Options, PSUs, SARs and RSUs currently exercisable or exercisable within 60 days after March 1, 2023, as follows: Mr. Brown: 3,085 shares; Mr. Capuano: 65,849 shares; Ms. Linnartz: 15,978 shares; Mr. Muñoz: 5,668 shares; Ms. Oberg: 23,314 shares; Ms. Reiss: 13,791; and Mr. Smith: 32,178.
(9)	The 3,318,952 shares referred to in footnote (2)(b), the 240,000 shares and 67,125 shares referred to in footnote (3)(a) and (b), and the 22,027,118 shares referred to in footnote (4) are reported as beneficially owned by each of Deborah M. Harrison and David S. Marriott but are included only once in reporting the number of shares owned by all directors, nominees and executive officers as a group. All current directors and executive officers as a group held 122,035 PSUs, SARs, and RSUs currently exercisable or exercisable within 60 days after March 1, 2023. All current directors and executive officers as a group, other than Deborah M. Harrison and David S. Marriott beneficially owned an aggregate of 557,170 shares (including 118,150 PSUs, SARs, and RSUs currently exercisable or exercisable within 60 days after March 1, 2023), or 0.18 percent of our Class A common stock outstanding as of March 1, 2023 (including shares acquirable within 60 days). No current director or executive officer beneficially owns any shares pledged as security as of March 1, 2023, other than as described in footnote (4).
(10)	Includes the following 934,076 shares that John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnotes (3)(a) and (4): (a) 379,996 shares directly held; (b) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as co-trustees (referred to in footnote (6)(f)); (c) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III and David S. Marriott serve as co-trustees; (d) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees (referred to in footnote (6)(g)); (e) 42,642 shares owned by the JWM III Family Foundation, a charitable foundation for which John W. Marriott III serves as sole director; and (f) 6,272 shares held in a 401(k) account for the benefit of John W. Marriott III.
(11)	Includes the following 12,190,451 shares that Richard E. Marriott reports as beneficially owned, in addition to the 7,557,847 shares referred to in footnote (2): (a) 2,204,011 shares directly held and 4,154,888 shares held in grantor trusts of which Richard E. Marriott is the sole trustee; (b) 287,847 shares owned by Richard E. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of these shares); (c) 1,067,917 shares owned by three trusts for the benefit of Richard E. Marriott’s children, for which his spouse serves as a co-trustee; (d) 2,251,519 shares owned by First Media, L.P., a limited partnership whose general partner is a corporation in which Richard

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E. Marriott is the controlling voting stockholder; (e) 17,000 shares held by a trust established for the benefit of J.W. Marriott, Jr., for which Richard E. Marriott serves as trustee; (f) 119,542 shares owned by the Richard E. and Nancy P. Marriott Foundation, for which Richard E. Marriott and his spouse serve as directors and officers; and (g) 2,807,727 shares held by trusts for which Richard E. Marriott serves as trustee. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. His address is Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, Maryland 20814.

(12)	Includes the following 455,055 shares that Juliana B. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 18,127 shares directly held; and (b) 436,928 shares owned by a trust for the benefit of Juliana B. Marriott (the “Juliana B. Marriott Marital Trust”), for which David S. Marriott and Juliana B. Marriott are co-trustees.
(13)	Includes 9,666 shares held in four trusts for the benefit of Jennifer R. Jackson’s nieces and nephews, for which her spouse serves as trustee, that Ms. Jackson reports as beneficially owned in addition to the shares referred to in footnote (4).
(14)	Includes the following 5,349,770 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnotes (3) and (4): (a) 594,853 shares directly held; (b) 11,518 shares held by David S. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (c) 84,560 shares held by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott serves as trustee; (d) 230,390 shares owned by a trust for the benefit of David S. Marriott’s descendants, for which David S. Marriott serves as trustee; (e) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III and David S. Marriott serve as co-trustees (referred to in footnote 10(c)); (f) 221,678 shares owned by three trusts for the benefit of Stephen G. Marriott’s descendants, for which David S. Marriott serves as trustee; (g) 436,928 shares owned by a trust for the benefit of Juliana B. Marriott, for which David S. Marriott and Juliana B. Marriott are co-trustees (referred to in footnote (12)(b)); (h) 123,667 shares owned by four trusts for the benefit of Stephen G. Marriott’s children, for which David S. Marriott serves as trustee; (i) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees (referred to in footnote (6)(g)); (j) 1,224 shares subject to non-employee director Deferred Share Awards, that were beneficially owned as of March 1, 2023; and (k) 3,318,952 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which David S. Marriott serves as co-trustee with J.W. Marriott, Jr., Richard E. Marriott and Deborah M. Harrison (referred to in footnote (2)(b)).
(15)	Includes 20,811 shares that Michelle E. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4).
(16)	Includes 436,928 shares that the Juliana B. Marriott Marital Trust reports as beneficially owned in addition to the shares referred to in footnote (4).
(17)	Based on a review of a Schedule 13G/A report filed with the SEC on February 9, 2023, The Vanguard Group beneficially owned 22,852,929 shares as of December 31, 2022, with sole voting power as to 0 shares, shared voting power as to 403,294 shares, sole dispositive power as to 21,721,758 shares, and shared dispositive power as to 1,131,171 shares.
(18)	Based on a review of a Schedule 13G report filed with the SEC on February 3, 2023, BlackRock, Inc. beneficially owned 16,159,972 shares as of December 31, 2022, with sole voting power as to 14,414,521 shares, shared voting power as to 0 shares, sole dispositive power as to 16,159,972 shares, and shared dispositive power as to 0 shares.

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Transactions with Related Persons

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership that is beneficially owned and controlled by Mr. J.W. Marriott, Jr., the Company’s Chairman Emeritus and former Executive Chairman and Chairman of the Board, and members of his family, including Mrs. Deborah M. Harrison (daughter of J.W. Marriott, Jr.), a member of the Company’s Board; and Mr. David S. Marriott (son of J.W. Marriott, Jr.), the Chairman of the Company’s Board. Family Enterprises indirectly holds (or held in 2022) varying percentages of ownership in 17 hotels that we operate pursuant to management agreements with entities controlled by Family Enterprises. We also provide procurement, renovation and/or technical services for some of these properties pursuant to contracts entered into with the ownership entities. We expect such arrangements to continue in 2023. In 2022, we earned management fees of approximately $11.3 million plus reimbursement of certain expenses, and procurement, renovation and/or technical services fees of approximately $51,000 from our operation of and provision of services for these hotels. We have no financial involvement in Family Enterprises or in any of these hotels, other than as described in this paragraph.

Other members of the Marriott family hold varying interests in certain other properties for which we earned management, franchise, and other fees in 2022 or expect to earn such fees in 2023:

•	Mr. Christopher Harrison (grandson of J.W. Marriott, Jr. and son of Mrs. Harrison) and Mr. Craig Ballard (son-in-law of Mrs. Harrison) hold an aggregate two-thirds interest in Dauntless Capital Partners, LLC (“Dauntless”), a private investment firm that manages long-term investments in hospitality real estate. Entities affiliated with Dauntless, and in which Dauntless and other Marriott family members hold interests, hold (or held in 2022) varying interests in nine Marriott-branded hotels: five hotels that are currently subject to franchise agreements; three hotels that we operate pursuant to management agreements with the hotel owner, including one hotel that converted from a franchised hotel to a managed hotel in 2023; and one franchised hotel that was sold to an unrelated third party in 2022. We expect management and franchise arrangements for hotels owned by entities affiliated with Dauntless to continue in 2023. It is possible Dauntless or entities affiliated with it will acquire interests in additional hotels operated or franchised by us. In 2022 (or, for interests acquired or sold in 2022, between the time when the interests in the hotels were acquired and December 31, 2022 or between January 1, 2022 and the time the interests were sold), we earned approximately $4.1 million of management, franchise and other fees related to such properties, plus reimbursement of certain expenses. Mr. Harrison and Mr. Ballard also hold an aggregate two-thirds interest in Twin Bridges Hospitality LLC (“Twin Bridges”), which has advised us that it acts (or expects to act) as asset manager for 14 Marriott-branded hotels under agreements with the hotel owners, including most of the Marriott-branded hotels referred to in this paragraph. We are not a party to any of those asset management agreements. Other than the management or franchise arrangements described in this paragraph, we have no financial involvement in the hotels or investment entities described in this paragraph.
•	In March 2021, the Company entered into a management agreement with a developer related to the development of a Ritz-Carlton Hotel & Residences in Nashville, TN. Ms. Michelle E. Marriott (Mr. J.W. Marriott, Jr.’s granddaughter and a member of the board of Family Enterprises) and her siblings are beneficiaries of a trust that holds an indirect, minority interest in the development entities, and her mother and step-father are the trustees of the trust. In 2022, the Company earned (i) no management or other fees related to such property, and (ii) approximately $87,000 in procurement, renovation and/or technical services fees related to the property.

Our Company was founded by Mr. J.W. Marriott, Jr.’s parents, and the Board believes that the involvement of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of our reputation for providing quality products and services, reinforces the culture and core values that are the bedrock of our success, and promotes associate engagement and retention. In addition to Mr. J.W. Marriott, Jr.’s service in 2022 as Executive Chairman and Chairman of the Board (until May 2022), Mrs. Harrison’s membership on the Board and role as Global Cultural Ambassador Emeritus, and Mr. David S. Marriott’s membership on the Board and role as Chairman of the Board, the Company employs (or employed in 2022) other members of the Marriott family, including Mr. J.W. Marriott, Jr.’s son-in-law (and Mrs. Harrison’s husband) Mr. Ronald T. Harrison; his granddaughter, Nicole Avery; and his grandson (and Mrs. Harrison’s son) Mr. Matthew Harrison. From time to time, the Company may also employ family members of other directors or executive officers. The compensation levels of such family members are set based on reference to external market practice for similar positions and/or internal pay equity when compared to the compensation paid to non-family members in similar positions.

Employed family members with total compensation for 2022 in excess of $120,000, which includes, to the extent applicable, base salary, bonus, the value of stock-based awards, and all other compensation, are shown in the table below. In his role as Executive Chairman and in light of his significant ownership of our stock, Mr. J.W. Marriott, Jr. was not eligible for annual cash incentives or stock-based awards.

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Director / Executive Officer	Family Members	Family Member Position	Total Compensation for 2022 ($)
J.W. Marriott, Jr., Deborah M. Harrison, and David S. Marriott	J.W. Marriott, Jr.*	Executive Chairman and Chairman of the Board (until May 2022)	1,106,066
	Ronald T. Harrison†	Global Design Officer	1,358,452
	Matthew J. Harrison	General Manager	151,826
*	This table reflects J.W. Marriott, Jr.’s 2022 compensation for service as the Company’s Executive Chairman. As described above, he retired from the Company in May 2022 and was designated Chairman Emeritus. He does not receive any compensation in that role.
†	Mr. Harrison retired from the Company in January 2023.

The Company provides J.W. Marriott, Jr. with various non-business-related services. He reimbursed the Company for the cost of these services provided by Company associates in the amount of $338,035 for 2022.

J.W. Marriott, Jr. and an affiliate of the Company entered into a non-exclusive aircraft time sharing agreement, dated September 20, 2018, which was amended and restated effective May 3, 2022. The agreement permits him to compensate the Company for personal use of the Company’s aircraft, when not already committed for Company use. For flights under the time sharing agreement, J.W. Marriott, Jr. compensates the Company based on a cost reimbursement methodology compliant with Federal Aviation Administration regulations. Since January 1, 2022, these reimbursements were less than $120,000. An affiliate of the Company has also entered into non-exclusive aircraft time sharing agreements with Mr. Capuano (effective May 3, 2022) and Mr. David S. Marriott (effective February 9, 2023), respectively, which permit them to compensate the Company for personal use of the Company’s aircraft based on a cost reimbursement methodology compliant with Federal Aviation Administration regulations. Since January 1, 2022, reimbursements under each agreement were less than $120,000.

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent stockholders, and their immediate family members where the amount involved exceeds $120,000. Each of the related person transactions described above is subject to, and has been approved or ratified under, this policy.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other things, whether the transaction is on terms no less favorable to the Company than those of similar contemporaneous transactions, arrangements or relationships with unrelated third parties and the materiality of the related person’s interest in the transaction, arrangement or relationship. The policy also provides that, prior to Audit Committee review, the Company’s Corporate Growth Committee, an internal management committee whose members include the Company’s President and CEO and members of the Company’s senior management, approve all such transactions.

The Audit Committee and the Corporate Growth Committee have considered and deemed approved certain limited categories of transactions with related persons. Information on such transactions is provided to the appropriate committee, as applicable, at regularly scheduled meetings. Transactions that have been deemed approved by the Audit Committee are limited to:

•	provision of certain services in connection with lodging transactions with specified maximum dollar thresholds and where the Company’s Global Design Division has determined that the terms are no less favorable to the Company than those of similar agreements with unrelated third party owners;
•	changes to certain lodging transactions, subject to specified maximum percentage of the value thresholds, that are consistent with general terms and conditions of transactions that the Audit Committee has previously approved;
•	ordinary course residence and similar sales or leases under any general program of sale or lease to third parties, if the price or rental paid is no lower than the lowest price or rental offered to third parties or to Marriott associates under Company-wide associate discount programs with respect to such property;
•	employment and compensation relationships that are subject to Human Resources and Compensation Committee or other specified internal management approvals or which, in the case of directors or executive officers, are subject to required proxy statement disclosure;
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•	certain transactions with other companies and certain charitable contributions in which the related persons’ interest or involvement is limited and, with respect to directors who otherwise are independent, is consistent with the independence criteria under both the Company’s Governance Principles and the Nasdaq corporate governance listing standards;
•	transactions where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock receive the same benefit on a pro rata basis; and
•	non-lodging transactions involving less than $500,000 that are approved by a standing subcommittee of the Corporate Growth Committee or, if the transactions pose a conflict of interest for all members of the subcommittee, the President and CEO.
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Questions and Answers About the Meeting

2023 Proxy Materials

Why am I receiving these proxy materials?

The enclosed proxy is solicited by the Board of Directors of the Company for the Annual Meeting to be held at 8:30 a.m., Eastern Time, on Friday, May 12, 2023, and any adjournment or postponement thereof. The Board has made these materials available to you over the internet or has delivered printed versions of these materials to you by mail, because you owned shares of the Company’s Class A common stock on March 15, 2023, the record date, and that entitles you to notice of, and to attend and vote at, the Annual Meeting. At our Annual Meeting, stockholders will act upon the matters described in the accompanying notice of meeting (the “Notice”). These actions include the election of each of the 13 director nominees; ratification of the appointment of the independent registered public accounting firm (sometimes referred to as the “independent auditor”); an advisory vote to approve executive compensation; an advisory vote on the frequency of future advisory votes to approve executive compensation; approval of the 2023 Marriott International, Inc. Stock and Cash Incentive Plan; a vote on stockholder resolutions (if properly presented); and any other matters that may properly be presented at the meeting. In addition, our management will report on the Company’s performance during fiscal year 2022 and respond to questions from stockholders.

What vote does the Board recommend for each item?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of each of the 13 director nominees (see Item 1 on page 9);
•	FOR the ratification of the appointment of Ernst & Young LLP, the independent auditor for fiscal year 2023 (see Item 2 on page 9);
•	FOR the advisory vote to approve executive compensation (see Item 3 on page 10);
•	1 YEAR for the advisory vote on the frequency of future advisory votes to approve executive compensation (see Item 4 on page 10);
•	FOR the approval of the 2023 Marriott International, Inc. Stock and Cash Incentive Plan (see Item 5 on page 11);
•	AGAINST the stockholder resolution requesting the Company publish a congruency report of partnerships with globalist organizations (see Item 6 on page 16); and
•	AGAINST the stockholder resolution requesting the Company annually prepare a pay equity disclosure (see Item 7 on page 17).

Participating in the Annual Meeting

What is a virtual meeting?

This year’s Annual Meeting will be conducted virtually through a live audio webcast and online stockholder tools accessible via the Internet. There will be no physical meeting location. We have adopted this format to facilitate stockholder attendance and to enable stockholders to participate fully, and equally, regardless of size, resources, or physical location. We believe this format will also reduce the costs to the Company and stockholders of planning, holding, and attending the Annual Meeting, while still allowing for the same participation opportunities as were available at an in-person meeting. These proxy materials include instructions on how to access and participate in the virtual Annual Meeting and how you may vote your shares of Company stock before or during the Annual Meeting.

Who can participate?

All stockholders of record at the close of business on the record date, or their duly appointed proxies, may participate in the Annual Meeting. To join the Annual Meeting, log in at www.virtualshareholdermeeting.com/MAR2023. Stockholders will need their unique control number, which appears on the proxy card (printed in the box and marked by the arrow), next to the label for postal mail recipients or within the body of the email sending the proxy statement. Stockholders whose shares are held beneficially through a brokerage firm, bank, trust or other similar organization (that is, in “street name”) also may participate in the Annual Meeting. If your shares are held in

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street name and your voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access and participate in the Annual Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting. The Annual Meeting will begin promptly at 8:30 a.m. Eastern Time on May 12, 2023. You may begin to log into the meeting platform approximately thirty minutes before the start.

Who should stockholders contact if they have technical issues accessing the virtual Annual Meeting?

Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system. We encourage stockholders to access the meeting prior to the start time. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.

How can stockholders ask questions during the virtual meeting?

As part of the Annual Meeting, we will hold a live question and answer session, during which we intend, time permitting, to answer all written questions pertinent to the Company and the meeting matters that are submitted before or during the meeting in accordance with the Annual Meeting’s Rules of Conduct, which will be posted on the Annual Meeting website. Stockholders may submit questions prior to the day of the meeting at www.proxyvote.com after logging in with their unique control number found on the proxy card (printed in the box and marked by the arrow), next to the label for postal mail recipients or within the body of the email sending the proxy statement. Questions may be submitted the day of or during the Annual Meeting through www.virtualshareholdermeeting.com/MAR2023. Answers to any such questions that are not addressed during the meeting will be published on the Marriott Investor Relations website shortly after the meeting. Questions and answers may be grouped by topic and substantially similar questions will be grouped and answered once. We reserve the right to edit or reject questions we deem profane or otherwise inappropriate.

Voting Procedures

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 15, 2023, are entitled to receive notice of and to attend and vote at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

How do I vote?

Whether you are a stockholder of record or a beneficial owner whose shares are held in street name, you can vote in any one of four ways:

•	Via the Internet in advance of the Annual Meeting. You may vote by submitting your proxy by visiting the website at www. proxyvote.com and entering the control number found on your proxy card (printed in the box marked by the arrow) next to the label for postal mail recipients or within the body of the email sending the proxy statement.
•	By Telephone. You may vote by submitting your proxy by calling the toll-free number found on the proxy card or in the voting instruction form.
•	By Mail. You may vote by submitting your proxy by mail by filling out the enclosed proxy card (if you are a stockholder of record) or voting instruction form (if you are a beneficial owner) and sending it back in the postage-paid envelope provided.
•	Online During the Annual Meeting. If you are a stockholder of record and you plan to join the Annual Meeting, you are encouraged to vote beforehand by Internet, telephone or mail. You also may vote at www.virtualshareholdermeeting.com/MAR2023 during the Annual Meeting. Have your unique control number available when you access the Annual Meeting website.

Telephone and Internet voting is available through 11:59 p.m. Eastern Time on Thursday, May 11, 2023. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may

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in some cases vote the shares in their discretion but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. Abstentions occur when you provide voting instructions but instruct the broker to abstain from voting on a particular matter instead of voting for or against the matter.

How do I vote my 401(k) shares?

If you participate in the Marriott Retirement Savings Plan or the Marriott International, Inc. Puerto Rico Retirement Plan (the “Retirement Plans”), you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the Retirement Plans by completing and returning the proxy card accompanying this proxy statement. The trustee will vote the number of shares equal to the share equivalents credited to your account in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time, on Tuesday, May 9, 2023. If you do not send instructions by this deadline or if you do not vote by proxy, or if you return your proxy card with an unclear voting designation or no voting designation at all, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions. Under the Plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of undirected shares set forth in the preceding sentence.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the Computershare Investor Services Program for Marriott International, Inc. Stockholders administered by Computershare Investor Services; and (ii) if you are a participant in one of the Retirement Plans, any shares that may be held for your account by The Northern Trust Company as the plan’s custodian. Shares that you hold in “street name” through a broker or other nominee are not included on the proxy card(s) furnished by the Company, but the institution will provide you with a voting instruction form.

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. Except as indicated above with respect to shares held in the Retirement Plans, if you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR the election of each of the 13 director nominees; FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2023; FOR the advisory vote to approve executive compensation; 1 YEAR for the advisory vote on the frequency of future advisory votes to approve executive compensation; FOR the approval of the 2023 Marriott International, Inc. Stock and Cash Incentive Plan; AGAINST the stockholder resolution requesting the Company publish a congruency report of partnerships with globalist organizations; and AGAINST the stockholder resolution requesting the Company annually prepare a pay equity disclosure.

What constitutes a quorum?

The presence at the Annual Meeting, by participating in the virtual Annual Meeting or by proxy, of the holders of a majority of the shares of Class A common stock of the Company issued and outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the March 15, 2023 record date, 308,883,603 shares of our Class A common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Similarly, “broker non-votes” (described below) will be counted in determining whether there is a quorum.

What vote is required to approve each item?

In the election of directors, each nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. Instructions to “ABSTAIN” and broker non-votes will have no effect on the election of directors.

For (i) ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2023, (ii) the advisory vote to approve executive compensation, (iii) the advisory vote on the frequency of future advisory votes to approve executive compensation, (iv) the approval of the 2023 Marriott International, Inc. Stock and Cash Incentive Plan, (v) the stockholder resolution requesting the Company publish a congruency report of partnerships with globalist organizations, and (vi) the stockholder resolution requesting the Company annually prepare a pay equity disclosure, the affirmative vote of the holders of a majority of the shares of Class A common stock present in person or represented by proxy and entitled to vote on the items will be required

Marriott International, Inc.	2023 Proxy Statement 84

for approval. Instructions to “ABSTAIN” with respect to these items will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” these items. Broker non-votes, if any, will not have any effect on the outcome of votes for these items.

Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;
(2)	Delivering a written notice of revocation to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;
(3)	Voting by submitting your proxy by telephone or the Internet until 11:59 p.m. Eastern Time on May 11, 2023; or
(4)	Attending the Annual Meeting and voting online as indicated above under “How do I vote?”

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions in advance of the Annual Meeting. Alternatively, you may attend the Annual Meeting and vote online, as indicated above under “How do I vote?”.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc., our independent vote tabulation agency, will count the votes and act as the inspector of election.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are held in more than one account, you may receive more than one proxy card. In order to vote all your shares, please sign and return all proxy cards, or if you choose, vote by submitting your proxy by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Investor Services, at 1-800-311-4816.

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the Annual Meeting other than the items described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to David S. Marriott and/or Anthony G. Capuano (with full power of substitution) to vote on such matters at their discretion.

Other Matters

When are stockholder proposals and nominations for the 2024 annual meeting of stockholders due?

Rule 14a-8 Proposals. To be considered for inclusion in our proxy statement for the 2024 annual meeting of stockholders, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received at our principal executive office no later than the close of business on November 29, 2023. Proposals must comply with Rule 14a-8 and must be submitted in writing to the Secretary, Marriott International, Inc., Department 52/862, 7750 Wisconsin Avenue, Bethesda, Maryland 20814.

Advance Notice Proposals and Nominations. In addition, our Bylaws require that, if a stockholder desires to introduce a stockholder proposal, other than a nomination for the election of directors, at the 2024 annual meeting of stockholders, notice of such proposal must be delivered in writing to the Company’s Secretary at the above address no earlier than the close of business on January 13, 2024 and no later than the close of business on February 12, 2024. However, if the 2024 annual meeting of stockholders is more than 30 days before or more than 70 days after the anniversary date of this year’s annual meeting, the stockholder’s notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made by the Company. If a stockholder desires to nominate a director at the 2024 annual meeting of stockholders, our Bylaws require that notice of such nomination be delivered in writing to the Company’s Secretary at the above address no later than February 12, 2024. However, in the event that the 2024 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of this year’s annual meeting, the stockholder’s notice must be so delivered no later than the close of business on the seventh day

Marriott International, Inc.	2023 Proxy Statement 85

following the date on which notice of such meeting is first given to stockholders. The notice of such written proposal or nomination must comply with our Bylaws. The chairman of the meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with our Bylaws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19, the SEC’s universal proxy rule, no later than March 13, 2024 (or, if the 2024 annual meeting of stockholders is called for a date that is more than 30 days before or more than 30 days after such anniversary date, then notice must be provided not later than the close of business on the later of 60 calendar days prior to the 2024 annual meeting of stockholders or the 10th calendar day following the day on which public announcement of the 2024 annual meeting of stockholders is first made by the Company). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our Bylaws as described above.

Proxy Access Nominations. If a stockholder or group of stockholders who meet the requirements set forth in our Bylaws wish(es) to nominate one or more director candidates to be included in the Company’s proxy statement for the 2024 annual meeting through the Company’s proxy access provision, the Company must receive proper written notice of the nomination no later than the close of business on the 120th day nor earlier than the 150th day before the first anniversary date of the date the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders (i.e., between the close of business on October 30, 2023 and the close of business on November 29, 2023 for the 2024 annual meeting of stockholders), and the nomination must otherwise comply with our Bylaws. However, in the event that the 2024 annual meeting of stockholders is more than 30 days before or after the anniversary of the prior year’s annual meeting, the stockholder’s notice must be delivered no earlier than the close of business on the 150th day prior to such meeting and no later than the close of business on the 120th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made by the Company.

If a stockholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Exchange Act, the proxies we solicit allow the named proxyholders, if a vote is taken, to vote on such proposals as they deem appropriate. You can find a copy of our Bylaws in the Investor Relations section of the Company’s website (Marriott.com/Investor) by clicking on “Governance” and then “Documents & Charters,” or you may obtain a copy by submitting a request to the Secretary, Marriott International, Inc., Department 52/862, 7750 Wisconsin Avenue, Bethesda, Maryland 20814.

How much did this proxy solicitation cost, and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for an estimated fee of $18,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular associates who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies. If any stockholders need assistance voting their shares, please contact MacKenzie Partners, Inc. at 800-322-2885 (Toll Free), 212-929-5500 (Call Collect) or via email at proxy@mackenziepartners.com.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials, and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•	If your shares are registered in your own name, and not in “street name” through a broker or other nominee, simply log in to the Internet site maintained by our transfer agent, Computershare Investor Services, at www.computershare.com/investor and the step-by-step instructions will prompt you through enrollment.
•	If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving stockholder communications in print form.

Note that web links included in this proxy statement are provided for convenience only. The content on the referenced websites are not incorporated herein and do not constitute a part of this proxy statement.

Marriott International, Inc.	2023 Proxy Statement 86

Householding

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us, as well as reducing the environmental impact of printing and shipping these materials. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares may deliver only one proxy statement and annual report or one Notice of Internet Availability to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Department 52/862, 7750 Wisconsin Avenue, Bethesda, Maryland 20814, or by calling (301) 380-5750. You may also obtain a copy of the proxy statement and annual report from the Company’s website (Marriott.com/Investor) by clicking on “SEC Filings.” Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Matters

The Company’s management knows of no other matters that may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held On May 12, 2023: The proxy statement and annual report to stockholders are available at www.proxyvote.com.

Any stockholder who would like a copy of our 2022 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Department 52/862, 7750 Wisconsin Avenue, Bethesda, Maryland 20814. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the Investor Relations portion of our website (Marriott.com/ Investor) by clicking on “SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS,

Andrew P.C. Wright
Secretary
Marriott International, Inc.	2023 Proxy Statement 87

Exhibit A— Non-GAAP Financial Measures

Non-GAAP Financial Measures

In this Proxy Statement, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for net income, earnings per share, or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Net Income and Adjusted Diluted Earnings Per Share. Adjusted net income and Adjusted diluted earnings per share reflect our net income and diluted earnings per share excluding the impact of cost reimbursement revenue, reimbursed expenses, restructuring, merger-related charges, and other expenses, certain non-cash impairment charges, loss on extinguishment of debt (when applicable), gains and losses on asset dispositions made by us or by our joint venture investees (when applicable), the income tax effect of these adjustments, and income tax special items. The income tax special items primarily related to the resolution of tax audits. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation and amortization (including depreciation and amortization classified in “Reimbursed expenses,” as discussed below), certain non-cash impairment charges related to equity investments, benefit (provision) for income taxes, restructuring, merger-related charges, and other expenses, and stock-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes loss on extinguishment of debt and gains and losses on asset dispositions made by us or by our joint venture investees.

In our presentations of Adjusted net income, Adjusted diluted earnings per share, and Adjusted EBITDA, we exclude a one-time cost in the 2022 first quarter related to certain property-level adjustments related to compensation, charges incurred under our restructuring plans that we initiated beginning in the 2020 second quarter to achieve cost savings in response to the decline in lodging demand caused by COVID-19, and transition costs associated with the Starwood merger, which we record in the “Restructuring, merger-related charges, and other” caption of our Consolidated Statements of Income (our “Income Statements”), as well as the loss related to the debt extinguishment in the 2021 third quarter, which we recorded in the “Loss on extinguishment of debt” caption of our 2021 Income Statement, to allow for period-over-period comparisons of our ongoing operations before the impact of these items. We also exclude non-cash impairment charges (if above a specified threshold) related to our management and franchise contracts (if the impairment is non-routine), leases, equity investments, and other capitalized assets, which we record in the “Contract investment amortization,” “Depreciation, amortization, and other,” and “Equity in earnings (losses)” captions of our Income Statements to allow for period-over-period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the long term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items. Our use of Adjusted EBITDA also facilitates comparison with results from other lodging companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense, which we report under “Depreciation, amortization, and other” as well as depreciation and amortization classified in “Contract investment amortization,” “Reimbursed expenses,” and “Equity in earnings (losses)” of our Income Statements, because companies utilize productive assets of different ages and use different

Marriott International, Inc.	2023 Proxy Statement	A-1

methods of both acquiring and depreciating productive assets. Depreciation and amortization classified in “Reimbursed expenses” reflects depreciation and amortization of Marriott-owned assets and software, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted.

The following tables present our reconciliations of Adjusted net income, Adjusted diluted earnings per share, and Adjusted EBITDA to the most directly comparable GAAP measures.

Full Year 2022
($ in millions except per share amounts)
Net income, as reported	$ 2,358
Cost reimbursement revenue	(15,417)
Reimbursed expenses	15,141
Restructuring, merger-related charges, and other	12
Impairments(1)	11
Gains on investees’ property sales(2)	(23)
Gain on asset disposition(3)	(2)
Income tax effect of above adjustments	69
Income tax special items	30
Adjusted net income	$ 2,179
Diluted earnings per share, as reported	$ 7.24
Adjusted diluted earnings per share	$ 6.69

	Full Year 2022	Full Year 2021	Percent Better/(Worse)
($ in millions)
Net income, as reported	$ 2,358	$ 1,099	115%
Cost reimbursement revenue	(15,417)	(10,442)
Reimbursed expenses	15,141	10,322
Loss on extinguishment of debt	—	164
Interest expense	403	420
Interest expense from unconsolidated joint ventures	6	7
Provision for income taxes	756	81
Depreciation and amortization	193	220
Contract investment amortization	89	75
Depreciation and amortization classified in reimbursed expenses	118	111
Depreciation, amortization, and impairments from unconsolidated joint ventures	27	31
Stock-based compensation	192	182
Restructuring, merger-related charges, and other	12	8
Gains on investees’ property sales(2)	(23)	—
Gain on asset disposition(3)	(2)	—
Adjusted EBITDA	$ 3,853	$ 2,278	69%
(1)	Full Year 2022 includes impairment charges reported in Contract investment amortization of $5 million and Equity in earnings (losses) of $6 million.
(2)	Gains on investees' property sales reported in Equity in earnings (losses).
(3)	Gain on asset disposition reported in Gains and other income, net.
Marriott International, Inc.	2023 Proxy Statement	A-2

Exhibit B— 2023 Marriott International, Inc. Stock and Cash Incentive Plan

2023 Marriott International, Inc.
Stock and Cash Incentive Plan

Effective May [12], 2023

Marriott International, Inc.	2023 Proxy Statement	B-1

Marriott International, Inc.	2023 Proxy Statement	B-2

2023 MARRIOTT INTERNATIONAL, INC.
STOCK AND CASH INCENTIVE PLAN

Article 1. Establishment, Objectives, and Duration

1.1       Establishment of the Plan. Marriott International, Inc., a Delaware corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the 2023 Marriott International, Inc. Stock and Cash Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document. The Plan shall become effective as of the Effective Date, as defined below, and shall remain in effect as provided in Article 1.3 hereof. For the avoidance of doubt, Awards granted prior to the Effective Date shall be governed by terms set forth in the applicable Predecessor Plan.

1.2       Purpose of the Plan. The purpose of the Plan is to promote and enhance the long-term growth of the Company by aligning the personal interests of Employees, Non-Employee Directors, and Consultants to those of Company stockholders and allowing such Employees, Non-Employee Directors, and Consultants to participate in the growth, development, and financial performance of the Company. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key individuals.

1.3       Duration of the Plan. The Plan shall commence on the Effective Date, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 16 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions; provided, however, that no Incentive Stock Option may be granted under the Plan after the tenth (10th) anniversary of the date the Board approves the Plan.

Article 2. Definitions

2.1       “Act” means the Securities Act of 1933, as amended from time to time.

2.2       “Annual Meeting” means the annual meeting of the stockholders of the Company at which Directors are elected.

2.3       “Approved Retiree” means, except as otherwise provided in an Award Agreement, any Participant who (i) terminates employment by reason of a Disability, or (ii) (A) retires from employment with the Company with the specific approval of the Committee on or after such date on which the awardee has attained age fifty-five (55) and completed ten (10) Years of Service, and (B) has continued to comply with any covenants or similar forfeiture conditions applicable to the Participant.

2.4       “Award” means, individually or collectively, a grant under this Plan of SARs, Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Other Share-Based Awards, Other Cash Awards, Non-Employee Director Deferred Share Awards or Stock Units.

2.5       “Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to an Award granted under this Plan.

2.6       “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.7       “Beneficiary” means the person or persons designated pursuant to Article 13 hereof.

2.8       “Board” or “Board of Directors” means the Board of Directors of the Company.

2.9       “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any one of the following events:

(a)       Acquisition of Voting Securities. Any Person directly or indirectly becomes the Beneficial Owner of more than thirty percent (30%) (fifty percent (50%) if the Person is a Marriott Family Member) of the Company’s then outstanding voting securities (measured on the basis of voting power), provided that the Person (i) has not acquired such voting securities directly from the Company, (ii) is not the Company or any of its Subsidiaries, (iii) is not a trustee or other fiduciary holding voting securities under an employee benefit plan of the Company or any of its Subsidiaries, (iv) is not an underwriter temporarily holding the voting securities in connection with an offering thereof, and (v) is not a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Company stock; or

(b)       Merger, Consolidation, etc. The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more Subsidiaries or affiliates) of a merger, consolidation, reorganization, business combination or other similar transaction, other than such a transaction where the holders of the voting securities of the Company immediately prior to such transaction own fifty percent (50%) or more of the combined voting power (directly or indirectly) of the voting securities of the surviving entity outstanding immediately following such transaction; or

Marriott International, Inc.	2023 Proxy Statement	B-3

(c)       Change in Majority of the Board. Continuing Directors cease to represent a majority of the Board; or

(d)       Sale, Liquidation or Other Disposition. The stockholders of the Company approve a plan of complete dissolution or liquidation of the Company or the Company sells or disposes all or substantially all of its assets in any single transaction or a series of related transactions.

In no event, however, shall a Change in Control be deemed to occur upon a merger, consolidation or other reorganization effected primarily to change the State of the Company’s incorporation or to create a holding company structure pursuant to which the Company becomes a wholly-owned subsidiary of an entity whose outstanding voting securities immediately after its formation are beneficially owned, directly or indirectly and in substantially the same proportion, by the Persons who beneficially owned the Company’s outstanding voting securities immediately prior to the formation of such entity.

Notwithstanding the foregoing, with respect to any Award (or portion of any Award) that is subject to Code Section 409A, and for which Change in Control constitutes a payment event, if any event described in this Article 2.9 does not qualify as a “change in control event” within the meaning of Code Section 409A(a)(2)(A)(v) and the regulations thereunder, then such event shall constitute a Change in Control for purposes of the foregoing provisions of Article 2.9 only to the extent such status does not result in taxation pursuant to Code Section 409A, and appropriate provision shall be made for the protection of any rights to future distribution, including a nonqualified deferred compensation account allocation of equivalent value.

2.10       “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.11       “Committee” means the Human Resources and Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan with respect to grants of Awards.

2.12       “Company” means Marriott International, Inc., together with any and all Subsidiaries, and any successor thereto as provided in Article 19 herein.

2.13       “Consultant” means any natural person that is not an Employee or a Non-Employee Director who provides bona fide services to the Company that are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities, subject to limitations as may be provided by the Code, the Act or the Committee, as shall be determined by the Committee.

2.14       “Continuing Directors” means, on any date, individuals who, at the beginning of and continuously throughout the two (2)-year period ending on such date, served as Directors, together with any other Director who was appointed, elected or nominated for election as a Director during such period (other than a Director designated by a Person who shall have entered into an agreement with the Company to effect a transaction described in Article 2.9(a), (b) or (d)) whose appointment, election or nomination for election by the stockholders is approved by at least two-thirds (2/3) of the Directors who were Continuing Directors on the date of such an appointment, election or nomination for election. No individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be a Continuing Director.

2.15       “Covered Termination of Employment” means, except as otherwise provided in an Award Agreement, (a) any involuntary termination of employment of a Participant, provided that such termination does not result from the Participant’s misconduct or violation of any Company policy; and (b) any voluntary termination of employment of a Participant following: (i) a material diminution in the Participant’s base compensation, target annual bonus or target stock incentive; (ii) a material diminution in the Participant’s position, authority, duties or responsibilities as in effect immediately prior to the Change in Control, provided that a Change in Control (including the fact that the Company’s stock is not publicly held or is held or controlled by a single stockholder as a result of a Change in Control) shall not of itself be deemed a material diminution in the Participant’s position or authority, duties or responsibilities; (iii) a material diminution in the position, authority, duties, or responsibilities of the supervisor to whom the Participant is required to report as in effect immediately prior to the Change in Control, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Board of the Company or a Subsidiary; (iv) a material diminution in the budget over which the Participant retains authority; or (v) a change in geographic location at which the Participant must perform services to a distance of more than fifty (50) miles from its location immediately prior to the date of a Change in Control, in each case, without the Participant’s consent.

2.16       “Director” means any member of the Board.

2.17       “Disability” means, except as otherwise provided in an Award Agreement, the Participant is either:

(a)       unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

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(b)       by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine (i) conclusively whether a Participant has incurred a Disability pursuant to the above definition, including the medical evidence required to establish such Disability (e.g., a form to be completed by the Participant’s physician), (ii) the date of the occurrence of such Disability and (iii) any incidental matters relating the foregoing; provided that any exercise of authority in conjunction with a determination of whether the Participant is disabled within the meaning of Code Section 409A(a)(2)(C) shall be consistent with such Code section. To assist in its determination, the Committee shall have the right to require the Participant be examined by one or more individuals, who are qualified to give professional medical advice, selected by or satisfactory to the Committee.

2.18       “Effective Date” means the date on which the Company’s stockholders approve the Plan.

2.19       “Employee” means any individual who is, or will become, a full-time, active employee of the Company. Any Employee who, at the request of the Company, and on the written assignment of the Company specifically referencing this provision of the Plan, becomes an employee of another employer shall continue to be treated as an Employee for all purposes hereunder during the period of such assignment. Directors who are not employed by the Company shall not be considered Employees under this Plan.

2.20       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.21       “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option or the base price from which appreciation in Shares is measured under a SAR.

2.22       “Fair Market Value” means (i) if the Shares are listed on any established stock exchange, system or market, the average of the highest and lowest quoted selling prices for the Shares on the relevant date (or, if there were no sales on such date, the average so computed on the nearest day before the relevant date as quoted on such exchange, system or market), as reported in The Wall Street Journal or other similar source selected by the Committee (or its delegate); and (ii) in the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

2.23       “Fee Deferral Election” means an election made by a Non-Employee Director to defer the receipt of Fees, as described in Article 12.3 hereof.

2.24       “Fees” means all or part of any cash retainer and/or fees payable to a Non-Employee Director in such capacity.

2.25       “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 herein, which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

2.26       “Insider” shall mean an individual who is, on the relevant date, an officer, Director or more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.27       “Marriott Family Member” means (i) J.W. Marriott, Jr., Richard E. Marriott, any brother or sister of J.W. Marriott, Sr., (ii) any children, grandchildren or other lineal descendants including adopted children and step children) of any of the foregoing, (iii) any spouses, former spouses, civil partners, or former civil partners of any of the foregoing, (iv) any siblings or other immediate family members of any of the foregoing, (v) any heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing, or (vi) any trust or other entity established primarily for the benefit of, or controlled (as defined in Rule 12(b)(2) under the Exchange Act) by, one or more of the foregoing.

2.28       “Non-Employee Director” means a Director who is not an Employee of the Company.

2.29       “Non-Employee Director Deferred Share Award” shall mean an Award of deferred Shares to a Non-Employee Director, as described in Article 12.2 herein.

2.30       “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.31       “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

2.32       “Other Cash Award” means a cash Award as described in Article 9.4 herein.

2.33       “Other Share-Based Award” means an Award as described in Articles 9.1 through 9.3 herein.

2.34       “Participant” means an individual who has an outstanding Award granted under the Plan.

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2.35       “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 herein.

2.36       “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.37       “Predecessor Plans” means the Marriott International, Inc. 1993 Comprehensive Stock Incentive Plan, the Marriott International, Inc. 1996 Comprehensive Stock Incentive Plan, the Marriott International, Inc. 1995 Non-Employee Directors’ Deferred Stock Compensation Plan, the Marriott International, Inc. Stock and Cash Incentive Plan effective January 1, 2008, as amended, and the Starwood Hotels & Resorts Worldwide, Inc. 2013 Long-Term Incentive Compensation Plan.

2.38       “Restricted Stock” means an Award of Shares subject to such conditions (including continued employment or engagement or performance conditions) and terms as the Committee deems appropriate.

2.39       “Restricted Stock Units” means Award denominated in units of Shares under which the issuance of Shares (or cash payment in lieu thereof) is subject to such conditions (including continued employment or engagement or performance conditions) and terms as the Committee deems appropriate.

2.40       “SAR” means a stock appreciation right Award granted to a Participant pursuant to Article 6 herein which shall be settled in cash or Shares, or a combination thereof.

2.41       “Serious Misconduct” means committing a criminal offense or malicious tort relating to or against the Company, a violation of any applicable covenants or similar forfeiture conditions (other than Termination of Service), or, as determined by the Committee in its sole discretion, engaging in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s operations, financial condition or business reputation.

2.42       “Shares” means shares of Class A Common Stock of the Company or of any successor company adopting this Plan.

2.43       “Stock Unit Account” means the bookkeeping account established by the Company pursuant to Article 12.3.

2.44       “Stock Units” means the credits to a Non-Employee Director’s Stock Unit Account, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

2.45       “Subsidiary” means any corporation, partnership, joint venture, trust or other entity in which the Company has a controlling interest as defined in Treas. Reg. § 1.414(c)-2(b)(2), except that the threshold interest shall be “more than fifty percent (50%)” instead of “at least eighty percent (80%).”

2.46       “Termination of Service” means termination of service as a Non-Employee Director in any of the following circumstances:

(a)       Where the Non-Employee Director voluntarily resigns or retires;

(b)       Where the Non-Employee Director is not re-elected (or elected in the case of an appointed Non-Employee Director) to the Board by the stockholders; or

(c)       Where the Non-Employee Director dies.

With respect to any Awards that are or become subject to Section 409A of the Code, Termination of Service shall not include any event that is not within the meaning of “separation from service” as set forth in Treas. Reg. § 1.409A-1(h).

2.47       “Year of Service” means a period of twelve (12) consecutive calendar months during which an Employee was paid for twelve hundred (1200) or more hours of work for the Company.

Article 3. Administration

3.1       The Committee. The Plan shall be administered by the Committee, the members of which shall be “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, or any successor provision. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

3.2       Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees, Directors and Consultants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 16 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan.

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Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. The Committee’s determinations under the Plan (including determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. As permitted by law, the Committee may delegate its authority under the Plan to any Director or Employee.

3.3       Decisions Binding. All determinations and decisions made by the Committee or its designee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all parties.

3.4       Cancellation of Awards. Notwithstanding anything to the contrary in the Plan or any Award Agreement, if a Participant engages in Serious Misconduct, whether or not the Participant terminates employment, the Committee may, in its sole discretion, refuse or revoke Approved Retiree status or other retirement approval for such Participant, or otherwise determine that such Participant may not receive, vest in or exercise any Awards or otherwise receive Shares thereunder to the extent the Awards are not granted, vested or fully exercised, or Shares are not received, as of such determination. In addition and notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any Shares or cash paid to a Participant in connection with an Award or proceeds realized under any Award, to the extent provided for under the Company’s clawback policy(ies), if any, as in effect from time to time.

Article 4. Shares Subject to the Plan and Maximum Awards

4.1       Number of Shares. Subject to Articles 4.2 and 4.3 herein, the maximum number of Shares that may be issued pursuant to Awards granted under this Plan is (a) 11,750,000 Shares, of which one-hundred percent (100%) may be issued pursuant to Incentive Stock Options, plus (b) the number of Shares subject to any award outstanding under the Predecessor Plans as of the Effective Date that after the Effective Date are not issued because such award is forfeited, canceled, terminates, expires or otherwise lapses without being exercised (to the extent applicable), or is settled in cash. Upon approval of this Plan by the stockholders of the Company, no further grants may be made under the Predecessor Plans.

4.2       Share Recycling. If any Award granted under the Plan is forfeited, canceled, terminates, expires, lapses for any reason, or is settled in cash, any Shares subject to such Award shall again be available for the grant of an Award under the Plan. In addition, if the tax withholding obligation, exercise price or purchase price under any Award or an award granted under the Predecessor Plans is satisfied by the Company retaining Shares that otherwise would have been issued in settlement of the award or by Shares tendered by the participant (either by actual delivery or attestation), the number of Shares so retained or tendered shall be available for issuance pursuant to Awards under this Plan.

4.3       Adjustments in Authorized Shares and Awards. In the event of any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, extraordinary dividend, share combination, recapitalization, or similar event affecting the equity capital structure of the Company, or in the event the Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation and/or for cash as a result of a corporate transaction, such as any merger, consolidation, separation, acquisition of property or shares, stock rights offering, spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, or similar event affecting the Company, then the Committee shall make an equitable adjustment in (a) the number and class of Shares which thereafter may be delivered under Article 4.1, (b) the number and class of Shares subject to outstanding Awards, (c) the Exercise Price relating to any Award, and (d) the performance goals which may be applicable to any outstanding Awards, and such other equitable substitutions or adjustments may be made, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights. Without limiting the preceding sentence, in the case of any such transaction described in the preceding sentence, the adjustments made by the Committee or the Board of Directors, or similar body of any other legal entity assuming the obligations of the Company hereunder, may consist of either (i) making appropriate provision for the protection of outstanding Awards by the substitution on an equitable basis of appropriate equity interests or awards similar to the Awards (or, in the event no such similar equity interests may be identified, a nonqualified deferred compensation account allocation of equivalent value), provided that the substitution neither enlarges nor diminishes the value and rights under the Awards; or (ii) upon written notice to the Participants, providing that Awards will be exercised, distributed, cashed out or exchanged for value pursuant to such terms and conditions (including the waiver of any existing terms or conditions, including vesting restrictions or exercise waiting periods) as shall be specified in the notice, provided that any Awards that are subject to Code Section 409A must not be exercised, distributed, cashed out or exchanged for value unless the transaction qualifies as a “change in control event” as described under Code Section 409A(2)(A)(v) and the regulations thereunder and any such action complies with the requirements of Treas. Reg. § 1.409A-1(b)(5)(v) to the extent applicable thereto. Any adjustment of an ISO under clause (i) of the preceding sentence in this paragraph shall be made in such a manner so as not to constitute a “modification” within the meaning of Section 424(h)(3) of the Code.

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Article 5. Eligibility and Participation

5.1       Eligibility. Employees, Non-Employee Directors and Consultants shall be eligible to participate in this Plan.

5.2       Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Non-Employee Directors and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. SARs and Stock Options

6.1       Grant of SARs and Options. Subject to the terms and provisions of the Plan, SARs and/or Options may be granted to Employees, Non-Employee Directors or Consultants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee; provided that an ISO may only be granted to an Employee of the Company or one its Subsidiaries. Other than in connection with a change in the Company’s capitalization as described in Article 4.3, at any time when the Exercise Price of a SAR or an Option is above the Fair Market Value of a Share, the Committee shall not, without stockholder approval, reduce the Exercise Price of such SAR or Option, exchange the SAR or Option for a new Award (including a SAR or Option) with a lower (or no) Exercise Price, purchase or otherwise exchange the SAR or Option for cash or other value, or otherwise take any other action that is treated as a “repricing” with respect to such SAR or Option under generally accepted accounting principles. Dividends shall not accrue or otherwise be earned on SARs or Options, and dividend equivalents may not be granted in connection with any SAR or Option.

6.2       Award Agreement. Each SAR and Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Award, the number of Shares to which the Award pertains, and such other provisions as the Committee shall determine. The Award Agreement, if pertaining to an Option, also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

6.3       Exercise Price. The Exercise Price for each grant of a SAR or an Option under this Article 6 shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the SAR or Option is granted; provided, however, if on the date of grant of an ISO, the Employee (together with Persons whose stock ownership is attributed to the Employee pursuant to Code Section 424(d)) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries (a “10% Stockholder”), the Exercise Price shall not be less than one-hundred and ten percent (110%) of the Fair Market Value of a Share on the date of grant.

6.4       Duration of SARs and Options. Each SAR and Option granted under this Article 6 shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no SAR or Option shall be exercisable later than the tenth (10th) anniversary date of its grant; provided, however, that if an ISO is granted to a 10% Stockholder, such ISO may not be exercised after the expiration of five (5) years from the date of grant.

6.5       Exercise of SARs and Options. SARs and Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. The ability of a Participant to exercise a SAR or an Option is conditioned upon the Participant not engaging or having engaged in Serious Misconduct.

6.6       Notice and Payment. SARs and Options granted under this Article 6 shall be exercised by the delivery of notice of exercise to the Company by such means as the Committee shall approve from time to time, setting forth the number of Shares with respect to which the SAR or Option is to be exercised, accompanied, in the case of Options, by full payment for the Shares.

The Exercise Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) if permitted in the governing Award Agreement, by withholding from Shares otherwise deliverable upon exercise or tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Exercise Price), or (c) if permitted in the governing Award Agreement, by a combination of (a) and (b).

The Committee also may allow cashless exercise as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

6.7       Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of a SAR or an Option granted under this Article 6 as it may deem advisable, including restrictions under the Company’s securities trading policy, applicable federal securities laws, under the requirements of any stock exchange or market upon which such

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Shares are then listed or traded, and under any blue sky or state securities laws applicable to such Shares. The Company may also require Shares to be held with a designated brokerage firm.

6.8       Nontransferability of SARs and Options.

(a)       Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b)       SARs and Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement or pursuant to policies adopted by the Committee, no SAR or NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in the Plan or the Award Agreement, all SARs and NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

Article 7. Restricted Stock

7.1       Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Non-Employee Directors and Consultants in such amounts as the Committee shall determine.

7.2       Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

7.3       Transferability. Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

7.4       Other Restrictions. The Committee shall impose such conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, a requirement to comply with one or more covenants or similar forfeiture conditions, and/or restrictions under applicable federal or state securities laws. The Company shall retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied. Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction. Distribution of Shares of Restricted Stock is conditioned upon the Participant not engaging in Serious Misconduct.

7.5       Voting Rights. Participants shall have no voting, transfer, liquidation, dividend (except as provided in Article 7.6) or other rights of a stockholder with respect to Shares underlying the Restricted Stock prior to such time that the corresponding Shares are transferred, if at all, to the Participant’s brokerage account.

7.6       Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. Such dividends may be accrued in cash or converted into additional shares of Restricted Stock, upon such terms as the Committee establishes; provided, that any such dividends will be accumulated and paid at the time (and to the extent) that the underlying Shares of Restricted Stock vest and settle.

Article 8. Restricted Stock Units

8.1       Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units to Employees, Non-Employee Directors and Consultants in such amounts as the Committee shall determine.

8.2       Restricted Stock Unit Agreement. Each Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the vesting conditions, the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

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8.3       Transferability. Except as provided in this Article 8, the Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated unless and until Shares are issued in settlement of the Restricted Stock Units. All rights with respect to the Restricted Stock Units granted to a Participant under the Plan shall be available during such Participant’s lifetime only to such Participant.

8.4       Other Restrictions. The Committee shall impose such conditions and/or restrictions on any Restricted Stock Units granted pursuant to the Plan as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each Restricted Stock Unit, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, a requirement to comply with one or more covenants or similar forfeiture conditions, and/or restrictions under applicable federal or state securities laws. Settlement of Restricted Stock Units is conditioned upon the Participant not engaging in Serious Misconduct. Participants shall have no rights with respect to any Shares underlying Restricted Stock Units unless and until such Shares are issued in settlement of the Restricted Stock Units.

8.5       Dividend Equivalents. Subject to the terms of the Award Agreement, Restricted Stock Units may accrue dividend equivalents, which may be accrued in cash or converted into additional Restricted Stock Units, upon such terms as the Committee establishes; provided, that any such dividend equivalents will be accumulated and paid at the time (and to the extent) that the underlying Restricted Stock Units vest and settle.

Article 9. Other Awards

9.1       Grant of Other Share-Based Awards. The Committee may grant Other Share-Based Awards to Employees, Non-Employee Directors and Consultants in such number, upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2       Terms of Other Share-Based Awards. Other Share-Based Awards shall contain such terms and conditions as the Committee may from time to time specify and may be denominated in cash, in Shares, in Share-equivalent units, in Share appreciation units, in securities or debentures convertible into Shares or in a combination of the foregoing and may be paid in cash or in Shares, all as determined by the Committee. Other Share-Based Awards may be issued alone or in tandem with other Awards granted to Employees.

9.3       Other Share-Based Award Agreement. Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Committee shall determine, including any vesting conditions.

9.4       Other Cash Awards. The Committee may grant Other Cash Awards that vest based on continued employment or based on performance set forth in Article 11, which are not based on Shares, upon such terms and at any time and from time to time as shall be determined by the Committee. Each such Other Cash Award may be evidenced by an Award Agreement that shall specify such terms and conditions as the Committee shall determine. An Other Cash Award shall not decrease the number of Shares under Article 4 that may be issued pursuant to other Awards. Other Cash Awards may relate to annual bonus or long-term performance awards.

9.5       Dividend Equivalents. Subject to the terms of the Award Agreement, Other Share-Based Awards may accrue dividend equivalents, which may be accrued in cash or converted into additional Other Share-Based Awards, upon such terms as the Committee establishes; provided, that any such dividend equivalents will be accumulated and paid at the time (and to the extent) that the underlying Other Share-Based Awards vest and settle.

Article 10. Performance Measures for Awards

10.1       Performance Measures. The performance measure(s) to be used for purposes of Awards may be one or more performance criteria specified by the Committee, which may be applied to either the Company as a whole or to one or more of the Company’s divisions or operational and/or business units or subsidiaries, product lines, brands, business segments, geographic regions, or administrative departments.

10.2       Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance objectives upward or downward in its sole discretion.

Article 11. Deferrals of Awards

11.1       Deferrals of Awards. Subject to the terms and provisions of the Plan, any Award of Restricted Stock Units, Other Share- Based Awards and Other Cash Awards may, as determined by the Committee, contain a provision permitting a Participant to elect to defer such Award.

11.2       Method of Election. Each Participant who is granted an Award with a deferral provision may elect, in writing, on a form to be furnished by the Company and otherwise in accordance with procedures established by the Company, to defer settlement of such Award.

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Notwithstanding the foregoing, any eligible Participant who does not elect to defer within the time designated by the Company shall receive settlement at such times and subject to such terms as set forth in the Award Agreement.

11.3       Conditions. Notwithstanding anything to the contrary in the Plan, settlement of any Award that is deferred under this Article 11 is conditioned upon:

(a)       the Participant not engaging or having engaged in Serious Misconduct; and

(b)       the Participant having provided the Committee with a current address where the Award may be distributed. If these conditions are not met, such Award will be forfeited and terminated, without payment.

11.4       Assignment. A Participant’s rights under an Award that is deferred under this Article 11 may not, without the Company’s written consent, be assigned or otherwise transferred, nor shall they be subject to any right or claim of a Participant’s creditors, provided that the Company may offset any amounts owing to or guaranteed by the Company, or owing to any credit union related to the Company against the value of such Award and any underlying Shares.

Article 12. Non-Employee Director Awards

12.1       Awards. Non-Employee Directors shall be eligible to: (a) receive Awards under the Plan and (b) make Fee Deferral Elections.

12.2       Non-Employee Director Deferred Share Awards. On or about the first (1st) full trading day immediately following each Annual Meeting that is in an open trading window under the Company’s securities trading policy, or on such date as otherwise determined by the Board, each Non-Employee Director designated by the Board shall receive a Non-Employee Director Deferred Share Award of a number of Shares determined by the Board. Each Non-Employee Director Deferred Share Award shall vest and become nonforfeitable on a daily pro-rata basis over the Non-Employee Director’s term of office, which expires at the next Annual Meeting following the grant date. The vested Shares shall be distributed to the Non-Employee Director in a lump sum within thirty (30) days following the Non- Employee Director’s Termination of Service, unless the Non-Employee Director makes an advance election designating another time or form of distribution. Any such advance election must be made in writing on a form and in a manner prescribed by the Committee (or its delegate(s)) and delivered to the Company on or before (and become irrevocable by) the last day of the calendar year that immediately precedes the year of grant of the Non-Employee Director Deferred Share Award. The Non-Employee Director shall have no voting, transfer, liquidation, dividend or other rights of a stockholder of the Company with respect to Non-Employee Director Deferred Share Awards prior to such time that the subject Shares are distributed to the Non-Employee Director.

12.3       Fee Elections.

(a)       Director Elections. Payment of all or any part of any Fees payable to a Non-Employee Director may be deferred by election of the Non-Employee Director under the Plan or otherwise as permitted by the Company. Each such deferral election under the Plan must be made in writing on a form and in a manner prescribed by the Committee (or its delegates(s)) and delivered to the Company on or before (and become irrevocable by) the last day of the calendar year that immediately precedes the term of the Non- Employee Director which commences with the next Annual Meeting (the “Election Year”) and must be irrevocable for such Election Year. In addition to elections to defer Fees under the Plan, as permitted by the Committee and pursuant to such terms established by the Committee, a Non-Employee Director may elect to receive payment of such Director’s Fees in the form of SARs, Options or Restricted Stock Units; provided, however, that if such an election is made to receive payment of Fees in the form of SARs, Options or Restricted Stock Units, then no deferral election under this Article 12.3 shall be permitted with respect to such Fees.

(b)       Crediting Stock Units to Accounts. Amounts deferred pursuant to a Fee Deferral Election under the Plan shall be credited as of the end of the calendar quarter for which the Fees were payable (the “Credit Date”) to a Stock Unit Account in Stock Units. The number of Stock Units credited to a Stock Unit Account with respect to any Non-Employee Director shall equal (i) the amount deferred pursuant to the Fee Deferral Election divided by (ii) the Fair Market Value of a Share on the Credit Date, with fractional units calculated to at least three (3) decimal places. Notwithstanding the foregoing, in the event that the Credit Date is a Saturday, Sunday or other day on which stock of the Company is not traded on the Nasdaq or another national exchange, then the Credit Date shall be the immediately preceding day on which the stock of the Company is traded on the Nasdaq or another national exchange.

(c)       Fully Vested Stock Units. All Stock Units credited to a Non-Employee Director’s Stock Unit Account pursuant to this Article 12.3 shall be at all times fully vested and nonforfeitable.

(d)       Credit of Dividend Equivalents. As of each dividend payment date with respect to Shares, each Non-Employee Director shall have credited to his or her Stock Unit Account an additional number of Stock Units equal to the product of (i) the per-Share cash dividend payable with respect to a Share on such dividend payment date multiplied by the number of Stock Units credited to his or her Stock Unit Account as of the close of business on the record date for such dividend, divided by (ii) the Fair Market Value of a

Marriott International, Inc.	2023 Proxy Statement	B-11

Share on such dividend payment date. If dividends are paid on Shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing and, if their value is not readily determinable, shall be credited “in kind” to the Non-Employee Director’s Stock Unit Account.

(e)       Payment of Stock Units. Upon Termination of Service, the Stock Units credited to a Non-Employee Director’s Stock Unit Account shall be paid to the Non-Employee Director in an equal number of Shares in a single lump sum or in substantially equal annual installments over a period not to exceed ten (10) years, as irrevocably elected in writing by the Non-Employee Director at the time of the Non-Employee Director’s election to defer Fees under Article 12.3(a), pursuant to rules established from time to time by the Committee.

12.4       Unfunded Status. The interest of each Non-Employee Director in any Fees deferred under this Article 12 (and any Stock Unit Account relating thereto) or in any Award shall be that of a general creditor of the Company. Stock Unit Accounts and Stock Units (and, if any, “in kind” dividends) credited thereto shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company.

12.5       Limitation on Non-Employee Director Awards. Subject to Article 4.3, the maximum aggregate number of Shares that may be subject to any Awards granted in any one fiscal year to any single Non-Employee Director shall be $750,000, divided by the grant date fair value of such Awards, rounded down to the nearest whole Share.

Article 13. Beneficiary Designation

Each Participant under the Plan may designate any beneficiary or beneficiaries with respect to Awards under the Plan in accordance with the procedures determined by the Company.

Article 14. Change in Control

14.1       Treatment of Awards. Except as otherwise explicitly provided in any Award Agreement, if a Participant who is actively employed by the Company incurs a Covered Termination of Employment within three (3) months preceding or twenty-four (24) months following a Change in Control, then the following shall occur with respect to any Awards held by or granted to such Participant (or any Beneficiary) immediately following the later to occur of such Change in Control and such Covered Termination of Employment (the “Trigger Date”):

(a)       Options and SARs. All of the unvested or unexercisable Options, SARs or Other Share-Based Awards taking a form substantially the same as Options or SARs held by the Participant as of the Trigger Date shall be deemed to be fully vested and exercisable with respect to the subject Shares, or other equity interests that are substituted for the Shares as a result of the Change in Control, and any other conditions on such Awards shall lapse, other than those imposed by law. Any performance criteria shall be deemed satisfied at the “target” level. Such Awards shall remain exercisable until the earlier of (i) the end of their original term, or (ii) twelve (12) months (or in the case of an Approved Retiree, five (5) years) following the Participant’s Covered Termination of Employment. In the event no Shares or substitute equity interests are available to satisfy the Awards upon exercise, a cash payment shall be made to the Participant equal to the binomial value of each such Award, as determined by the Company, where the value of a subject Share for this purpose is the price paid per Share to general stockholders of the Company, through a tender offer or otherwise, pursuant to the transaction resulting in the Change in Control, and where other assumptions used for purposes of computing the binomial value shall be those indicated in the most recently issued annual proxy statement or annual report of the Company.

(b)       Restricted Stock and Restricted Stock Units. With respect to any Restricted Stock, Restricted Stock Units or any Other Share-Based Awards taking a form substantially the same as Restricted Stock or Restricted Stock Units held by the Participant as of the Trigger Date, the restrictions, forfeiture conditions, deferral of settlement and conditions on distribution other than those imposed by law applicable to such Awards shall lapse, and all such Awards shall be deemed fully vested, as of the Trigger Date, and the subject Shares (or equity interests that are substituted for the subject Shares as a result of the Change in Control) or cash shall be distributed to the Participant. Any performance criteria shall be deemed satisfied at the “target” level. In the event no such Shares or substitute equity interests are available for distribution, a cash payment shall be made to the Participant equal to the price paid per Share to general stockholders of the Company, through a tender offer or otherwise, pursuant to the transaction resulting in the Change in Control, multiplied by the number of subject Shares or substitute equity awards that otherwise would be distributed to the Participant if available.

(c)       Other Cash Awards. All Other Cash Awards held by the Participant as of the Trigger Date shall be paid out as to a pro-rated amount based on the days of such fiscal year (or other applicable period) through the Trigger Date. Any performance criteria shall be deemed satisfied at the “target” level.

14.2       Section 280G Cut-back in Benefits. Notwithstanding the other provisions of this Plan, in the event that the amount of payments or other benefits payable to any Participant under this Plan, together with any payments or benefits payable under any

Marriott International, Inc.	2023 Proxy Statement	B-12

other plan, program, arrangement or agreement, would constitute an “excess parachute payment” (within the meaning of Section 280G or the Code), the payments under this Plan shall be reduced in a manner determined by the Company (by the minimum possible amounts) until no amount payable to the Participant under the Plan constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code). All determinations required to be made under this Article 14.2, including whether a payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made by a registered public accounting firm selected by the Company.

Article 15. Rights of Participants

15.1       Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

15.2       Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 16. Amendment, Modification, and Termination

16.1       Amendment, Modification, and Termination. Subject to Article 16.3, the Board (or its authorized delegate) may at any time and from time to time, alter, amend, suspend or terminate the Plan or any Award in whole or in part; provided, however, that the Board may, in its sole discretion, condition the adoption of any amendment of the Plan on the approval thereof by the requisite vote of the stockholders of the Company entitled to vote thereon. Unless otherwise determined by the Board, the Company’s most senior human resources officer shall also have the authority to alter, amend, suspend or terminate the Plan or any Award under this Article 16; provided, however, that no such amendment shall materially increase the cost of the Plan to the Company or require approval of the Board (or a committee thereof) or stockholders of the Company under applicable law or the rules of any applicable securities exchange.

16.2       Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Article 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

16.3       Awards Previously Granted. No termination, amendment, or modification of the Plan or any Award shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

16.4       Assumption or Substitution of Awards in Mergers and Acquisitions. Awards may be assumed and continued under the Plan from time to time in substitution for awards held by employees, directors or consultants of entities who become or are about to become Employees, Directors or Consultants as the result of a merger, consolidation or other acquisition of the employing entity or the acquisition by the Company or a Subsidiary of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Committee deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted. Any such assumption and continuation of any such previously granted and unexercised award will be treated as an outstanding Award under the Plan, but will not count against the number of Shares reserved for issuance pursuant to Article 4.1. In addition, any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company will not reduce the Shares available for grants as provided in Article 4.1.

Article 17. Withholding

17.1       Tax Withholding. The Company shall have the power and the right to deduct from any amount otherwise due to the Participant, or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local income, employment or other related taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

17.2       Share Withholding. With respect to withholding required in connection with any Award, the Company may require, or the Committee may permit a Participant to elect, that the withholding requirement be satisfied, in whole or in part, by having the Company withhold from Shares to be issued pursuant to such Award a number of Shares having an aggregate Fair Market Value on the date of withholding that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rates in such Participant’s applicable jurisdiction for federal, state, local and foreign income, employment or other related tax purposes that are applicable to such taxable income. Any election by a Participant shall be irrevocable, made in writing, signed by the

Marriott International, Inc.	2023 Proxy Statement	B-13

Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. For purposes of Share withholding, the Fair Market Value of the withheld Shares shall be determined consistent with the applicable provisions of the Code, together with the regulations and official guidance promulgated thereunder.

Article 18. Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 19. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, of all or substantially all of the business and/or assets of the Company, or a merger, consolidation or otherwise.

Article 20. Legal Construction

20.1       Interpretation. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine and/or neutral genders, the plural shall include the singular and the singular shall include the plural. Wherever the word “include,” “includes,” or “including” is used in the Plan, it shall be deemed to be followed by the words “without limitation.”

20.2       Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.3       Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

20.4       Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

20.5       Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.

Article 21. Code Section 409A

21.1       General. To the extent that Code Section 409A may apply to any Awards under the Plan, it is intended that the terms of the Plan and such Awards meet the applicable requirements of Code Section 409A so that a Participant is not taxed under Code Section 409A with respect to such Awards until such time as Shares or other amounts are distributed to the Participant in accordance with the Plan’s and the Awards’ terms. For this purpose, the Plan and the Awards will be administered and interpreted to comply with Code Section 409A and any applicable Treasury or Internal Revenue Service guidance.

21.2       Delay for Specified Employees. To the extent that any Awards under the Plan may be subject to Code Section 409A(a) (2)(B)(i), distributions of Shares or other amounts pursuant to such Awards on account of a “separation from service” (as defined in Treas. Reg. § 1.409A-1(h)) of a Participant who is a Specified Employee (as defined as follows) shall be made or commence not before the date which is six (6) months following the separation from service, except in the event of the Participant’s death. Any distribution that is delayed under this Article 21.2 shall be distributed on the first day of the seventh month following the Specified Employee’s separation from service (without affecting the timing of any subsequent installment that is not within the six-month period following the separation from service). For this purpose, a “Specified Employee” is a person described under Treas. Reg. § 1.409A-1(i), applying the default rules thereunder, except that the definition of compensation for purposes of identifying Specified Employees shall be the same definition as used for determining who are Specified Employees under the Marriott International, Inc. Executive Deferred Compensation Plan for the same determination period.

Marriott International, Inc.	2023 Proxy Statement	B-14

Marriott INTERNATIONAL

MARRIOTT INTERNATIONAL, INC.
ATTN: KELLY BLACKWELL
7750 WISCONSIN AVE.
BETHESDA, MD 20814
LAW DEPARTMENT

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR code above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 11, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 9, 2023 for shares held in a Retirement Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MAR2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 11, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 9, 2023 for shares held in a Retirement Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V04768-P85891-Z84258

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARRIOTT INTERNATIONAL, INC.

Company Proposals

The Board of Directors recommends you vote FOR each of the following director nominees:

1. ELECTION OF 13 DIRECTORS

		For	Against	Abstain
1a.	Anthony G. Capuano	☐	☐	☐
1b.	Isabella D. Goren	☐	☐	☐
1c.	Deborah M. Harrison	☐	☐	☐
1d.	Frederick A. Henderson	☐	☐	☐
1e.	Eric Hippeau	☐	☐	☐
1f.	Lauren R. Hobart	☐	☐	☐
1g.	Debra L. Lee	☐	☐	☐
1h.	Aylwin B. Lewis	☐	☐	☐
1i.	David S. Marriott	☐	☐	☐
1j.	Margaret M. McCarthy	☐	☐	☐
1k.	Grant F. Reid	☐	☐	☐
1l.	Horacio D. Rozanski	☐	☐	☐
1m.	Susan C. Schwab	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

		For	Against	Abstain
2.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023	☐	☐	☐
3.	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

		For	Against	Abstain
5.	APPROVAL OF THE 2023 MARRIOTT INTERNATIONAL, INC. STOCK AND CASH INCENTIVE PLAN	☐	☐	☐

Stockholder Proposals

The Board of Directors recommends you vote AGAINST the following proposals:

NOTE: Please sign as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time on Thursday, May 11, 2023, the day before the meeting.
If you hold shares through a Retirement Plan, Internet and telephone voting are available through 11:59 PM Eastern Time on Tuesday, May 9, 2023.

Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and 2023 Proxy Statement and 2022 Form 10-K are available at www.proxyvote.com.

We will be conducting our 2023 Annual Meeting of Stockholders virtually at *www.virtualshareholdermeeting.com/MAR2023*.

▲ **FOLD AND DETACH HERE** ▲

V04769-P85891-Z84258

PROXY **PROXY**

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARRIOTT INTERNATIONAL, INC.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S), OR IF NO DIRECTION IS INDICATED, "FOR" EACH DIRECTOR NOMINEE IN ITEM 1, "FOR" ITEMS 2, 3 AND 5, FOR "1 YEAR" IN ITEM 4, AND "AGAINST" ITEMS 6 AND 7, AND IT WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED.

The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2022. The undersigned further hereby appoint(s) David S. Marriott and Anthony G. Capuano, and each of them, with power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marriott International, Inc. (the "Company") Class A common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 12, 2023 beginning at 8:30 a.m. Eastern Time via live audio webcast at www.virtualshareholdermeeting.com/MAR2023, or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Item 1 becomes unable to serve or for good cause will not serve), with all powers which the undersigned would possess if present at the Annual Meeting.

If the undersigned has voting rights with respect to shares of Company Class A common stock under the Marriott Retirement Savings Plan or the Marriott International, Inc. Puerto Rico Retirement Plan, the undersigned hereby direct(s) the trustee of the plan to vote shares equal to the number of share equivalents allocated to the undersigned's accounts under the plan in accordance with the instructions given herein. The trustee will vote shares for which it does not receive instructions by 11:59 PM Eastern Time, Tuesday, May 9, 2023, in the same proportion that it votes the shares for which it received timely instructions from other participants in the plan.

(Continued and to be marked, dated and signed, on the other side)